AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998

                                                      REGISTRATION NO. 333-59219

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1

                                       TO

                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           WHO? VISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                3577                          65-0768968
(State or other jurisdiction
             of
      incorporation or                (Primary Standard Industrial           (I.R.S. Employer
       organization)                     Classification Code No.)           Identification No.)

                             100 NORTH POINTE DRIVE
                             LAKE FOREST, CA 92630
                                 (949) 837-5353
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                         ALEXANDER G. DICKINSON, PH.D.
                            CHIEF EXECUTIVE OFFICER
                           WHO? VISION SYSTEMS, INC.
                             100 NORTH POINTE DRIVE
                             LAKE FOREST, CA 92630
                                 (949) 837-5353
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                        Copies of all communications to:


      JAMES A. OUNSWORTH, ESQ.              N. JEFFREY KLAUDER, ESQ.            WALTER J. MOSTEK, JR., ESQ.
    SAFEGUARD SCIENTIFICS, INC.           MORGAN, LEWIS & BOCKIUS LLP            DRINKER BIDDLE & REATH LLP
     800 THE SAFEGUARD BUILDING              2000 ONE LOGAN SQUARE                  1000 WESTLAKES DRIVE
        435 DEVON PARK DRIVE               PHILADELPHIA, PENNSYLVANIA                    SUITE 300
     WAYNE, PENNSYLVANIA 19087                     19103-6993                 BERWYN, PENNSYLVANIA 19312-2409
           (610) 293-0600                        (215) 963-5694                        (610) 993-2200


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ X ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1998

P R O S P E C T U S
                                6,825,000 SHARES

                           WHO? VISION SYSTEMS, INC.

                                  COMMON STOCK
             (AND RIGHTS TO ACQUIRE UP TO 6,500,000 OF SUCH SHARES)
                            ------------------------


     Who? Vision Systems, Inc. is granting at no cost to the holders of common shares of Safeguard Scientifics, Inc. transferable rights to purchase shares of our Common Stock. Safeguard stockholders will receive one right for every five
Safeguard common shares that they own as of                 , 1998. Each right
will entitle the holder to purchase one share of our Common Stock at an exercise price of $5.00 per share. We will offer up to 6,500,000 shares of our Common Stock in the rights offering. If any shares remain unsubscribed for after the rights offering, the underwriters will purchase all such shares pursuant to a standby underwriting agreement.


     Certain of our existing stockholders will be selling an additional 325,000 shares of our Common Stock to certain persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.

     The exercise period for the rights will expire at 5:00 p.m., New York City
time, on                      , 1998. You may only exercise your rights if you
purchase at least 20 shares of our Common Stock through such exercise.

                                                        (Continued on next page)
                            ------------------------

     YOU SHOULD CAREFULLY CONSIDER THE INFORMATION REGARDING THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK AND RIGHTS THAT ARE DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      |    ASSUMED   |   UNDERWRITING  |   UNDERWRITING   |                  |
                      |   EXERCISE   |     DISCOUNT    | DISCOUNT PAID BY |     PROCEEDS     |   PROCEEDS TO
                      |      AND     |   PAID BY THE   |     SELLING      |      TO THE      |   THE SELLING
                      |  OFFER PRICE |     COMPANY     |   STOCKHOLDERS   |     COMPANY      |   STOCKHOLDERS
                      |              |    Min. $0.15   |    Min. $0.15    |    Max. $4.85    |    Max. $4.85
Per Share............ |     $5.00    |    Max. $0.35   |    Max. $0.35    |    Min. $4.65    |    Min. $4.65
                      |              | Min.  $ 975,000 |  Min.  $48,750   | Max. $31,525,000 | Max. $1,576,250
Total................ |  $34,125,000 | Max. $2,275,000 |  Max.  $48,750   | Min. $30,225,000 | Min. $1,576,250
                      |              |                 |                  | Max. $31,525,000 |
Total with Over-      |              | Min.  $ 975,000 |  Min. $276,250   |       Min.       | Max. $4,598,750
  Allotment.......... |  $37,375,000 | Max. $2,275,000 |  Max. $276,250   |    $30,225,000   | Min. $4,598,750


     The minimum underwriting discount assumes that all rights granted in the rights offering are exercised and reflects the payment of a financial advisory fee to the underwriters equal to 3% of the exercise price on the 6,825,000 shares sold in this offering. In such a case, the minimum underwriting discount would yield the maximum proceeds to us. The maximum underwriting discount assumes that none of the rights granted in the rights offering are exercised and reflects the payment of an underwriting discount of 4% of the exercise price on the 6,500,000 shares which would then be purchased by the underwriters plus an additional 3% financial advisory fee on all of the 6,825,000 shares offered hereby. In such a case, the maximum underwriting discount would yield the minimum proceeds to us.

     The last row of the table assumes that the underwriters have exercised their option granted by the selling stockholders to purchase an additional 650,000 shares of our Common Stock. The exercise of the over-allotment option would yield additional proceeds to the selling stockholders and would require the payment by the selling stockholders of both a 4% underwriting discount and a 3% financial advisory fee on such shares.


ROBERT W. BAIRD & CO.                               JANNEY MONTGOMERY SCOTT INC.
        INCORPORATED

              THE DATE OF THIS PROSPECTUS IS                , 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OR AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE VISION IN
PERSONAL IDENTIFICATION


[ARTWORK]


PLACE...

your finger on the Tactile SenseTM-enabled identification device peripheral. The trade-marked design comfortably guides your finger to ensure consistent placement and enables a reliable match.


                     PAUSE...

                     a few moments as the patent-pending Tactile SenseTM
                     sensor converts your finger's electric field into a digital
     [ARTWORK]       representation of your print and the patented software
                     matches this image. Listen as the software welcomes you into the system, or instructs you to visit the IS manager for authorization.



               ENTER...

               your corporate network or the world of electronic com-
               merce through your home PC with the assurance that no
[ARTWORK]      one has gained unauthorized access to your proprietary
               data, or made financial transactions from your personal accounts. Secure files in your own private space. And one more thing: Go ahead and forget your passwords!



                                                                 [LOGO]

(Continued from cover page)


     Once you exercise a right and we accept the exercise, you may not withdraw the exercise. The shares of our Common Stock that are sold in the rights offering will come from the shares being issued by us. If shares remain unsubscribed for after the end of the rights exercise period, the first 300,000 of such shares will be offered by us to certain other persons. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. All shares not purchased by such persons after this offer and all unsubscribed shares in excess of 300,000 will be purchased by the underwriters pursuant to a standby underwriting agreement.

     There is no minimum number of shares that must be subscribed for in the rights offering for it to be completed. The number of rights that will be granted to the holders of Safeguard common shares is based upon the number of
Safeguard common shares that are outstanding on                , 1998. If there
are fewer than 32,500,000 Safeguard common shares outstanding on
               , 1998, we will grant fewer than 6,500,000 rights in the rights offering. If fewer than 6,500,000 rights are granted, we will offer the shares subject to the rights which were not granted to Safeguard stockholders to certain persons selected by us at a purchase price of $5.00 per share. In any event, all of the 6,500,000 shares of our Common Stock offered in the rights offering will be sold. However, this offering may be canceled by the underwriters if certain conditions are not satisfied. In that event, if you have made any payments to the rights agent, ChaseMellon Shareholder Services, L.L.C., the full amount of your payments will be promptly returned to you.

     We will not receive any proceeds from the sale of shares by the selling stockholders. After the completion of this offering, the selling stockholders together will own approximately 28.8% of our Common Stock.


     We have filed a Registration Statement with the SEC covering the rights and the shares of Common Stock. Before this offering, our Common Stock has not been listed on any stock exchange or The Nasdaq Stock Market. We have filed an application to have the rights and our Common Stock approved for quotation on the Nasdaq National Market under the symbols "WHOVR" and "WHOV," respectively, and our Common Stock approved for quotation on the Nasdaq National Market on a when-issued basis during the rights exercise period under the symbol "WHOVV."


     The underwriters may engage in transactions involving the rights and the Common Stock during and after the rights exercise period. As a result, the underwriters may realize profit in addition to the underwriting compensation received for their participation in this offering. If there are shares of Common Stock that are not purchased pursuant to the exercise of rights before the rights expiration date, the underwriters will be obligated to purchase all of the remaining shares from us. We expect that we will deliver any remaining
shares on or about                , 1998 at the offices of Robert W. Baird & Co.
Incorporated in Milwaukee, Wisconsin.


     After this offering, we intend to send to all of our stockholders annual reports containing financial statements that have been examined and reported upon with an opinion expressed by the Company's independent auditors.

     We have filed an application to register TactileSense(Trademark) as a trademark with the U.S. Patent and Trademark Office. All other product names referred to herein are the property of their respective owners.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING INITIATING BIDS OR EFFECTING PURCHASES ON THE NASDAQ NATIONAL MARKET FOR THE PURPOSE OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the underwriters' over-allotment option, (ii) assumes an exercise price of $5.00 per share and
(iii) assumes conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the "Preferred Stock") into shares of Common Stock. Unless the context otherwise indicates, Who? Vision Systems, Inc. is referred to herein as "Who? Vision" or the "Company."


                                  THE COMPANY


     Who? Vision develops fingerprint identification technologies that enable individuals to electronically authenticate their identities to access digital networks and consumer products. The burgeoning use of the Internet, e-commerce and computer networks is placing increasing importance upon network security. In particular, the ability to authenticate identity is critical to safeguard against unauthorized transactions and data access. The Company has designed and developed TactileSense(Trademark), a proprietary fingerprint identification technology, which enables it to create highly reliable, compact and cost-effective authentication products. The Company believes that TactileSense will enable the widespread integration of fingerprint identification devices into numerous commercial mass market products.

     The Company is focusing its initial commercialization efforts for its TactileSense products on the computer network security market. According to an April 1998 report by Dataquest, a technology market research firm, the worldwide installed base of personal computers and office workstations ("PCs") totaled more than 270 million in 1997, with new computer purchases exceeding 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. Today, the most common means for identifying individuals in computer network applications are personal identification numbers ("PINs") and passwords. However, these methods are inherently insecure, as they are easy to guess or difficult to remember and consequently are often written down, subjecting them to theft. In addition to providing only limited security, PINs and passwords are also costly to administer. A February 1998 study by Forrester Research, Inc. indicated that more than 40% of all help desk calls involve resetting passwords for employees and estimated that elimination of these calls can save several hundred dollars per user annually. The Company believes that its TactileSense based fingerprint identification system is both simpler and less costly to support than PIN and password-based systems. TactileSense products will be sold (i) as separate attachments to existing PCs, (ii) as value-added product features embedded into newly manufactured PC keyboards, mice and other peripherals or (iii) directly to PC manufacturers for inclusion as a base or optional product feature. The Company believes that initial demand within the computer network security market will come from the healthcare and financial services industries in identity-sensitive applications such as securing access to patient medical records and on-line banking transactions.

     Who? Vision has formed, and intends to form, strategic alliances with companies possessing leading technology, manufacturing and distribution capabilities in order to maintain its focus on advancing its fingerprint identification technology and expedite its entry into selected markets. The Company has entered into a strategic alliance with Koninklijke Philips Electronics N.V., a leading worldwide manufacturer of a broad range of consumer electronic products, and certain of its affiliates (collectively, "Philips") under which the Company has received access to a broad range of patents and intellectual property related to certain fingerprint sensor and flat panel technologies developed by Philips. Who? Vision and Philips have also entered into an exclusive relationship to combine their respective technologies and jointly develop and manufacture fingerprint identification sensors for sale by Who? Vision to product markets worldwide. One of the benefits of this alliance is the expected development and manufacture of an extremely thin (less than 1/8 inch) and cost-effective fingerprint sensor that can be incorporated into a variety of computer and consumer product devices, such as laptops and cellular phones. In connection with this alliance, Philips received 3.7 million shares of Who? Vision Series C Preferred Stock.

     In addition, Who? Vision has entered into strategic alliances with SPOT Technology, Inc. and SPOT, Inc. (collectively, "SPOT"), subsidiaries of Mag Technology Co., Ltd. ("MAG"), and Silitek Corporation ("Silitek") for the high-volume manufacture and distribution of certain of its TactileSense fingerprint sensors. Based in Taiwan, MAG is a leading computer monitor manufacturer, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. Silitek is a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computers, Inc., Hewlett-Packard Company and Compaq Computer Corporation.

     Who? Vision believes that its fingerprint identification technology possesses attributes that collectively give it a competitive advantage over alternative technologies and will allow it to be incorporated into numerous commercial applications. These attributes include:

o LOW COST. The TactileSense technology's low material cost and relatively simple manufacturing process enable it to be produced and sold at a price point that will promote widespread commercial adoption.

o SMALL SIZE. The TactileSense device's small size will enable it to be incorporated into numerous commercial applications, including computer peripherals such as keyboards and mice, and directly into laptop computers and cellular phones.


o HIGH RELIABILITY MATCHING. The TactileSense technology effectively overcomes fingerprint image problems caused by dry skin and extraneous ambient light sources.


o ANTI-FRAUD CAPABILITY. The TactileSense technology is capable of consistently distinguishing real fingers from artificial replicas that can fool existing optical fingerprint sensors.

o DURABILITY. The TactileSense technology utilizes a protective polymer material to ensure its durability. Additionally, TactileSense's sensor components do not come into contact with the finger surface, thereby avoiding exposure to electrostatic discharge which can cause damage to direct-contact silicon-based sensors.


o LOW POWER CONSUMPTION. The ability to operate without an external light source and to enter into a low power "idle" mode allows TactileSense products to be energy efficient and therefore makes it advantageous for power sensitive applications such as laptop computers and cellular phones.


     While the Company intends to focus its initial commercialization efforts on the computer network security market, the attributes of the TactileSense technology also enable its incorporation into a wide variety of other products. Examples of these applications include integrating fingerprint sensors with cellular phones, television remote controls and point-of-sale credit card or smart card readers. The Company believes these markets will be significant and intends to devote time and resources to developing these application markets, with its focus on those that it considers to possess high-value and involve early technology adopters.


     The Company was incorporated in the State of Delaware on June 30, 1997. From May 1, 1997 through June 29, 1997, the Company operated as a division of XL Vision, Inc. ("XL Vision"). The Company's principal executive offices are located at 100 North Pointe Drive, Lake Forest, California 92630 and its telephone number is (949) 837-5353.
                                       4

                                  THE OFFERING

Description of the Rights Offering..If you hold Safeguard common shares on
                                             , 1998, you will receive one right
                                    to purchase our Common Stock for every five
                                    Safeguard common shares you own. Fractional rights will be rounded up to the next whole number in determining the number of rights to be issued to Safeguard stockholders. Each right entitles you to purchase one share of our Common Stock at a purchase price of $5.00. You must own at least 20 rights to be eligible to exercise your rights. In other words, if you own fewer than 96 Safeguard common shares, you will receive fewer than 20 rights and you will not be eligible to exercise your rights unless you purchase additional rights in the market. We are offering up to 6,500,000 shares of our Common Stock for purchase through the exercise of rights.

The Exercise Price of the Rights....If you wish to exercise your rights to purchase our Common Stock, the purchase
                                    price will be $5.00 per share of Common
                                    Stock.

When You Can Exercise Your
  Rights............................The rights will only be exercisable from the
                                    period beginning on          , 1998 and
                                    ending on          , 1998 at 5:00 p.m., New
                                    York City time.

How Your Rights Will be
  Evidenced.........................You will receive certificates that represent your transferable rights.

Offer of Unsubscribed Shares to
  Other Purchasers..................We will offer the first 300,000 unsubscribed shares in the event that not all of the
                                    rights are exercised and any shares of
                                    Common Stock subject to rights that were not distributed to certain persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.


Obligations of the Underwriters.....The underwriters will purchase any shares offered in the rights offering that have not
                                    been purchased through the exercise of
                                    rights and have not otherwise been sold by
                                    us by          , 1998 at the exercise price,
                                    less a 4% underwriters' discount and a 3% financial advisory fee. The underwriters will then offer these shares to the public.

Number of Shares of Common Stock
  Offered in the Rights Offering....We will be selling the 6,500,000 shares offered in the rights offering.

Offer of Direct Shares to Direct
  Purchasers........................The selling stockholders are offering up to
                                    325,000 shares of our Common Stock to
                                    certain persons selected by us. These
                                    persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.


Common Stock to be Outstanding
  After the Offering................After this offering, 25,081,704 shares of
                                    Common Stock will be outstanding and 972,425 shares will be issuable upon the exercise of stock options outstanding as of October 15, 1998 (at a weighted average exercise price of $2.08 per share).

How We Intend to Use the Proceeds...We will use approximately $6.5 million of the money received from the sale of our
                                    shares to repay in full our outstanding debt to XL Vision, approximately $6.0 million for continued product development prior to commercialization, approximately $2.3 million to complete the development of certain components and the transfer of technology related to the Philips alliance and the remainder for working capital, including ongoing product development and sales and marketing, general corporate purposes and capital expenditures. We will not receive any proceeds from the sale of shares by the selling stockholders.


Nasdaq National Market Symbols......During the period in which you can exercise your rights, the rights will trade on the Nasdaq National Market under the symbol "WHOVR" and the Common Stock will trade under the symbol "WHOVV" on a when-issued basis. After the expiration of the rights period, the Common Stock will trade under the symbol "WHOV."

                         SUMMARY FINANCIAL INFORMATION


                                                PERIOD FROM        PERIOD FROM
                                                MAY 1, 1997       JUNE 30, 1997
                                                (INCEPTION)      (INCORPORATION)       NINE MONTHS
                                                  THROUGH            THROUGH              ENDED
                                               JUNE 29, 1997    DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                               -------------    -----------------   ------------------
                                                (DIVISIONAL                            (UNAUDITED)
                                               OPERATIONS(1))
STATEMENT OF OPERATIONS DATA:
  Revenue...................................     $      --         $        --         $         --
  Cost of revenue...........................            --                  --                   --
  Operating expenses:
     Selling, general and administrative....       123,940           1,440,406            2,803,137
     Research and development...............        58,804           1,540,950            3,209,658
     In-process research and
        development(2)......................            --                  --           29,000,000
        Total operating expenses............       182,744           2,981,356           35,012,795
  Interest expense..........................         1,216              74,499              366,041
                                                 ---------         -----------         ------------
  Net profit (loss).........................     $(183,960)        $(3,055,855)        $(35,378,836)
                                                 =========         ===========         ============
  Net profit (loss) subsequent to
     incorporation(1).......................                       $(3,055,855)        $(35,378,836)
                                                                   ===========         ============
  Net profit (loss) per common share
     subsequent to incorporation:(1)(3)
        Basic...............................                       $     (2.46)        $      (6.97)
                                                                   ===========         ============
        Diluted.............................                       $     (2.46)        $      (6.97)
                                                                   ===========         ============
  Weighted average number of common shares
     outstanding............................                         1,241,467            5,076,980

                                                                       AS OF SEPTEMBER 30, 1998
                                                                --------------------------------------
                                                                     ACTUAL           AS ADJUSTED(4)
                                                                -----------------   ------------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
  Cash.......................................................      $     9,405         $ 22,558,022
  Capitalized offering costs.................................          216,356                   --
  Total assets...............................................        1,099,045           23,431,306
  Total indebtedness(5)......................................        6,526,383                   --
  Equity purchase option(6)..................................        3,000,000                   --
  Total stockholders' equity (deficit).......................       (9,783,321)          22,291,679


------------------
(1) Prior to June 30, 1997, the Company operated as a division of XL Vision. See
    Note 1 of the Notes to Financial Statements.


(2) Includes a one-time $10.0 million fee payable for the transfer of technology from XL Vision and $19.0 million in costs associated with the technology purchased from Philips during the nine months ended September 30, 1998. See Notes 10 and 11 of the Notes to Financial Statements.


(3) See Note 2 of the Notes to Financial Statements for information concerning the calculation of net profit (loss) per common share.


(4) Adjusted to give effect to the sale by the Company of 6.5 million shares of Common Stock, the receipt of approximately $29.1 million in net proceeds from this offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2.3 million and estimated offering expenses of approximately $1.2 million (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters), and the application of the proceeds as set forth in "Use of Proceeds."

(5) Represents outstanding indebtedness owed to XL Vision as of September 30, 1998.

(6) Represents a provision to repurchase 600,000 shares of Series C Preferred Stock. This repurchase provision expires upon the earlier of the completion of this offering or March 31, 1999. See Note 11 of the Notes to Financial Statements.

                                  RISK FACTORS

     An investment in the shares of Common Stock and the rights offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as the other information in this Prospectus, before investing in the shares of Common Stock and rights offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.


DEVELOPMENT STAGE COMPANY WITH LIMITED OPERATING HISTORY; UNCERTAINTY OF OPERATING RESULTS

     The Company is a development stage enterprise, has no commercialized products or revenues and has a limited operating history. Since the inception of the Company's operations in May 1997 as a division of XL Vision through September 30, 1998, the Company has incurred losses totaling approximately $38.6 million, including a one-time $10.0 million fee related to the purchase of the TactileSense technology from XL Vision and $19.0 million for technology purchased from Philips. To date, the Company has not made any commercial sales of its products and has never successfully marketed a product. The Company does not anticipate that it will realize any material commercial revenues before the first half of 1999 and, therefore, will continue to incur losses for the foreseeable future. The Company's prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. The Company's success will depend on many factors, including, but not limited to, the timing and rate of adoption of fingerprint identification technologies in markets targeted by the Company, the demand for the Company's products, the degree of competition faced by the Company and the Company's ability to enter into and maintain additional strategic relationships. To address these risks, the Company must, among other things, successfully introduce products and enhancements to products, respond to competitive developments and attract and retain qualified personnel. There can be no assurance that the Company will succeed in addressing any or all of these risks, or that the Company will achieve profitable operations at any time in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     If the Company is successful in achieving revenues, the Company's operating results may vary substantially and may continue to fluctuate due to a number of factors, including the timing, size and nature of the orders for the product; the market acceptance of new products and product enhancements by the Company or its competitors; product and price competition; the relative proportions of revenues derived from different channels of distribution; changes in the Company's operating expenses; foreign currency exchange rates; and general fluctuations in economic conditions. Once revenues begin, the timing, size and nature of individual orders are important factors in the Company's quarterly results of operations. Because orders for the Company's products may involve review, validation and adoption of new technologies, the sales cycles for certain transactions may be lengthy and unpredictable. Due to these and other factors related to the transition of a development stage company to commercial operations, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and that results in any particular quarter will not necessarily be indicative of future performance. Future revenues, if any, and results of operations may vary substantially from quarter to quarter. In future quarters, the Company's results may be below expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.


DEPENDENCE UPON NEW AND UNCERTAIN MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE


     All of the Company's revenues for the foreseeable future are anticipated to be derived from fingerprint identification products. These products represent new technologies, which have not gained widespread commercial acceptance. To date, fingerprint identification products have only been used in limited applications. The expansion of the markets for the Company's products depends on a number of factors, including the cost and reliability of the Company's and its competitors' products, the degree to which a percentage of the population will not be able to use these products, the public perception of the benefits of these products relative to their intrusiveness and customer satisfaction. Public objections have been raised to the use of biometric identification products for some applications on civil liberties grounds. The Company's future success is dependent upon the development and expansion of markets for biometric fingerprint identification products both domestically and internationally. There can be no assurance that markets will develop for the Company's products. Even if markets develop for biometric fingerprint identification products, there can be no assurance that the Company's products will gain wide market acceptance. A number of factors may affect the market acceptance of the Company's products, including the performance and price of the Company's products compared to competitive products or technologies, the adoption of an industry standard for fingerprint identification applications related to computer network security, the ability of the Company to develop technological innovations and the success of marketing efforts by the Company's partners. If the markets for the Company's products fail to develop or develop more slowly than anticipated or if the Company's products fail to gain wide market acceptance, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business -- Markets."


DEPENDENCE ON PRODUCT INTRODUCTIONS AND TECHNOLOGICAL INNOVATIONS


     The Company's future success will depend upon its ability to develop, introduce and achieve market acceptance of its products on a timely basis that keeps pace with technological developments, emerging industry standards and evolving customer requirements. The development of new, technologically-advanced products and product enhancements is a complex, costly and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Any failure by the Company to anticipate or adequately respond to technological developments or end-user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, financial condition and results of operations. The development cycle for the Company's new products may be significantly longer than the Company's historical product development cycle or than that anticipated by the Company, resulting in higher development costs or a loss in market share. If the Company is unable, for technological or other reasons, to develop, introduce and sell its products in a timely manner, the Company's business, financial condition and results of operations will be materially adversely affected. For instance, the failure to develop Philips' technology in accordance with certain milestones and specifications set forth in the agreements with Philips could result in the termination of the exclusive license to use such technology, resulting in the Company holding only a non-exclusive license to use Philips' technology. In addition, because a number of the Company's fingerprint identification products will be incorporated into systems marketed by other companies, or will be co-marketed together with other products sold by other companies, the failure to introduce products in a timely manner may cause such companies to seek alternative suppliers or marketing partners. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace the Company's products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, new product introductions may contribute to fluctuations in quarterly operating results or result in the early obsolescence of the Company's products. If the Company's products have reliability or quality problems, the Company may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense. There can be no assurance that the Company will be successful in developing and marketing products or product enhancements on a timely basis, if at all, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any of its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance.

NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS


     The Company does not intend to establish its own manufacturing capabilities and will depend initially on third parties for distribution capabilities. A significant business strategy of the Company is to enter into strategic or other similar collaborative relationships for the manufacture, marketing and distribution of its products. The Company has also established strategic relationships in connection with the acquisition of technology it believes will lead to the development of new and better products. There can be no assurance that the Company will be able to enter into or maintain strategic relationships on commercially reasonable terms, if at all. If the Company is unable to enter into strategic relationships or maintain its strategic relationships, it will be required to devote substantially greater resources than anticipated to the manufacture, distribution, sale and marketing of its products. Furthermore, as a result of the Company's emphasis on these relationships, the Company's success will depend on the ultimate success of the other parties to such relationships, and there can be no assurance that such parties will be able to perform their obligations to the Company's expectations. In addition, there can be no assurance that the other parties to the Company's manufacturing and distribution relationships will not reduce their commitments to the Company at any time in the future. Failure of one or more of the Company's strategic relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances."


     In addition, the Company or its distribution partners will be required to enter into and maintain strategic relationships with software companies for software to be integrated with the Company's products or to develop software packages on their own. There can be no assurance that the Company or its distribution partners will be able to enter into or maintain strategic relationships with companies for such software. The failure to enter into such relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances."

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology and to obtain and enforce patents on the Company's technology. In addition, the Company has acquired the right to use certain intellectual property from Philips which it believes it will be able to employ in the development of future products. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures, exclusive licensing and contractual provisions to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose the Company's proprietary technology. The Company applied for three patents with the U.S. Patent and Trademark Office, one on July 30, 1998 and two on September 5, 1998, regarding certain aspects of the Company's fingerprint imaging technology and its integration into PCs. The Company believes that approval of such patents, if granted, will be received not later than December 31, 2000. The Company has also filed foreign patent applications that correspond to the U.S. patent applications. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology. The failure to obtain meaningful protection for its proprietary technology would cause the Company to reconsider its business plan and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The computer manufacturing and software industry has experienced a significant amount of litigation regarding patents and other proprietary rights. Any claims of infringement by third parties, with or without merit, relating to intellectual property owned or licensed by the Company, could be time-consuming, resulting in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. A determination that the Company is infringing the proprietary rights of others could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Technology."


COMPETITION


     Although the biometric identification product industry has yet to fully develop, the Company anticipates that it will be characterized by intense competition. The Company will generally compete with producers of both non-biometric and biometric methods of restricting access. Non-biometric methods of restricting access, such as keys, tokens, PINs and passwords, will initially compete with the Company's devices. The Company will compete more directly with other biometric methods of restricting access, such as signature verification, voice recognition, iris recognition, facial recognition, hand geometry recognition and retinal scanning, all of which are currently being marketed. Companies that develop and distribute fingerprint identification devices, such as American Biometric Company, Digital Persona, Inc., Harris Corporation, Identicator, Inc., Identix Incorporated, Siemens AG, ST Microelectronics N.V., Thomson-CSF and Veridicom, Inc., will compete directly with the Company. The Company will face additional competition from other established and emerging companies in each market in which the Company intends to compete. Many of the Company's present and potential competitors have longer operating histories and significantly greater financial, marketing and research resources than those of the Company. The Company expects competition to increase as other companies introduce additional and more competitive products. In order to compete effectively in this environment, the Company must continually be able to develop and market new and enhanced products and market those products at competitive prices. There can be no assurance that the Company will be able to compete effectively in the markets in which it intends to enter. See "Business -- Competition."


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     An integral part of the Company's business strategy is to form strategic alliances for the manufacture and distribution of its products with third parties, including foreign corporations. Two of the Company's strategic partners are located in the Pacific Rim. See "Business -- Strategic Alliances." Several countries in this region have recently experienced currency devaluation and/or reduced access to credit. There can be no assurance that the effect of this economic condition on the Company's strategic partners, or the exposure to variations in the respective value of the currency of all of the Company's international partners with that of the U.S. dollar, will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to market and sell its products internationally and, therefore, the sale of its products may be regulated by foreign governmental agencies. The Company does not know the impact of such regulation, if any, on the Company, and there can be no assurance that foreign regulation will not have a material adverse effect on the Company's ability to sell its products in such countries. Additionally, the Company's products are subject to restrictions on export to foreign countries. These restrictions require the Company to obtain a validated export license prior to the sale of its products to purchasers in such countries, thereby making many of the Company's sales to foreign countries subject to the approval of the U.S. Department of Commerce. There can be no assurance that the U.S. Department of Commerce will not mandate more restrictions in the future towards the Company's products or, due to the political or diplomatic climate or for human rights reasons, impose additional restrictions on exports to one or more countries where the Company desires to sell its products. Such a change could adversely affect the Company's ability to sell its products in such countries, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

RISKS ASSOCIATED WITH IMPLEMENTATION OF LARGE SCALE MANUFACTURING CAPABILITIES

     The Company plans to market its products for potentially large volume commercial applications, such as computer network security. The Company is relying on strategic partners for the manufacture and assembly of its products. As a result, the Company's manufacturing partners may be required to fulfill large orders in a short period of time and to implement measures in their manufacturing processes to decrease product costs. The Company's manufacturing partners have not yet demonstrated the ability to manufacture the Company's products on a large scale. There can be no assurance that the Company's manufacturing partners will be able to establish large scale manufacturing and assembling capacity sufficient to fulfill large orders and to decrease manufacturing costs or that the quality of such high volume products will meet customer requirements. Any failure by the Company's manufacturing partners to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "Business -- Strategic Alliances."

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY


     The TactileSense material, the silicon image sensor, the glass image sensors and certain custom silicon chips used in the Company's products are obtained by the Company or the Company's manufacturing partners from a single source or a limited group of suppliers. Specifically, the glass image sensors used in the Company's products are manufactured exclusively by Philips. The partial or complete loss of certain of these sources or the delay in receiving supplies from these sources could result in delays in manufacturing and shipping of products to customers and require the incurrence of development, re-tooling and other costs to establish alternative sources of supply. If the Company is required to seek alternative suppliers, there can be no assurance that the Company will be able to obtain such components within the time frames and cost parameters required by the Company, if at all.


     Any delays resulting from the failure of suppliers to deliver components on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Technology" and "Business -- Manufacturing."

RISKS OF PRODUCT DEFECTS AND FAILURE TO MEET PERFORMANCE CRITERIA; PRODUCT LIABILITY RISK

     Complex products such as those to be offered by the Company may contain undetected or unresolved defects or may fail initially to meet customers' performance criteria when first introduced or as new versions are released. There can be no assurance that defects or performance flaws will not be found in products or versions of products following commercial release or that performance failures will not result, causing loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall. In addition, the failure of products to meet performance criteria could result in delays in recognition of revenue and higher operating expenses during the period required to correct any such defects. There is a risk that, for unforeseen reasons, the Company may be required to repair or replace a substantial number of products in use or to reimburse persons for products that fail to work or meet strict performance criteria. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not carry, nor is it intending to procure in the foreseeable future, product liability insurance. The assertion of product liability claims against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS RELATED TO THE YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions or engage in similar normal business activities. The Company is in the process of working with its software vendors to ensure that the software that the Company has licensed will operate properly in the year 2000 and beyond. Additionally the Company is working with its strategic partners and suppliers to determine the extent to which such third parties' systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. Any Year 2000 compliance problems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


DEPENDENCE ON KEY PERSONNEL


     The Company's success depends on the continued service of key management, sales, operations and technical personnel, including Alexander G. Dickinson, the Company's Chief Executive Officer, and on its continued ability to attract, retain and motivate such personnel. The Company has not obtained key man insurance policies for, and has not entered into employment contracts with, any of its personnel. The competition for qualified management, sales, operations, and technical personnel is intense, and there can be no assurance that the Company can retain its key personnel or attract other highly qualified personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."


LIMITED HISTORY OF MANAGEMENT TEAM


     Of the senior executives of the Company, only the Chief Executive Officer has been employed by the Company since its incorporation in June 1997. Other members of the Company's senior management have a more limited history with the Company. As a result, the Company's senior management has only worked together as a team for a short period of time. There can be no assurance, therefore, that the Company's senior management will establish an effective working relationship that will facilitate the successful implementation of the Company's business plan. See "Management."


RISKS ASSOCIATED WITH RAPID GROWTH

     To date, the Company has largely been dependent upon XL Vision for accounting, management and administrative resources. The Company is currently in the process of establishing its own corporate infrastructure. If the Company is successful in implementing its business strategy, it may experience a period of rapid growth and expansion which could place significant additional demands on the Company's corporate infrastructure. The failure by the Company's management team to manage this potential growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO GOVERNMENT REGULATION

     Third-party software bundled with the Company's fingerprint identification technologies could contain cryptographic technology which is subject to export controls under U.S. law and applicable foreign government restrictions. All cryptographic products require export licenses from either the U.S. State Department, acting under the authority of the International Traffic in Arms Regulation, or the U.S. Department of Commerce, acting under the authority of the Export Administration Regulations. The U.S. government generally limits the export of software with encryption capabilities to mass marketed software with limited key sizes, which could affect the Company's international competitive position or results of operations.

     The Director of the U.S. Federal Bureau of Investigation has asked Congress to enact legislation that would require manufacturers of encryption products to incorporate key escrow and recovery capabilities into their products for both domestic and international use, thereby allowing law enforcement officials to gain access to decryption keys for the purposes of decoding messages relating to illegal activities, subject to constitutional due process safeguards. There can be no assurance that this or other similar measures will not in the future become law in the United States or other countries, and the Company cannot predict what effect any such law would have on its domestic or international competitive position or on its business, financial condition and results of operations.


     In addition, states may enact legislation which restricts the use and dissemination of data derived from biometric products, which could have a material adverse effect on the Company's ability to commercialize its products in such markets. See "Business -- Governmental Regulation."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

     Notwithstanding the receipt of the net proceeds from this offering, the Company may require additional capital to finance its growth and its marketing and research and development projects beyond the next 18 months. The Company's capital requirements will depend on many factors including, but not limited to, the demand for the Company's products and the timing of and extent to which such products achieve market acceptance, the timing of and extent to which the Company invests in new technology, the Company's general and administrative and new product development expenses, the extent to which competitors are successful in developing their own products and increasing their own market share and brand awareness, the success of the Company's strategic relationships, the costs involved in maintaining and enforcing intellectual property rights, the level and timing of revenues, the available borrowings under line of credit arrangements and other factors. To the extent that resources are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financing (including the issuance of equity securities), strategic relationships or other arrangements. The Company currently does not have any such arrangements in place. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, if at all. Strategic relationships that provide funding to the Company may require the Company to relinquish rights to certain of its technologies or products. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its development activities or license to third parties the right to commercialize products or technologies that the Company would otherwise seek to commercialize itself. After this offering, the Company will not have arrangements with any financial institution for funding. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company by its then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY PRINCIPAL STOCKHOLDERS


     After the completion of this offering, Safeguard, Philips, XL Vision, Technology Leaders II and Technology Leaders I (collectively, the "Principal Stockholders") will beneficially own approximately 20.8%, 14.8%, 6.3%, 4.8% and 4.5%, respectively, of the Company's outstanding Common Stock. In addition, officers of the Principal Stockholders will own an additional 5.8% of the outstanding Common Stock (before the exercise of any rights they may receive in this offering). Additionally, Safeguard owns approximately 55.5% of XL Vision, 3.3% of Technology Leaders I and 4.4% of Technology Leaders II. As a result, the Principal Stockholders will collectively have the voting power to substantially control the election of the Company's entire Board of Directors and all matters requiring stockholder approval. See "Management -- Executive Officers and Directors," "Management -- Certain Relationships," "Principal and Selling Stockholders," "Certain Transactions" and "Shares Eligible for Future Sale."


BROAD DISCRETION IN APPLICATION OF NET PROCEEDS


     The Company intends to use the net proceeds from this offering to repay certain indebtedness and for working capital, including product development and sales and marketing, general corporate purposes and capital expenditures. Other than the repayment of debt and continuing product development payments related to the Philips technology transfer, the Company has not specifically allocated the remaining net proceeds of approximately $14.3 million for any particular uses. Accordingly, the specific uses for a substantial portion of the net proceeds will be at the complete discretion of the Board of Directors of the Company and may be allocated from time to time based upon a variety of circumstances. There can be no assurance that the Company will deploy such funds in a manner that will enhance the financial condition of the Company. See "Use of Proceeds."

BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS


     This offering will provide significant benefits to the current stockholders of the Company, including the creation of a public market for the Common Stock and the receipt of proceeds from the sale of Common Stock in this offering by the selling stockholders. As a result, the Company's current stockholders will generally have greater liquidity with respect to their investment in the Common Stock and their holding of Common Stock will potentially have a greater value. Furthermore, the Company intends to use approximately $6.5 million of the estimated net proceeds to the Company to repay loans from XL Vision, a selling stockholder in this offering, and approximately $1.4 million to pay ongoing product development costs to Philips, a stockholder of the Company, related to the Company's joint development efforts. The Principal Stockholders and the Company's other executive officers and directors will beneficially own approximately 14.0 million shares of Common Stock after completion of this offering. Based on the exercise price of $5.00, such shares owned will have an aggregate market value of approximately $70.1 million. See "Use of Proceeds," "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."


RISKS ASSOCIATED WITH RELATED PARTY TRANSACTIONS


     The Company began operations in May 1997 as a division of XL Vision. Historically, the Company has been managed to a great extent by members of XL Vision's management and receives services from XL Vision pursuant to an administrative services agreement. After this offering, XL Vision will own approximately 6.3% of the Company's outstanding capital stock. In addition, a member of the Company's Board of Directors is also an officer and director of XL Vision. XL Vision will therefore have the ability to influence the management of the Company. In July 1998, the Company entered into a value-added reseller agreement with Integrated Visions, Inc., a subsidiary of XL Vision ("Integrated Visions"). There can be no assurance that such terms are at least as favorable as terms that the Company may have been able to negotiate for a similar agreement with an unrelated third party. In the future, the Company may enter into additional agreements with Integrated Visions or other affiliates of XL Vision. There can be no assurance that such agreements will be negotiated at arms-length or on terms at least as favorable as if they had been negotiated with unrelated third parties. See "Business -- Strategic Alliances" and "Certain Transactions."


DILUTION


     The average price per share paid upon the original issuance by the Company of Common Stock as of September 30, 1998 was $1.71. Purchasers of the Common Stock of the Company offered hereby will suffer an immediate and substantial dilution of $4.11 as of September 30, 1998 in the net tangible book value per share of the Common Stock from the exercise price of the rights and the offering price for the shares of Common Stock offered hereby. See "Dilution."


REQUIREMENTS FOR LISTING SECURITIES ON THE NASDAQ NATIONAL MARKET; APPLICATION OF THE PENNY STOCK RULES

     The Company has filed an application for listing of the Common Stock and rights (the "Listed Securities") on the Nasdaq National Market. If the Company is unable to maintain the standards for continued listing, the Listed Securities could be subject to delisting from the Nasdaq National Market. Trading, if any, in the Listed Securities would thereafter be conducted on the Nasdaq Small Cap Market. If, however, the Company did not meet the requirements of the Nasdaq Small Cap Market, trading of the Listed Securities would be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or on what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     In addition, if the Company's securities were delisted, they would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

     The Securities and Exchange Commission (the "SEC" or the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICES


     Prior to this offering, there has been no public market for the Common Stock or the rights, and there can be no assurance that an active public market will develop or be sustained. The exercise price of the rights and purchase price of the Common Stock has been determined solely by negotiations among the Company, the selling stockholders and the underwriters and does not necessarily reflect the price at which shares of Common Stock may be sold in the public market during or after this offering. See "The Offering -- Why We are Selling Shares Through a Rights Offering" for a discussion of the factors considered in determining the exercise price. The public markets, in general, have from time to time experienced extreme price and volume fluctuations, which have in some cases been unrelated to the operating performance of particular companies, and the market for biometric identification and computer network security stocks, such as the Common Stock, can be subject to greater price volatility than the stock market in general. In addition, factors such as announcements of technological innovations, new products by the Company's competitors or other third parties, potential litigation, strategic alliances of the Company's competitors, the status of the Company's patent applications, regulatory action and market conditions in the biometric identification and computer network security industries may have a significant impact on the market price of the Common Stock.


CANCELLATION OF RIGHTS OFFERING


     If the conditions precedent to the sale of shares of Common Stock to the underwriters, set forth in the standby underwriting agreement entered into by the Company, the selling stockholders and the underwriters (the "Standby Underwriting Agreement"), are not satisfied, the underwriters may elect, on or before the sixth business day after the Expiration Date (the "Closing Date"), to cancel the rights offering and the Company and the selling stockholders will not have any obligations with respect to the rights except to return, without interest, any payment received in respect of the exercise price. See "Underwriting." The Company has been advised by the NASD that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if the rights offering is not consummated.


SHARES ELIGIBLE FOR FUTURE SALE


     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding stock options will become eligible for future sale in the public market at various times. In addition to the factors affecting the stock market in general and the market for the Common Stock discussed above, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 25,081,704 shares of

Common Stock outstanding, excluding 972,425 shares of Common Stock subject to stock options outstanding as of October 15, 1998 and any stock options granted by the Company after October 15, 1998. Of these shares, the Common Stock sold by the Company and the selling stockholders in this offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). The remaining 18,256,704 shares of Common Stock (the "Restricted Shares") were sold by the Company in reliance on exemptions from the registration requirements of the Act and are "restricted securities" as defined in Rule 144 under the Act ("Rule 144") and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701 ("Rule 701") under the Act. Without considering the contractual restrictions described below, (i) 1,250 Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to volume and other resale conditions imposed by Rule 144, and (ii) 18,255,454 Restricted Shares will be eligible for future sale subject to the holding period and other conditions imposed by Rule 144. Certain restrictions on shares of Common Stock are applicable to (i) any shares of Common Stock purchased in this offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder, and (ii) the shares of Common Stock beneficially owned by the Principal Stockholders all of which, together with the shares of Common Stock beneficially owned by the directors, executive officers and certain other stockholders of the Company are subject to lock-up agreements (the "Lock-Up Agreements") and pursuant to such agreements will not be eligible for sale or other disposition until 180 days after the Expiration Date (the "Lock-Up Expiry Date") without the prior written consent of Robert W. Baird & Co. Incorporated. In addition, the Company has granted certain registration rights to its shareholders whereby they may cause the Company to register shares of Common Stock. See "Shares Eligible for Future Sale."


     It is anticipated that a registration statement (the "Form S-8 Registration Statement") covering the Common Stock that may be issued pursuant to the exercise of options awarded by the Company will be filed and become effective prior to the Lock-Up Expiry Date, and that shares of Common Stock that are so acquired or offered thereafter pursuant to the Form S-8 Registration Statement generally may be resold in the public market without restriction or limitation. Subject to the provisions of any Lock-Up Agreement, shares of Common Stock may be resold in the public market beginning 90 days after the date of this Prospectus pursuant to Rule 701(i) by persons who are not affiliates of the Company without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144 and (ii) by affiliates of the Company without compliance with the holding period requirements of Rule 144. See "Management -- Equity Compensation Plan," "Shares Eligible for Future Sale -- Stock Options" and "Underwriting."

POSSIBLE ISSUANCES OF PREFERRED STOCK

     Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. The Company has no present plans to issue any shares of preferred stock and all shares of the Company's preferred stock which are currently outstanding will be converted to Common Stock prior to the consummation of this offering. See "Description of Capital Stock -- Preferred Stock."

NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE OFFERING

WHY WE ARE SELLING SHARES THROUGH A RIGHTS OFFERING

     We have agreed with Safeguard and the selling stockholders to make a rights offering to holders of Safeguard common shares. This rights offering represents the Company's initial public offering of its securities, although it is different than a traditional public offering in that securities are directed first to Safeguard shareholders and then to the general public. We believe that this rights offering will provide several advantages over a traditional initial public offering. This type of offering gives us the opportunity to offer our Common Stock to investors who, as Safeguard shareholders, already have some knowledge of our business. Our securities will also be distributed to a broader, more stable shareholder base and underwriting discounts and commissions will be less than if we pursued a traditional initial public offering. In addition, Safeguard supports this type of rights offering because it affords its shareholders the opportunity to purchase shares before the shares are offered to the general public.


     We determined the exercise price through negotiations with the selling stockholders and the underwriters. In making this determination, we considered such factors as our future prospects and historical financial data, our industry in general and our position in the industry; market valuations of the securities of companies engaged in activities similar to ours; the quality of our management team; and the advice of our underwriters. We will also obtain two independent appraisals to further support the determination of the final exercise and offering price.


YOU CAN EXERCISE OR SELL YOUR RIGHTS

     Until             , 1998, you may purchase one share of our Common Stock
for each right you receive, or you may sell your rights in the market. However, you may not exercise rights for fewer than 20 shares of Common Stock in a single account, unless you have previously exercised rights for at least 20 shares in the same account and you provide a letter to ChaseMellon stating that you have already exercised at least 20 rights. If you hold Safeguard common shares in multiple accounts, you must meet the minimum purchase requirement for each account. You may, however, consolidate your rights into one account. If you receive fewer than 20 rights, you should consider purchasing enough additional rights to be eligible to exercise your rights or selling your rights in the market. You should consult with your regular investment advisor and carefully consider your alternatives.

IF THE NUMBER OF SAFEGUARD COMMON SHARES YOU OWN IS NOT DIVISIBLE BY FIVE

     If the number of Safeguard common shares you own is not evenly divisible by five, we will round up to the next highest whole number in calculating the number of rights that you are entitled to receive. For example, if you hold 96 Safeguard common shares, you will receive 20 rights. If you are a nominee for beneficial holders of Safeguard common shares, we will round the number of rights that you will receive based upon the amount held by each beneficial holder individually.

WHEN YOU CAN EXERCISE YOUR RIGHTS

     You can exercise your rights at any time during the period beginning on
            , 1998 and ending at 5:00 p.m., New York City time, on             ,
1998. After that date, you will not be able to exercise or transfer your rights and they will be worthless. We do not intend to honor any rights received for
exercise by ChaseMellon after             , 1998, regardless of when you sent
your rights to ChaseMellon for exercise.

HOW YOU CAN TRANSFER YOUR RIGHTS

     You may transfer all or a portion of your rights by endorsing and delivering to ChaseMellon (at the addresses set forth below) your rights certificate. You must properly endorse the certificate for transfer, your signature must be guaranteed by a bank or securities broker and your certificate must be accompanied by instructions to reissue the rights you want to transfer in the name of the person purchasing the rights. ChaseMellon will reissue certificates for the transferred rights to the purchaser, and will reissue a certificate for the balance, if any,
to you if it is able to do so before             , 1998. You will be responsible
for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of your rights. We believe that a market for the rights may develop during the period in which the rights may be exercised. To facilitate the market, we have applied with the Nasdaq National Market to have the rights approved for
quotation for the period             , 1998 through             , 1998. We have
reserved "WHOVR" as the Nasdaq symbol under which the rights will trade. If you have any questions regarding the transfer of rights, you should contact ChaseMellon at P.O. Box 3301, South Hackensack, New Jersey 07606, Attention:
Reorganization Department, telephone number (800) 223-6554.

HOW YOU CAN EXERCISE YOUR RIGHTS

     On             , 1998, ChaseMellon transferred a significant majority of
the rights to The Depository Trust Company, which, in turn, will credit the rights, in its normal course of handling this type of transaction, to the accounts of the participants (including brokers and dealers, banks, trust companies and clearing corporations) for whom it holds Safeguard common shares. The remainder will be transferred as soon as possible thereafter. You may exercise your rights by completing and signing the election to purchase form that appears on the back of each rights certificate. You must send the completed and signed form, along with payment in full of the exercise price for all shares that you wish to purchase to ChaseMellon. ChaseMellon must receive these
documents and the payment by 5:00 p.m., New York City time, on             ,
1998. We do not intend to honor any exercise of rights received by ChaseMellon after that date.

     We will, however, accept your exercise if ChaseMellon has received full payment of the exercise price for shares to be purchased through the exercise of rights and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange or the American Stock Exchange setting forth your name, address and taxpayer identification number, the number of shares you wish to purchase and guaranteeing that a properly completed and signed election to purchase form will be delivered to ChaseMellon
by 5:00 p.m., New York City time, on             , 1998. If the properly
executed documents are not received by 5:00 p.m. on             , 1998, we do
not intend to accept your subscription.

     We suggest, for your protection, that you deliver your rights to ChaseMellon by overnight or express mail courier. If you mail your rights, we suggest that you use registered mail. If you wish to exercise your rights, you should mail or deliver your rights and payment for the exercise price to ChaseMellon as follows:

         By Mail:                     By Hand:                   By Overnight:
ChaseMellon Shareholder        ChaseMellon Shareholder      ChaseMellon Shareholder
Services, L.L.C.               Services, L.L.C.             Services, L.L.C.
Reorganization Department      Reorganization Department    Reorganization Department
P.O. Box 3301                  120 Broadway -- 13th         85 Challenger Road,
South Hackensack, NJ 07606     Floor                        Mail Drop Reorg.
                               New York, NY 10271           Ridgefield Park, NJ 07660

     You must pay the exercise price in U.S. dollars by cash, check or money order payable to the "Safeguard Escrow Account." Until this offering is closed, your payment will be held in escrow by ChaseMellon, who will serve as the escrow agent of the Safeguard Escrow Account.

     ChaseMellon will deliver certificates to you representing the Common Stock
purchased through the exercise of rights by             , 1998. Until that date,
ChaseMellon will hold all funds received in payment of the exercise price in escrow and will not deliver any funds to us or to the selling stockholders until the shares of Common Stock have been issued.

     If you are a broker or depository who holds Safeguard common shares for the account of others and you receive rights certificates for the account of more than one beneficial owner, you should provide copies of this Prospectus to the beneficial owners. You should also carry out their intentions as to the exercise or transfer of their rights.

     Safeguard will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). The acceptance of subscription forms and the exercise price also will be determined by Safeguard. Alternative, conditional or contingent subscriptions will not be accepted. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities (or conditions) in the subscription of shares of Common Stock, and its interpretation of the terms (and conditions) of the rights offering shall be final and binding.

     If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not,
however, be allowed to cure any defect later than             , 1998. We are not
obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION


     If you wish to receive additional copies of this Prospectus or additional information concerning this offering, you should contact Catherine Laboe at Robert W. Baird & Co. Incorporated, telephone number (414) 298-7647 or Antony Joffe at Janney Montgomery Scott Inc., telephone number (215) 665-6191.


EXPECTED EXERCISE OF RIGHTS BY SAFEGUARD CEO

     Warren V. Musser, the Chairman and Chief Executive Officer of Safeguard, or his assignees, is expected to exercise all rights distributed to him. As a result, he (or his assignees) is expected to acquire approximately 560,000 shares of our Common Stock through the rights offering.

WHAT HAPPENS TO THE UNSUBSCRIBED SHARES

     The first 300,000 shares of Common Stock that are not subscribed for at the end of the rights exercise period will be offered at a price of $5.00 per share to persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. We expect to enter into agreements with these persons to purchase the unsubscribed shares before the end of the rights exercise period. If there are less than 300,000 unsubscribed shares at the end of the rights exercise period, the number of unsubscribed shares offered to each of these persons will be adjusted accordingly.


     To the extent that any unsubscribed shares remain unsold after the offer to these persons, the underwriters will purchase these shares pursuant to the standby underwriting agreement. The underwriters must purchase these shares no
later than             , 1998.

     In connection with this offering, the underwriters will receive a financial advisory fee of 3% of the exercise price for each share of Common Stock being offered in this offering, regardless of whether they purchase any shares in this offering. In addition, if the underwriters purchase any shares in this offering or through the exercise of certain rights that are purchased in the open market under certain circumstances, they may purchase the shares at the exercise price less an underwriting discount of 4% of the exercise price, subject to certain limitations. The underwriters will offer shares of Common Stock purchased by them to the public at prices which may vary from the exercise price. The selling stockholders have granted to the underwriters an option to purchase an additional 650,000 shares of Common Stock to cover over-allotments, if any,
during the 20-day period beginning on             , 1998. The underwriters will
be entitled to purchase these over-allotment shares at the exercise price less the 3% financial advisory fee and the 4% underwriting discount. See "Underwriting." We will not receive any proceeds from the sale of any shares of Common Stock by the selling stockholders.

     We intend to supplement this Prospectus after the rights exercise period is over to set forth the results of the rights offering, the transactions by the underwriters during the exercise period, the number of unsubscribed shares purchased, if any, and any resale transactions.


WHAT HAPPENS IF THE RIGHTS OFFERING IS CANCELED


     The underwriters have the right to cancel the rights offering if certain conditions are not satisfied or if certain circumstances exist prior to the closing date of this offering. If you exercise rights and the rights offering is canceled, ChaseMellon will promptly return to you, without interest, any payment received in respect of the exercise price and you will not receive any shares of our Common Stock. Along with the selling stockholders, we have established an escrow account with ChaseMellon to hold funds received prior to the closing date of this offering. The NASD has advised us that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if this offering is not consummated.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences affecting holders of Safeguard common shares receiving rights in this offering. In the opinion of Morgan, Lewis & Bockius LLP, the distribution of the rights by the Company to holders of Safeguard common shares more likely than not will constitute a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be subject to state or local income taxes. Because of the complexity of the provisions of the Code referred to below and because tax consequences may vary depending upon the particular facts relating to each holder of Safeguard common shares, such holders should consult their own tax advisors concerning their individual tax situations and the tax consequences of this offering under the Code and under any applicable state, local or foreign tax laws.

     Safeguard has been advised by Morgan, Lewis & Bockius LLP that, under current interpretations of case law, the Code and applicable regulations thereunder, the federal income tax consequences applicable to holders of Safeguard common shares receiving rights in this offering generally are as follows:

DISTRIBUTION OF RIGHTS TO HOLDERS OF SAFEGUARD SHARES

     The rights, representing the right to acquire shares of Common Stock from the Company, can be considered as constituting "property" within the meaning of
Section 317(a) of the Code. The federal income tax consequences of a distribution of the rights by the Company to holders of Safeguard common shares, as determined under the Code and the regulations thereunder, are as follows: (i) each noncorporate holder of Safeguard common shares will be deemed to have received a distribution from Safeguard, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the rights, as of the date of distribution, (ii) each corporate holder of Safeguard common shares (other than foreign corporations and S corporations) will be deemed to have received a distribution from Safeguard (generally taxable as a dividend subject to the dividends received deduction for corporations (generally 70%, but 80% under certain circumstances) in an amount equal to the fair market value (if any) of the rights, as of the date of distribution; and (iii) the tax basis of the rights in the hands of each holder (whether corporate or noncorporate) of Safeguard common shares will be equal to the fair market value (if any) of the rights as of the date of distribution. Because of the predominantly factual nature of determining the fair market value, if any, of the rights, Morgan, Lewis & Bockius LLP has expressed no opinion with respect to the fair market value of the rights.


     Since the fair market value of the rights will determine the amount of taxable income deemed received by the holders of Safeguard common shares, the determination of the fair market value of each right as of the date of distribution is critical. The exercise price was determined through arms-length negotiations among the Company, the selling stockholders and the underwriters. Based on these negotiations and the two independent appraisals which have been obtained, Safeguard's Board of Directors believes that the per share value of Common Stock represented by the rights at the date of the commencement of this offering approximates the exercise price and that the rights should have no value for federal income tax purposes. However, the Internal Revenue Service is not bound by this determination. See "The Offering -- Why We Are Selling Shares Through a Rights Offering."


EXERCISE OF RIGHTS

     Holders of rights, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the rights. A holder of rights who receives shares of Common Stock upon the exercise of the rights will acquire a tax basis in such shares equal to the sum of the exercise price paid under this offering and the tax basis (if any) of the holder of rights in the rights.

TRANSFER OF RIGHTS

     The transferable nature of the rights will permit a holder of rights to sell rights prior to exercise. Pursuant to Section 1234 of the Code, a rights holder who sells rights prior to exercise will be entitled to treat the difference between the amount received for the rights and the adjusted tax basis (if any) of the holder of rights in the rights as a short-term capital gain or capital loss, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him. The gain or loss so recognized will be short-term since the rights will have been held for less than 12 months.

NON-EXERCISE OF RIGHTS

     The income tax treatment applicable to holders of rights who fail to exercise or transfer their rights prior to the expiration date also is set forth in Section 1234 of the Code. Holders of rights who allow their rights to lapse are deemed under the Code to have sold their rights on the date on which the rights expire. Since upon such lapse no consideration will be received by a holder of rights, and since the rights will have been held for less than 12 months, a short-term capital loss equal to the tax basis (if any) in the rights will be sustained by the holder on such lapse, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him.

                                USE OF PROCEEDS


     The minimum net proceeds to the Company from the sale of the 6,500,000 shares of Common Stock offered by the Company are estimated to be approximately $29.1 million after deducting estimated offering expenses allocable to and payable by the Company, assuming that none of the rights granted in the rights offering are exercised and that, as a result, 6,500,000 shares of Common Stock are purchased by the underwriters pursuant to the standby underwriting agreement. Estimated offering expenses include the maximum applicable non-accountable expense allowance to the underwriters, a financial advisory fee of 3% of the exercise price and an underwriting discount of 4% of the exercise price. In the event any shares of Common Stock offered hereby are sold pursuant to the exercise of rights, the Company will not be obligated to pay the underwriting discount with respect to such shares and will, therefore, realize an amount of net proceeds greater than approximately $29.1 million. See "The Offering -- What Happens to the Unsubscribed Shares" and "Underwriting."

     The Company intends to use a portion of the net proceeds from this offering to repay in full amounts due to XL Vision. As of September 30, 1998, approximately $6.5 million was due to XL Vision. The amounts due to XL Vision under a note and a loan agreement bear interest at 7.0% and 9.5%, respectively, as of September 30, 1998 and are due in full upon the earlier of the closing of the Company's initial public offering and March 31, 2000. Of the remainder of the net proceeds, approximately $6.0 million will be used for continued product development prior to commercialization, approximately $2.3 million will be used to complete the development of certain components and the transfer of technology related to the Philips alliance and the balance will be used for working capital, including ongoing product development and sales and marketing, general corporate expenses and capital expenditures. The amounts and the timing of any such use may vary significantly depending upon a number of factors, including the Company's revenue growth, asset growth, cash flow and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. The Company currently anticipates that the net proceeds received by the Company from this offering and existing cash balances will be sufficient to satisfy its operating cash needs for at least 18 months from receipt of the proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     To date, the Company has not paid or declared any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying or declaring any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend among other things, on the Company's results of operations, cash flows and financial condition and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION


     The following table sets forth (i) the actual total capitalization of the Company as of September 30, 1998, (ii) the pro forma capitalization after giving effect to the conversion of all shares of Preferred Stock and (iii) the pro forma as adjusted capitalization to reflect the conversion of shares of Preferred Stock, the sale of 6,500,000 shares of Common Stock by the Company pursuant to this offering and the application of the estimated minimum net proceeds of approximately $29.1 million therefrom. This table should be read in conjunction with the financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                   AS OF SEPTEMBER 30, 1998
                                                          -------------------------------------------
                                                                                        PRO FORMA AS
                                                            ACTUAL      PRO FORMA(1)   ADJUSTED(1)(2)
                                                          -----------   ------------   --------------
Total indebtedness(3)...................................  $ 6,526,383   $ 6,526,383     $        --
Equity purchase option(4)...............................    3,000,000            --              --
Stockholders' equity (deficit)(5):
  Preferred Stock, par value $0.01 per share; 15,000,000
     shares authorized:
     Series A Preferred Stock, 8,300,000 shares
        designated; 8,258,881 shares issued and
        outstanding actual, and no shares issued and
        outstanding pro forma and pro forma as
        adjusted........................................       82,589            --              --
     Series B Preferred Stock, 1,400,000 shares
        designated; 1,400,000 shares issued and
        outstanding actual, and no shares issued and
        outstanding pro forma and pro forma as
        adjusted........................................       14,000            --              --
     Series C Preferred Stock, 3,800,000 shares
        designated; 3,775,000 shares issued and
        outstanding, and no shares issued and
        outstanding pro forma and pro forma
        as adjusted.....................................       37,750            --              --
  Common Stock, par value $0.01 per share; 60,000,000
     shares authorized, and 5,147,823 shares issued and
     outstanding actual, 18,581,704 shares issued and
     outstanding pro forma and 25,081,704 shares issued
     and outstanding pro forma as adjusted(5)...........       51,478       185,817         250,817
  Additional paid-in capital(5).........................   28,649,513    31,649,513      60,659,513
  Accumulated deficit...................................  (38,618,651)  (38,618,651)    (38,618,651)
                                                          -----------   -----------     -----------
     Total stockholders' equity (deficit)...............   (9,783,321)   (6,783,321)     22,291,679
                                                          -----------   -----------     -----------
        Total capitalization............................  $  (256,938)  $  (256,938)    $22,291,679
                                                          ===========   ===========     ===========

------------------

(1) Adjusted to give pro forma effect to the automatic conversion of all shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the expiration of the Company's equity purchase option upon consummation of this offering.

(2) Adjusted to give effect to the sale by the Company of 6,500,000 shares of Common Stock and the receipt and application of approximately $29.1 million in net proceeds from this offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2.3 million and estimated offering expenses of $1.2 million (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters).

(3) Represents amounts due to XL Vision.

(4) Represents the buyback provision included in the Philips agreements. See
    Note 11 of the Notes to Financial Statements.

(5) Excludes as of September 30, 1998, 901,425 shares of Common Stock issuable upon the exercise of options at a weighted average exercise price of $1.85 per share (34,333 of which were exercisable as of September 30, 1998 at a weighted average exercise price of $1.99). As of October 15, 1998, 972,425 shares of Common Stock were issuable upon the exercise of options at a weighted average exercise price of $2.08 per share (38,645 of which were exercisable at a weighted average exercise price of $1.85 as of October 15,
    1998). See "Management -- Equity Compensation Plan."

                                    DILUTION


     As of September 30, 1998, the Company had a negative net tangible book value of approximately $6.8 million or $(0.37) per share of Common Stock, after giving effect to the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less its total liabilities divided by the total number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after September 30, 1998, other than to give effect to the items described in Note (1) appearing immediately below the following table, the pro forma net tangible book value of the Company as of September 30, 1998 would have been approximately $22.3 million or $0.89 per share. This represents an immediate increase in such pro forma net tangible book value of $1.26 per share to existing stockholders and an immediate dilution of $4.11 per share to investors purchasing Common Stock at the exercise price in this offering. New stockholders that acquire Common Stock from the underwriters at a price greater than the exercise price will experience greater dilution. The following table illustrates this per share dilution in net tangible book value:

Exercise price..............................................           $5.00
  Net tangible book value per share as of September 30,
     1998...................................................  $(0.37)
  Increase per share attributable to new stockholders(1)....    1.26
                                                              ------
Pro forma net tangible book value per share as of September
  30, 1998..................................................            0.89
                                                                       -----
Dilution per share to new stockholders......................           $4.11
                                                                       =====

------------------

(1) Reflects the automatic conversion of all outstanding shares of Preferred Stock, the sale by the Company of 6,500,000 shares of Common Stock and the receipt of approximately $29.1 million in net proceeds from this offering after deducting the maximum total underwriting discount with respect to such shares of approximately $2.1 million and estimated offering expenses of $1.2 million (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters).

     The following table sets forth, on an adjusted basis as of September 30, 1998, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid upon original issuance to stockholders prior to this offering and by new investors before deducting the underwriters' compensation and estimated offering expenses:

                                    SHARES PURCHASED        TOTAL CONSIDERATION(1)
                                 -----------------------   ------------------------   AVERAGE PRICE
                                   NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE   PER SHARE(1)
                                 ----------   ----------   -----------   ----------   -------------
Existing stockholders..........  18,581,704      74.1%     $31,835,330      49.5%         $1.71
New stockholders...............   6,500,000      25.9       32,500,000      50.5           5.00
                                 ----------     -----      -----------     -----
  Total........................  25,081,704     100.0%     $64,335,330     100.0%          2.57
                                 ==========     =====      ===========     =====

------------------

(1) Reflects gross consideration from the issuance of stock, and therefore does not reflect deductions for stock issuance costs, underwriting discounts and offering expenses.

     The foregoing tables assume no exercise of outstanding options. As of September 30, 1998, there were outstanding options to purchase an aggregate of 901,425 shares of Common Stock at a weighted average exercise price of $1.85 per share (of which 34,333 were exercisable at September 30, 1998 at a weighted average exercise price of $1.99), and the Company had an additional 667,325 shares of Common Stock available for future grants and other issuances under its Equity Compensation Plan. See "Management" and Note 6 of the Notes to Financial Statements. As of October 15, 1998, there were outstanding options to purchase an aggregate of 972,425 shares of Common Stock at a weighted average exercise price of $2.08 per share (of which 38,645 were exercisable at October 15, 1998 at a weighted average exercise price of $1.25 per share), and the Company had an additional 596,325 shares of Common Stock available for future grants and other issuances under its Equity Compensation Plan.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below for the period from May 1, 1997 (inception) through June 29, 1997 and the period from June 30, 1997 (incorporation) through December 31, 1997 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The audited balance sheet as of December 31, 1997 and the related statements of operations, stockholders' equity (deficit) and cash flows and the KPMG Peat Marwick LLP report thereon are included elsewhere in this Prospectus. The selected financial data as of September 30, 1998 is unaudited. The following information should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                   PERIOD FROM                      PERIOD FROM
                                                 PERIOD FROM      JUNE 30, 1997                     MAY 1, 1997
                                                 MAY 1, 1997     (INCORPORATION)    NINE MONTHS     (INCEPTION)
                                                 (INCEPTION)         THROUGH           ENDED          THROUGH
                                                   THROUGH        DECEMBER 31,     SEPTEMBER 30,   SEPTEMBER 30,
                                                JUNE 29, 1997         1997             1998            1998
                                                --------------   ---------------   -------------   -------------
                                                 (DIVISIONAL                        (UNAUDITED)     (UNAUDITED)
                                                OPERATIONS(1))
STATEMENT OF OPERATIONS DATA:
  Revenue.....................................    $      --        $        --     $         --    $         --
  Cost of revenue.............................           --                 --               --              --
                                                  ---------        -----------     ------------    ------------
  Gross profit (loss).........................           --                 --               --              --
  Operating expenses:
    Selling, general and administrative.......      123,940          1,440,406        2,803,137       4,367,483
    Research and development..................       58,804          1,540,950        3,209,658       4,809,412
    In-process research and development(2)....           --                 --       29,000,000      29,000,000
                                                  ---------        -----------     ------------    ------------
      Total operating expenses................      182,744          2,981,356       35,012,795      38,176,895
  Interest expense............................        1,216             74,499          366,041         441,756
                                                  ---------        -----------     ------------    ------------
    Net profit (loss).........................    $(183,960)       $(3,055,855)    $(35,378,836)   $(38,618,651)
                                                  =========        ===========     ============    ============
    Net profit (loss) subsequent to
      incorporation(1)........................                     $(3,055,855)    $(35,378,836)
                                                                   ===========     ============
    Net profit (loss) per common share
      subsequent to incorporation(1)(3):
      Basic...................................                     $     (2.46)    $      (6.97)
                                                                   ===========     ============
      Diluted.................................                     $     (2.46)    $      (6.97)
                                                                   ===========     ============
  Weighted average number of common shares
    outstanding...............................                       1,241,467        5,076,980


                                                                 AS OF           AS OF
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
  Cash......................................................   $      500     $    9,405
  Capitalized offering costs................................           --        216,356
  Total assets..............................................      187,706      1,099,045
  Total indebtedness(4).....................................    2,728,448      6,526,383
  Equity purchase option(5).................................           --      3,000,000
  Total stockholders' equity (deficit)......................   (2,937,658)    (9,783,321)


------------------
(1) Prior to June 30, 1997 the Company operated as a division of XL Vision. See
    Note 1 of the Notes to Financial Statements.

(2) Includes a one-time $10.0 million fee payable for the transfer of technology from XL Vision and $19.0 million in costs associated with the technology purchased from Philips during the nine months ended September 30, 1998. See Notes 10 and 11 of the Notes to Financial Statements.

(3) See Note 2 of the Notes to Financial Statements for information concerning the calculation of net profit (loss) per common share.

(4) Represents outstanding indebtedness owed to XL Vision.

(5) Represents a provision to repurchase 600,000 shares of Series C Preferred Stock. This repurchase provision expires upon the earlier of the completion of this offering or March 31, 1999. See Note 11 of the Notes to Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Certain information contained herein may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this Prospectus, are forward-looking statements. Such statements are subject to certain risks and uncertainties, which include but are not limited to those discussed in the section entitled "Risk Factors." Should one or more of these risks or uncertainties, among others as set forth in this Prospectus, materialize, actual results may vary materially from those estimated, anticipated or projected. Although the Company believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to the Company, no assurance can be given that such expectations will prove to be correct. Cautionary statements identifying important factors that could cause actual results to differ materially from the Company's expectations are set forth in this Prospectus. All forward-looking statements included in this Prospectus and all subsequent oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.


OVERVIEW

     From inception on May 1, 1997 through June 29, 1997, the Company operated as a division of XL Vision (the "Division"). On June 30, 1997, the Company was incorporated as a wholly-owned subsidiary of XL Vision, and XL Vision contributed the assets and liabilities of the Division to the Company. Prior to January 1998, all administrative personnel and services of the Company were provided by XL Vision and the related costs were allocated to the Company. Effective January 1, 1998, the Company entered into an administrative services agreement with XL Vision that provides for cost-based administrative charges by XL Vision based upon actual hours of work provided to the Company.



     Since inception, the Company has devoted substantially all of its resources to the development of its TactileSense and related fingerprint identification technologies. From inception to September 30, 1998, the Company accumulated losses totaling approximately $38.6 million, including one-time expenses of $29.0 million related to in-process research and development. The Financial Statements included in this Prospectus reflect the Company's operations since inception as if it had been a separate entity. Until the Company begins to realize significant revenue from operations, the Company will be considered in the development stage.



     On January 14, 1998, XL Vision transferred the TactileSense technology to the Company in exchange for a one-time technology fee of $10.0 million, which has been reflected in the Company's statements of operations as an in-process research and development expense. Since inception, the Company has expended approximately $9.2 million to develop and commercialize this technology and expects to expend between $2.0 million and $4.0 million in additional development costs prior to production of the first commercial units. Since acquiring the technology from XL Vision the research and development activities required for product commercialization relate to the basic functional components that comprise the fingerprint module. These include (i) the TactileSense polymeric material necessary to capture an image, (ii) a low-cost lens and complementary metal oxide semiconductor ("CMOS") chip and (iii) electronics circuitry and software to process the image and to control the operation of the device. Additional research and development is required to integrate software to process the fingerprint image and perform matching functionality, to finalize the interface between the device and a computer interface, through either a parallel or universal serial bus port, and to resolve issues related to large-volume production. Production of the first commercial units incorporating this technology is expected to begin during 1999; however, no significant commercial revenues related to these units are anticipated until the second half of 1999.



     On September 30, 1998, the Company entered into an agreement with Philips pursuant to which the Company issued 3.7 million shares of Series C Preferred Stock to Philips in exchange for access to a broad range of patents and other intellectual property. In addition, 75,000 shares of Series C Preferred Stock were issued and $125,000 cash will be paid to a third party for services related to the transfer of the Philips technology to the Company. Combined, the total consideration paid in connection with the Philips transaction was $19.0 million, which has been reflected in the Company's statements of operations as an in-process research and development expense. Currently, the additional expenses required to develop the product incorporating the licensed Philips amorphous silicon glass technology are believed to be between $5.0 million and $9.0 million over the next 18 months. Additional product variations from this technology may be developed over an extended period of time. At this time, the Company is unable to estimate all of the costs that will be required to develop and commercialize technologies licensed or otherwise made available by Philips. The initial research and development activities related to commercialization of the Philips technology are expected to include (i) payment of $1.4 million to Philips for technical services to be performed by Philips employees, (ii) payment of approximately $900,000 to complete development of an application-specific integrated circuit ("ASIC") by a third party, (iii) research and development to integrate the TactileSense material, ASIC and Philips glass technology, (iv) design of interfaces of the fingerprint module with computers and other products and (v) development related to adapting designs to high-volume manufacturing. Production of the first commercial units incorporating Philips technology is expected to begin during late 1999 or during early 2000.



     Although the Company believes that it will be successful in its efforts to commercialize products based on the TactileSense technology, if the Company is not successful in completing the development of this technology, the Company would consider developing products based upon other available technologies.



     The Company has developed a fingerprint identification technology which is designed to be a component for integration into computer peripherals, laptops and stand alone systems. The Company will recognize revenue as products are shipped to its customers. The Company anticipates increasing its level of expenditures for marketing, research and development and administrative expenses. The Company expects to incur significant negative cash flows from operations and additional losses for at least the next 18 months.


RESULTS OF OPERATIONS


NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998


     Overview. The Company began operations on May 1, 1997 and, accordingly, there was no comparable period in 1997.


     Revenue. The Company is a development stage company and had no revenue for the nine-month period ended September 30, 1998.



     Selling, general and administrative expenses. Selling, general and administrative expenses were $2.8 million for the nine-month period ended September 30, 1998. These expenses consisted primarily of salary, travel, consulting and administrative fees associated with conducting the business of the Company. These costs are expected to increase in the future as the Company builds the necessary infrastructure to support its anticipated growth.



     Research and development expenses. Research and development expenses were $3.2 million for the nine-month period ended September 30, 1998. These expenses consisted of product development costs for the Company's TactileSense technology. The Company anticipates that product development costs will increase in the future due to costs related to product commercialization and the continuation of advances in its TactileSense technology.



     In-process research and development expenses. In-process research and development expenses consisted of a one-time $10.0 million technology fee payable to XL Vision and a one-time $19.0 million technology fee for the transfer and license from Philips of certain technology.



     Interest expense. Interest expense was $366,041 for the nine-month period ended September 30, 1998. This expense was attributable to amounts accrued on advances made by XL Vision to the Company to fund its operations.

  PERIOD FROM MAY 1, 1997 THROUGH DECEMBER 31, 1997

     Overview. The Company began operations on May 1, 1997 and, accordingly, there was no comparable period in 1996. While the financial statements segregate the results of operations between periods prior to and after the Company's incorporation, for convenience, management's discussion and analysis of the Company's results for the periods in 1997 have been combined.

     Revenue. The Company is a development stage company and had no revenue for the period ended December 31, 1997.


     Selling, general and administrative expenses. Selling, general and administrative expenses were $1.6 million for the period ended December 31, 1997. These expenses consisted primarily of salary, travel, consulting and administrative fees associated with conducting the business of the Company. These costs are expected to increase in the future as the Company builds the necessary infrastructure to support its anticipated growth.


     Research and development expenses. Research and development expenses were $1.6 million for the period ended December 31, 1997. These expenses consisted of product development costs for the development of the Company's TactileSense technology.

     Interest expense. Interest expense was $75,715 for the period ended December 31, 1997. This expense was attributable to amounts accrued on advances made by XL Vision to the Company to fund its operations.

LIQUIDITY AND CAPITAL RESOURCES


     Prior to June 30, 1997, the Company operated as a division of, and was funded by, XL Vision. XL Vision has continued to make advances to the Company to fund its operations. In February 1998, the Company raised approximately $8.3 million in a private placement. All proceeds from this private placement were paid to XL Vision as partial repayment of its advances. Pursuant to an agreement between XL Vision and the Company, XL Vision has agreed to fund the Company's operations, with no maximum specified, until the earlier of March 30, 2000 and the successful completion of the Company's initial public offering. As of September 30, 1998, the Company had approximately $9,400 of cash and indebtedness of approximately $6.5 million to XL Vision. The amounts due to XL Vision will be repaid in full from the net proceeds of this offering.



     Capital expenditures for the period from inception through December 31, 1997 and for the nine-month period ended September 30, 1998 were $189,218 and $708,780, respectively, and related primarily to the purchase of computers and computer software for the Company's employees. Capital expenditures are expected to total approximately $1.1 million in 1998. This expected increase in capital expenditures is primarily attributable to leasehold improvements and office furnishings and equipment related to the Company's move into its new facility in Lake Forest, California in May 1998.



     The Company anticipates that the net proceeds from this offering, together with existing cash balances, will be sufficient to satisfy its operating cash needs for at least 18 months following this offering. The Company intends to use the net proceeds from this offering to repay the net cumulative advances due to XL Vision, which were approximately $6.5 million as of September 30, 1998, for continued product development prior to commercialization of approximately $6.0 million, and for the Company's ongoing working capital requirements. Management expects that losses from operations and increases in working capital requirements will produce significant negative cash flows for at least the next 18 months. To support the Company's future cash needs, it may consider additional debt or equity financing. However, there can be no assurance that any such financing will be available to the Company or that adequate funds for the Company's operations will be available when needed or on terms acceptable to the Company. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its marketing and development activities.

YEAR 2000 COMPLIANCE


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



     The Company has been engaged in an evaluation of its Year 2000 readiness in connection with various aspects of its business. Specifically, the Company has focused on its information technology and non-information technology systems. In addition, the Company has analyzed its production processes and products. The Company has also attempted to analyze Year 2000 issues relating to third parties with whom the Company has a business relationship. The current status of the Company's efforts is as follows:



  Internal Systems, Processes and Products



     Information Technology Systems. The Company's accounting software provider and operating system provider have advised the Company that such software is Year 2000 compliant



     Non-Information Technology Systems. The Company's heating, cooling, ventilation, telephone and alarm systems include microprocessor-based components. The Company has not determined whether such systems are Year 2000 compliant. The Company does not believe that such systems are material to its business; however, the Company has begun reviewing and testing such systems. The Company does not believe that it will incur any material costs in connection with the review and testing of such systems.



     Products. The Company's products are not date sensitive. Therefore, the Company does not believe it has any material exposure with regard to its products as a result of the Year 2000 issue.



  Year 2000 Issues Relating to Third Parties



     Strategic Partners. The Company intends to manufacture and distribute its products through strategic partners. The Company has surveyed its existing strategic partners regarding their Year 2000 system and has not received confirmation that such partners are Year 2000 ready.



     Suppliers. Certain of the components included in the Company's products, including the TactileSense material, are obtained by the Company or the Company's manufacturing partners from a single source or a limited group of suppliers. The Company intends to survey such suppliers regarding their Year 2000 status. Absent widespread difficulties affecting several major vendors, the Company does not anticipate that vendors' Year 2000 issues would have a material adverse effect on the Company, because the Company believes alternative sources of supply are available for all required components.



     The Company is not currently aware of the Year 2000 readiness of certain outside services companies. The failure of these providers to be Year 2000 compliant could have a material adverse effect on the Company, which is not currently susceptible to quantification. In the worst case, the Company's operations could be seriously disrupted.



     Customers. Because the Company intends to distribute its products through its strategic partners and because the customer base is expected to change from year to year, the Company is unable to predict the identity of most of its major customers in the Year 2000 and thereafter. Accordingly, the Company is unable to make an inquiry as to whether the customers' computer driven payment or purchasing processes are Year 2000 compliant. A customer's Year 2000 issues could cause a delay in receipt of purchase orders or in payment. If Year 2000 issues are widespread among the Company's customers, the Company's sales and cash flow could be materially affected.

RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to display, with the same prominence as other financial statements, the components of other comprehensive income. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Through September 30, 1998, the Company did not have any components of other comprehensive income as defined by SFAS No. 130.


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about its operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 31, 1997. SFAS No. 131 is not expected to have an impact on the Company as it expects to operate within a single segment.


     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures About Pensions and Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 is not expected to have a material impact on the Company's disclosures.



     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for periods beginning after June 15, 1999. The Company believes that it does not currently have any transactions that will be affected by SFAS No. 133.

                                    BUSINESS

OVERVIEW


     Who? Vision develops fingerprint identification technologies that enable individuals to electronically authenticate their identities to access digital networks and consumer products. The burgeoning use of the Internet, e-commerce and computer networks is placing increasing importance upon network security. In particular, the ability to authenticate identity is critical to safeguard against unauthorized transactions and data access. The Company has designed and developed TactileSense(Trademark), a proprietary fingerprint identification technology, which enables it to create highly reliable, compact and cost-effective authentication products. The Company believes that TactileSense will enable the widespread integration of fingerprint identification devices into numerous commercial mass market products.



     The Company is focusing its initial commercialization efforts for its TactileSense products on the computer network security market. According to an April 1998 report by Dataquest, a technology market research firm, the worldwide installed base of PCs totaled more than 270 million in 1997, with new computer purchases exceeding 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. Today, the most common means for identifying individuals in computer network applications are PINs and passwords. However, these methods are inherently insecure, as they are easy to guess or difficult to remember and consequently are often written down, subjecting them to theft. In addition to providing only limited security, PINs and passwords are also costly to administer. A February 1998 study by Forrester Research, Inc. indicated that more that 40% of all help desk calls involve resetting passwords for employees and estimated that elimination of these calls can save several hundred dollars per user annually. The Company believes that its TactileSense fingerprint identification system is both simpler and less costly to support than PIN and password based systems. TactileSense products will be sold (i) as separate attachments to existing PCs, (ii) as value-added product features embedded into newly manufactured PC keyboards, mice and other peripherals or (iii) directly to PC manufacturers for inclusion as a base or optional product feature. The Company believes that initial demand within the computer network security market will come from the healthcare and financial services industries in identity-sensitive applications such as securing access to patient medical records and on-line banking transactions.



     Who? Vision has formed, and intends to form, strategic alliances with companies possessing leading technology, manufacturing and distribution capabilities in order to maintain its focus on advancing its fingerprint identification technology and expedite its entry into selected markets. The Company has entered into a strategic alliance with Philips, a leading world-wide manufacturer of a broad range of consumer electronic products, under which the Company has received access to a broad range of patents and intellectual property related to certain fingerprint sensor and flat panel technologies developed by Philips. Who? Vision and Philips have also entered into an exclusive relationship to combine their respective technologies and jointly develop and manufacture fingerprint identification sensors for sale by Who? Vision to product markets worldwide. One of the benefits of this alliance is the expected development and manufacture of an extremely thin (less than 1/8 inch) and cost-effective fingerprint sensor that can be incorporated into a variety of computer consumer product devices, such as laptops and cellular phones. In connection with this alliance, Philips received 3.7 million shares of Who? Vision Series C Preferred Stock.



     In addition, Who? Vision has entered into strategic alliances with SPOT, a subsidiary of MAG, and Silitek for the high-volume manufacture and distribution of certain of its TactileSense fingerprint sensors. Based in Taiwan, MAG is a leading computer monitor manufacturer, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. Silitek is a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computers, Inc., Hewlett-Packard Company and Compaq Computer Corporation.

COMPUTER NETWORK SECURITY INDUSTRY


     The continuing shift to an information-driven and communication-intensive society, as evidenced by the proliferation of PCs, dramatic growth of the Internet and burgeoning use of electronic commerce, is placing increasing importance upon computer network security and, specifically, the ability to positively confirm a person's identity. In both commercial and personal settings, the ability to identify a specific individual is critical in order to adequately safeguard against unauthorized persons gaining access to confidential or inappropriate data and against various kinds of fraudulent activity. A 1998 survey by the Computer Security Institute ("CSI"), an association of information security professionals, with the participation of the Federal Bureau of Investigation ("FBI") found that 64% of the 520 respondents surveyed reported computer security breaches within the last 12 months representing a 16% increase from the CSI/FBI survey conducted in 1997. Of the reporting respondents, 44% reported unauthorized access by employees and 24% reported system penetration from the outside. While the survey indicated that the most serious financial losses occurred through unauthorized access by insiders, increasingly organizations are finding that their Internet connection is a point of attack. While 72% of respondents that reported a breach acknowledged suffering financial losses from unauthorized intrusions, only 46%, or 241, of the respondents were able to quantify their losses. For the 241 respondents that could quantify their losses, an aggregate of $136.8 million in losses were incurred, representing an average annual loss per respondent of approximately $568,000. The need for greater computer network security is further heightened by the increasing availability of remote access to corporate networks and direct electronic links to outside strategic suppliers, customers and business partners, all of which place a business' intellectual property and proprietary data at risk.

  THE THREE COMPUTER NETWORK SECURITY FACTORS


     As the following diagram depicts, the Company believes that there are three independent factors that should be analyzed when evaluating the efficacy of a computer network security solution: confidentiality, portability and identity. A security solution can be implemented using any combination of these independent factors, depending upon the specific application or level of flexibility and security desired.


            Identity
              |
              | Biometrics
              |
              |
              |
              |___________________ Confidentiality
             /      Encryption
            /
  Smart    /
  Cards   /
         /
 Portability




     Confidentiality. "Confidentiality" refers to the protection of data while it is stored or being transmitted within local and wide area networks or across the Internet. Confidentiality has been widely addressed by the commercial marketplace through sophisticated encryption and decryption technologies. With commercially-available encryption and decryption algorithms, confidential communication between two or more computer systems can be achieved, without interception by an unauthorized user or "hacker."



     Portability. "Portability" refers to the ability to access data from a variety of physical locations without compromising security. Information may be delivered to various locations through such means as a network or the Internet. The ability to secure access to information from remote locations has been commercially addressed through data encoded cards or smart cards and identification tokens.


     Identity. "Identity" refers to the ability to unambiguously confirm the specific user on either end of a digital transaction. The Company believes that, to date, identity has not been adequately addressed in the commercial computer network security industry. Today, it is possible to communicate securely from one machine to another and assure the identity of the user indirectly, by using a combination of commercially available products. However, these products require that individuals exercise certain procedures or possess a device or piece of information to establish and communicate their identity.


     The Company does not believe that existing commercially available products provide both a reliable and cost-effective identification solution. Such positive identification of an individual requires the use of some measurable physical characteristics or personal traits, referred to as biometrics. The most widely used biometric today is a handwritten signature. However, because signatures are difficult to utilize in computer network security systems, PINs and passwords are commonly used as a substitute for verifying identity. People generally have multiple PINs and passwords, many of which are changed periodically in an attempt to improve security. PINs and passwords are either easy to remember and are therefore inherently insecure because they are easy to guess, or difficult to remember, and consequently are often written down, subjecting them to theft. Furthermore, in addition to providing only limited security, PINs and passwords are also costly to administer. A February 1998 study by Forrester Research, Inc. indicated that more than 40% of all help desk calls involve resetting passwords for employees and estimated that elimination of these calls can save several hundred dollars per user annually. Because of the inherent shortcomings of PINs and passwords, the Company believes that an effective computer network security solution can be achieved by integrating the biometric information with existing technologies such as a Smart Card, or an independent biometric identification device. For a biometric solution to gain widespread commercial acceptance, however, it must not only be technologically viable but also commercially available at a price point that is competitive with the total cost of ownership of PINs and passwords.


OVERVIEW OF BIOMETRICS

     Biometrics are unique biological characteristics or personal traits that can be used to identify an individual. A wide variety of biometrics are available, including fingerprints, voice, hand geometry, facial structure, iris and retinal patterns and handwritten signatures. Although biometric systems can provide a more accurate means of identification than traditional non-biometric methods, until recently, their integration into commercial applications has been limited by the cost and technological complexity of the equipment needed to read, record and distinguish unique biological data. In order to compete with non-biometric systems, biometric identification systems must be accurate, cost-effective and applicable to a broad user base.

     The Company believes that fingerprint identification systems possess several important advantages over alternative biometric systems, including low cost, small size, convenience, reliability, fraud resistance and social acceptance, which will promote their commercial adoption. Fingerprints have a long history of being used as a means of verifying the identity of individuals both in the U.S. and internationally. Legal systems throughout the world accept the validity of positive identification through fingerprints. In addition, fingerprints are already in widespread use on documents such as drivers' licenses, voter registration cards, bank checks and national identification cards. In the U.S., 11 states have started programs to scan fingerprints of welfare applicants, and five states require thumbprints on drivers' license applications.

     Fingerprints are well-suited for positive identification because each individual's fingerprints contain unique patterns that are distinguishable from the fingerprint patterns of the rest of the population. The process of capturing, storing, retrieving and comparing fingerprints has become increasingly automated as a result of advances in optics, electronics and computing. The Company believes that these advances will enable fingerprint identification technology to be used to confirm an individual's identity for a large number of commercial applications. Although the Company believes that a small percentage of the population may be unable to utilize fingerprint technology due to the absence of readable fingerprints and although certain other biometrics might be more appropriate for specialized applications, the Company believes that fingerprints are the most effective biometric for widespread commercial use. Relative to other biometric alternatives, fingerprint-based systems are believed to have significant technological advantages, including speed, accuracy and the relatively small size of the reading device. Although the costs of fingerprint identification technology have been declining in recent years, the Company believes that costs have not yet reached a level competitive with PINs and passwords. The Company believes that its technology will reduce costs of fingerprint identification products to facilitate their widespread commercial adoption.

CURRENT FINGERPRINT IDENTIFICATION TECHNOLOGIES

     To date, in addition to the Company's technology, two primary fingerprint identification technologies have been developed: optical sensor technology and direct-contact silicon-based sensor technology. The majority of fingerprint sensors currently in use and available for purchase are optical sensors. In such devices, light enters a conventional or holographic prism and illuminates the image of a fingerprint created by the oil and moisture of a finger that has been placed on the prism surface. The fingerprint image is then captured by imaging sensor electronics.


     Recently, several companies have demonstrated fingerprint sensor prototypes that utilize direct-contact silicon-based technology. These sensors measure the electric field around a fingertip placed on the silicon device surface to generate a digital representation of the ridges and valleys of the finger. This technology has several reported advantages over optical sensor technology, the most important of which are its relatively small size and its applicability to a broader segment of the population.


     Neither of these technologies, however, has achieved widespread commercial acceptance. To date, each of these technologies possesses one or more of the following inherent limitations: high unit cost, large size, lack of reliability, high power requirements and susceptibility to damage.

THE WHO? VISION ADVANTAGE


     The Company has developed a proprietary approach to fingerprint identification that addresses many of the limitations of existing optical and direct-contact silicon-based sensor technologies. The Company's proprietary TactileSense technology uses a polymeric sensor to measure the electric current modulated by the ridges and valleys that comprise a fingerprint. The finger is placed on one side of the polymer and a high resolution image of the finger appears on the opposite surface. This image is then directed onto an optical sensor where it is captured and digitized. Additionally, the Company and Philips are jointly developing fingerprint identification sensors that combine Who? Vision's proprietary TactileSense technology with Philips' proprietary photosensitive flat panel glass technology. Furthermore, Philips has granted Who? Vision broad access to patents and other intellectual property related to fingerprint identification technology, which the Company believes will significantly enhance its ability to commercialize advanced product offerings.



     Who? Vision believes that its fingerprint identification technology possesses attributes that collectively give it a competitive advantage over alternative technologies and will allow its technology to be incorporated into numerous commercial applications. These attributes include:



     Low Cost. The Company believes that its proprietary TactileSense technology will enable the Company to price its products at a level that will make widespread commercial adoption viable. The primary factors that determine the production cost of a fingerprint identification device are the cost of the materials utilized and the complexity of its assembly process. Silicon represents a significant component of the production cost of direct-contact silicon-based sensors. Because the Company's technologies require much smaller quantities of costly silicon, it is expected to have inherent cost advantages over direct-contact silicon-based technologies. In addition, TactileSense devices have fewer optical components and require a lesser degree of precision in their assembly than existing optical fingerprint sensors, thereby making assembly less costly.



     Small Size. Size reduction is critical for the continued expansion of commercial applications for fingerprint identification products. The Company has developed a fingerprint identification device that can be incorporated into computer peripherals, such as keyboards and mice. Furthermore the Company's strategic relationship with Philips will enable it to produce extremely thin (less than 1/8 inch) sensors for use in portable devices such as laptop computers and cellular phones.


     High Reliability Matching. Certain conditions relating to an individual's finger and the environment can significantly impact fingerprint image quality. For example, optical technologies rely on the presence of oil and moisture on the skin and will often generate low quality fingerprint images for individuals with dry skin. In addition, optical technologies are susceptible to false readings caused by ambient light from sources such as bright desk lamps. The electric-field sensing technology of TactileSense significantly reduces dry skin and ambient light problems.


     Anti-Fraud Capability. To ensure positive identification, it is essential for fingerprint identification devices to verify that a fingerprint image has been generated by a live finger and not by an artificial replica. Optical technologies are often unable to differentiate such fingerprints, thereby potentially exposing systems utilizing these technologies to fraudulent activity. Devices utilizing the TactileSense electric-field sensing technology are significantly more capable of discerning real fingers from artificial replicas.



     Durability. The potential for highly repetitive utilization of fingerprint identification devices in widespread commercial applications and their potential use in harsh environments require them to be both durable and sturdy. Optical technologies face the challenge of protecting a transparent optical surface from long-term damage, and these surfaces typically must undergo regular replacement. Direct-contact silicon-based technologies, although coated with a thin layer of hard material, may be sensitive to common environmental conditions, such as electrostatic discharge, which could damage the device. The TactileSense material is coated with protective polymer materials to ensure its long-term durability. Additionally, TactileSense's image sensor does not come into contact with the finger surface, thereby avoiding certain harmful environmental hazards such as electrostatic discharge.



     Low Power Consumption. Due to the increasing miniaturization and portability of computers and other electronic devices, it is essential that commercial security devices be energy efficient. The ability to operate without an external light source and to enter into a low power "idle" mode will allow TactileSense products to be energy efficient and therefore makes them advantageous for power sensitive applications such as a laptop computers.


BUSINESS STRATEGY

     The Company seeks to leverage the inherent advantages of its TactileSense technology and the increasing need for positive identification to introduce highly reliable, small and durable fingerprint identification devices at price points that will facilitate the widespread adoption of its device into numerous markets. The Company plans to pursue this objective through the following strategic initiatives:


     Provide High Quality, Cost-Effective Products. The Company believes that its TactileSense technology enables the commercialization of a high quality fingerprint identification sensor that can be marketed at a price point that will facilitate the rapid adoption of the technology into a wide variety of markets. While competitive fingerprint identification technologies exist, the Company believes that the characteristics of its TactileSense technology position it to overcome the price, size, reliability and durability constraints of such competing technologies.



     Focus Initial Commercialization Efforts on the Computer Network Security Market. According to Dataquest, there were over 270 million existing PCs worldwide in 1997, with worldwide PC purchases expected to exceed 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. The rapid growth in and increased dependence on information technology has created a favorable environment for the commercial adoption of the Company's high quality, cost-effective TactileSense fingerprint identification device. Within this market, the Company expects that initial demand will come from the healthcare and financial services industries in applications such as securing access to patient medical records and on-line banking transactions. The Company believes the corporate network security market will evolve from early individual and small business adopters to high volume larger commercial entities.



     Pursue Additional Application Markets. The Company intends to pursue additional market opportunities for its TactileSense products beyond the computer network security market, such as consumer electronic security and access control applications. Examples of these applications include integrating fingerprint sensors with cellular phones, television remote controls and point-of-sale credit card or smart card readers. As a result of the small size and low power consumption of the TactileSense device and the Company's strategic partnership with Philips, Who? Vision believes that it is particularly well-positioned to pursue cellular phone applications and that such applications will present a significant market opportunity.



     Utilize Strategic Alliances. The Company is forming strategic alliances with companies possessing leading technology, manufacturing and distribution capabilities in order to enable the Company to develop leading fingerprint identification products and expedite the introduction of its products into its targeted markets. The Company believes that entering into strategic alliances will (i) broaden its technological capabilities, (ii) allow for rapid penetration of targeted markets, (iii) provide significant cost benefits due to the manufacturing and volume purchasing scale advantages possessed by its strategic partners and (iv) mitigate the potential risks associated with manufacturing and distribution by working with strategic partners that have proven capabilities in these areas.

     Focus on Continued Product Development. The Company has devoted a significant amount of its resources to the development of its TactileSense technology. The Company intends to continue to devote significant time and resources to enhance its current core technology to effect reductions in the cost and size of its products and to enhance reliability and durability of its products. In addition, the Company seeks to identify and develop the next generation fingerprint identification technology by pursuing targeted research and development initiatives, such as the September 1998 acquisition of technology from Philips.


     Pursue Software Alliances and Conform to Emerging Software
Standards. Initially, the Company through its strategic partners intends to enter into alliances with software companies which have products that will be integrated into the Company's products to provide customers with turnkey security solutions. The Company believes that it is necessary to enter into these alliances in the absence of a standard software protocol or application program interface ("API") for biometrics. The Company seeks to enter into strategic alliances with leading software providers to achieve this goal. Currently, several APIs for biometrics are being developed. The Company believes that the adoption of a single standard API would accelerate the acceptance of its products and has participated in software industry standard setting committees. The Company believes that its products will be easily conformed to the standards that may be established in the future.

MARKETS


     The Company believes that its TactileSense fingerprint identification technology is well-positioned to achieve widespread adoption in numerous commercial mass markets because of its unique characteristics and effectiveness. The Company is focusing its initial commercialization efforts on areas in which it believes it can gain rapid penetration and achieve significant market share, such as the computer network security market. Furthermore, the Company is targeting specific industries within this market that have an awareness of and immediate need for the technology to control access to records and/or identify individuals entering into electronic transactions. The healthcare and financial services industries are examples in which such needs currently exist. Additionally, the Company believes that its TactileSense products can be integrated into a wide variety of other, non-computer security applications. The Company anticipates that production of the first commercially available TactileSense products will begin during 1999.



COMPUTER NETWORK SECURITY MARKET



     The shift from mainframes to distributed computer networks has led to a dramatic increase in the number of users now sharing computer resources and communicating with each other over local networks, wide-area networks and the Internet. As open electronic communications become more prevalent, personal and corporate information becomes increasingly vulnerable to unauthorized or inappropriate access. Whether restricting a child's access to private files or inappropriate Internet usage at home or safeguarding against attempts to access, alter or steal proprietary information at the corporate level, the cost of ineffective computer network security can be significant.



     The Company believes the addressable market for its TactileSense technology is the number of existing and new PCs. According to an April 1998 Dataquest report, the worldwide installed base of PCs totaled more than 270 million in 1997. Additionally, the report estimated that over 80 million new PCs were purchased worldwide in 1997, with approximately 75% and 25% of these used in professional and private environments, respectively. Furthermore, compound annual growth for new PC purchases was projected by Dataquest to be approximately 15% through the year 2002. Within the PC market, the Company's device is expected to be sold (i) as a separate attachment to existing PCs, (ii) as a value-added product feature embedded into newly manufactured PC keyboards, mice and other peripherals and (iii) directly to PC manufacturers for inclusion as a base or optional product feature.



     The Company's initial commercialization effort is to introduce its TactileSense technology for use with PCs as a highly reliable and cost-effective means of data and network security. The Company views this market opportunity as evolving from the early individual and small business adopters

("Consumer/Small Business" segment) to the high-volume larger commercial entities ("Enterprise" segment).



     In order to address both the Consumer/Small Business and Enterprise segments, the Company has entered into strategic partnerships with two leading computer peripheral manufacturer that possess significant distribution capabilities to these target segments. Additionally, the Company has had discussions with, and is committing significant internal resources to, developing close relationships directly with major PC manufacturers.



Consumer/Small Business Segment


     The Company believes that the Consumer/Small Business segment can be divided into three categories:


     Home User Desktop Security. Applications for the Company's TactileSense products within the Home User Desktop Security Market include data privacy for shared home computer systems, password elimination and child Internet control. According to a January 1998 survey by Dataquest, 40.1% of the U.S. households surveyed in 1997 had a PC. The Company believes that this retail category presents a significant potential market opportunity.



     Small Business Desktop Security. Applications for the Company's TactileSense products within the Small Business Desktop Security Market include data security for confidential accounting and human resources data and password elimination. According to a U.S. Small Business Administration study, there were
23.3 million businesses of 500 employees or less within the U.S. in 1996. The Company believes that this retail category presents a significant potential market opportunity.



     On-line Service Security. Use of fingerprint security for accessing Internet accounts represents a large potential market as e-commerce such as home banking, stock trading and general Internet-based purchasing increases. According to a fall 1997 CommerceNet/Nielsen Demographic study, approximately 52 million users (over the age of 16) in the U.S. had used the Internet in the prior three-month period. Furthermore, estimates based on various CommerceNet/Nielsen Demographic studies show worldwide usage at approximately
99.5 million users. A March 1998 International Data Corporation report estimates that global Internet commerce revenues will grow from approximately $12.4 billion in 1997 to approximately $425.7 billion in 2002.


     The Company believes that initially these opportunities are best addressed by the sale of standalone fingerprint peripheral devices through the mass-market retail channels of its distribution partners and in the longer term by incorporating the devices directly into PCs and peripherals.


Enterprise Segment



     The Enterprise segment, which is comprised of large corporations and other organizations, can be divided into multiple vertical markets, including healthcare, financial services, government, manufacturing, technology and utilities. Applications common to each include password elimination and data security. While the Company believes that its TactileSense technology will have broad application to a wide variety of corporate users, two vertical markets that have exhibited particular near-term demand for TactileSense devices are the healthcare and financial services industries.


     Healthcare Industry. Within the healthcare industry, there is a high degree of concern over the confidential treatment of patient and related medical records. Due to the large volumes of patient data and the need to access this information quickly and at multiple locations, electronic storage and retrieval databases are being widely adopted as a means to enhance productivity. However, because of the confidential nature of medical information, and recent Federal legislation that mandates the protection of this data, hospitals and other healthcare providers are increasingly seeking to improve the security of patient records while providing an audit trail of the review or modification of such records. One of the Company's distribution partners has engaged in discussions with several leading healthcare institutions and has experienced significant demand for the Company's product from these institutions.

     Financial Services Industry. The financial services industry is increasingly exploring ways to improve customer service, such as providing remote access to individual accounts and allowing clients to conduct various transactions electronically. However, the Company believes that widespread acceptance of many of these services has been slow due to security concerns regarding the inability to positively identify the user attempting to gain access to an account or make a financial transaction. The Company and its distribution partners are engaged in discussions with several leading financial institutions in order to develop this market opportunity.


OTHER MARKET OPPORTUNITIES



     The need for a reliable method of positive identification exists in a wide variety of commercial and noncommercial applications. Consquently, the Company intends to pursue additional market opportunities for its TactileSense products beyond the computer network security market, such as consumer electronic security and access control applications. Potential noncomputer consumer electronic security applications include integration into cellular phones, television remote controls, point of sale devices and other high-value personal or commercial electronic systems. Of particular interest to the Company is the rapidly growing cellular phone market. As cellular phone manufacturers continue to integrate added functionality such as Internet access into the handsets, the Company believes that these devices will require biometric security to secure communications. Additionally, thefts of cellular phone numbers cost the telephone industry over $2 billion annually, which could be substantially mitigated through incorporation of a fingerprint sensor which validates the identity of the user. Potential access control applications may range from simple applications, such as replacing standard door locks, to more advanced applications, such as automotive and building security systems. The Company believes these markets are significant and intends to devote time and resources to developing these application markets, and in particular those that it considers to possess high-value and involve early technology adopters.


SALES AND MARKETING

     Critical to the successful implementation of the Company's business strategy is a rapid penetration of each selected market. For this reason, the Company is pursuing a two-pronged sales and marketing approach directed to hardware manufacturers and end-users and applications developers. Well-established PC peripheral device manufacturers are a target market for incorporation of the TactileSense fingerprint device which will "push" the technology into use. At the same time, by marketing to end-users, application developers and operating system security infrastructure producers, the Company believes that the resulting software will have attractive features that users will desire, thereby creating a demand or "pull" for the fingerprint sensors. The Company believes that this "push-pull" strategy will be the most effective method for rapid market entry and market share capture.

     The Company's sales efforts will thus be directed toward a relatively small number of large accounts. The Company intends to employ experienced channel managers who will train the PC manufacturers' sales staff, accompany them on sales calls and assist in the generation of support materials, including product release notes and documentation.

     The Company's marketing efforts will establish a broad consumer and user awareness of the technology and its applications. The Company has thus adopted a strategy that utilizes advertising, trade journal articles and reviews by panels of "industry experts."

MANUFACTURING


     The Company is planning to rapidly expand production capacity for its products. In order to achieve this result and minimize the risks and expenditure of its resources, the Company has entered into agreements with international manufacturing partners that have the capacity to manufacture the volumes anticipated and directly integrate the device into end products. This approach will significantly reduce the time to market of the Company's products. See "-- Strategic Alliances."

SUPPLIERS


     The principal raw materials and components used in the manufacturing of the Company's products are the TactileSense material, silicon image sensors, glass image sensors and certain custom silicon chips. While the TactileSense material, silicon image sensors and custom silicon chips are obtained by the Company or the Company's manufacturing partners from a single souce or a limited group of suppliers, the Company believes that there are numerous alternative suppliers of each. However, the Company exclusively obtains glass image sensors through its strategic alliance with Philips. In addition, the Company sources customized silicon chips from various other suppliers.


TECHNOLOGY


     The Company's proprietary patent-pending TactileSense technology was invented by XL Vision. The technology was transferred to the Company, whose staff of scientists and engineers has worked to develop a reliable, low cost, manufacturable device. The Company expects to make considerable ongoing investments in TactileSense technology and product development, including working with external technical partners, such as Philips, to combine TactileSense with other advanced technologies to create leading edge fingerprint identification products. In addition, the Company is focused on providing constant reductions in product costs and size over time in order to both maximize computer industry penetration and to address new markets for fingerprint identification technologies.



     Who? Vision's TactileSense polymer material is used to generate a high-resolution image of an individual's fingerprint. When the light emitting polymer comes into contact with the electric current present within the fingertip, a precise illuminated image is generated, revealing the fingerprint patterns of ridges and valleys specific to the individual.



     An advantage of the TactileSense fingerprint device is that it is relatively simple, comprised of only three principal components:


     o The finger contact/image generation surface which is approximately one square inch of TactileSense material.

     o An electrical circuit that controls the supply of an appropriate current to the TactileSense material.


     o An image sensor that combines an image capture function with a digital interface.



     Traditionally, digital imaging sensing has been performed using charge-coupled-devices ("CCD"), a highly specialized and expensive form of silicon chip. In recent years, a new image capture technology has emerged that utilizes CMOS to fabricate chips for digital image capture. Not only are such chips far less expensive than comparable CCDs, they have an additional advantage of enabling specialized digital processing and interface circuits to be created on the same chip that captures the image.



     The Company believes that the use of CMOS image sensors in conjunction with its TactileSense technology will allow it to produce highly competitive fingerprint sensors. However, such sensors do require a small space between the TactileSense material and the image sensor. To even better address space-sensitive applications such as laptop computers, the Company has entered into an exclusive alliance with Philips that allows it to build extremely thin devices by combining its TactileSense technology with Philips' flat, glass-based image technology. The Company believes that the combination of Who? Vision's technology and Philips' technology will give it technical advantages in markets such as the laptop computer and cellular phone markets. The Company believes that the combination of these technologies may also be used to develop next-generation "fingerprint-enabled" flat panel display products.



     Once an image of the fingerprint has been captured using the Company's hardware, it must be processed to precisely locate the fingerprint "minutiae" that uniquely identify an individual. The Company has licensed computer software that incorporates patented algorithms from The Phoenix

Group, Inc. ("Phoenix") for this processing which can be executed on either a standard general purpose PC or a low-cost, purpose-specific "embedded" computer of the Company's own design.


PATENTS AND PROPRIETARY TECHNOLOGY


     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology and to obtain and enforce patents on its technology. The Company has applied for three patents with the U.S. Patent and Trademark Office regarding certain aspects of the Company's fingerprint imaging technology. The Company has also filed foreign patent applications that correspond to its U.S. patent applications. The Company is not aware of any patents held by others that would prevent the Company from manufacturing and commercializing its fingerprint imaging technology in the United States and abroad. However, the Company has not performed an exhaustive worldwide search. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology, or that a competitor will not reverse engineer the Company's technology. The Company has acquired a license to use certain Philips patents and rights to certain intellectual property, and the Company's future success may depend on the protection and confidentiality of such information.



     The Company currently relies on a combination of trade secrets, proprietary knowledge, licenses, technological advances and non-disclosure, confidentiality and non-competition agreements entered into with its employees and certain consultants, customers and suppliers to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its unpatented proprietary technology against others who independently develop or otherwise acquire substantially equivalent technologies or gain access to, misappropriate or disclose the Company's proprietary technology.


     There can be no assurance that other parties will not in the future make claims or threaten to take legal action against the Company alleging infringement of patents by the Company. The computer manufacturing and software industry has experienced a significant amount of litigation regarding patents and other rights. Patent litigation can be costly and time consuming. If the Company were determined to be infringing any patent, the Company could be required to pay damages, alter its products or processes, obtain licenses and/or cease certain activities. In addition, if patents are issued to others which contain claims that cover subject matter made, used or sold by the Company, the Company may be required to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on terms acceptable to the Company, if at all.

PRODUCT DEVELOPMENT


     The Company intends to continue to devote significant time and resources to enhance its current core technology to effect reductions in the cost and size of its products and to enhance the reliability and durability of its products. As of September 30, 1998, the Company had 28 employees dedicated to product development, including several scientists who hold Ph.D. degrees in various disciplines, primarily in the areas of electrical engineering, physics and mathematics. Over 49% of the Company's expenses during the period ended December 31, 1997 and over 50% of the Company's expenses, excluding in-process research and development, for the nine months ended September 30, 1998 were direct research and development expenses. The Company intends to continue to invest heavily in research and development and focus on the recruitment of experienced scientists and engineers.


STRATEGIC ALLIANCES


     Philips Alliance. On September 30, 1998, the Company entered into a strategic alliance with Philips. Pursuant to various agreements (collectively, the "Philips Agreements"), the Company agreed to use its reasonable efforts to develop its TactileSense products and other products based on Philips' technology that incorporate photo sensitive and capacitive fingerprint sensor systems. In return, Philips granted the Company, a worldwide license to make, use and sell products in the field of photo sensitive and capacitive fingerprint sensors based on Philip's proprietary amorphous silicon technology. The Company's license will be exclusive, so long as the Company achieves certain development milestones and purchases minimum quantities under the Philips Agreements. For its exclusive license, the Company is obligated to pay Philips a royalty fee based upon the amounts received by the Company from sales of products to Philips. Under the Philips Agreements, the Company is required to supply photo sensitive and capacitive fingerprint sensors to Philips at the Company's most favored customer prices. The Philips Agreements require the Company to pay developmental costs associated with developing Philips' technology, including any fees due to Cadence Design Systems Ltd., which is working on the design and development of an ASIC for fingerprint sensors based on Philips' technology, and the services of certain Philips engineers. The Company's license with Philips continues until all of the licensed patents have expired.



     As consideration for entering into the Philips Agreements, the Company issued 3,700,000 shares of Series C Preferred Stock to Philips and will pay $125,000 in cash and issued 75,000 shares of Series C Preferred Stock to A3 Ventures Incorporated ("A3 Ventures"), which will assist in the transfer of Philips' technology to the Company. See "Principal and Selling Stockholders." Philips and A3 Ventures were granted certain stockholder rights, including registration rights, in connection with the issuance of their shares. See "Shares Eligible for Future Sale -- Registration Rights." Under the Philips Agreements, the sale of Series C Preferred Stock to Philips included a buyback provision to repurchase 600,000 shares at $5.00 per share which is triggered if the Company does not become public on or before March 31, 1999. The Company as an alternative to this buyback provision may at its discretion choose to lose its exclusivity with respect to the Philips patents. In consideration for receiving its shares, Philips agreed, subject to certain exceptions, not to acquire more than 30% of the outstanding voting power of the Company prior to August 18, 2000.



     SPOT/Silitek Alliances. In order to fulfill its manufacturing and distribution requirements, the Company has entered into agreements with SPOT and Silitek to provide certain global sales, manufacturing, service and distribution capabilities in the Company's target markets.


     The Company has entered into a strategic alliance with SPOT, a Taiwanese computer peripheral company, for the high-volume manufacture and distribution of its TactileSense fingerprint identification devices. SPOT provides low-cost, high resolution digital imaging products worldwide and is a subsidiary of MAG. MAG is the second largest monitor manufacturer in Taiwan, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. The Company has entered into a manufacturing agreement and a distribution agreement with SPOT. Pursuant to the manufacturing agreement, SPOT will manufacture and sell TactileSense fingerprint identification devices to the Company at cost plus a fixed mark-up. Pursuant to the agreement, the Company is obligated to meet certain minimum purchase requirements. The Company will then resell the devices to distribution channels, including SPOT. The distribution agreement provides SPOT with the rights to market fingerprint identification devices to manufacturers of monitors, keyboards and mice and into certain retail channels. In order to retain certain of its distribution rights, SPOT is required to purchase a minimum number of fingerprint devices from the Company. The agreement also requires SPOT to purchase all of its fingerprint identification devices for distribution through certain channels set forth in the agreement from the Company.

     The Company has also formed a strategic alliance with Silitek, a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computer Corporation, Hewlett-Packard Company, and Compaq Computer Corporation. The Company granted to Silitek a license, subject to certain manufacturing rights granted to SPOT, to be the only major keyboard manufacturer permitted to manufacture the Company's fingerprint identification devices. In accordance with a manufacturing agreement, Silitek will manufacture fingerprint identification devices pursuant to the Company's purchase orders and sell them to the Company at cost plus a fixed mark-up. Pursuant to a distribution agreement, Silitek and the

Company's other distribution partners will then purchase such devices from the Company and incorporate them into their keyboards and stand-alone peripheral units for resale into established PC and other markets.


     Integrated Visions Alliance. In July 1998, the Company entered into a value-added reseller ("VAR") agreement with Integrated Visions, which is engaged in the business of providing integrated security solutions incorporating biometric identification to its clients in vertical markets such as healthcare and financial services. Integrated Visions is a development stage company and a subsidiary of XL Vision. See "Management -- Certain Relationships" and "Certain Transactions." The Company granted Integrated Visions the right to market and sell the TactileSense fingerprint identification device on a non-exclusive basis as a component of and in conjunction with the sale of computer hardware, software and/or systems integration services to non-retail end users and to other third party resellers in vertical markets, including healthcare and financial services. Integrated Visions and its third party resellers may only resell the fingerprint device as part of a complete business solution for its non-retail customers and are prohibited from selling into distribution channels granted to SPOT and Silitek. The Company has agreed to sell the fingerprint identification devices to Integrated Visions at the lowest price for which it sells such devices to other resellers who purchase similar volumes provided that Integrated Visions purchases a minimum number of devices from the Company.



     Phoenix Alliance. The Company has also formed a strategic alliance with Phoenix from which the Company licenses field-tested fingerprint matching software. In consideration of the grant by Phoenix to the Company of this non-exclusive, worldwide license, the Company issued 92,042 shares of its Common Stock to Phoenix and additionally agreed to pay quarterly license fees. See Note 10 of the Notes to Financial Statements. The License Agreement, which was originally entered into by XL Vision on November 5, 1997 and subsequently assigned to the Company, expires on December 31, 2002, but will automatically renew for additional one year terms unless the Company gives Phoenix 90 days notice before the end of each term.



     The Company plans to enter into arrangements with other manufacturing and distribution partners for other product applications and/or markets.


COMPETITION


     Although the biometric identification industry has yet to fully develop, the Company anticipates that it will be characterized by intense competition. The Company will generally compete with producers of both non-biometric and biometric methods of restricting access. Non-biometric methods of restricting access, such as keys, tokens, PINs and passwords, will initially compete with the Company's devices. The Company will compete more directly with other biometric methods of restricting access, such as signature verification, voice recognition, iris recognition, facial recognition, hand geometry recognition and retinal scanning, all of which are currently being marketed. Companies which develop and distribute fingerprint identification devices, such as American Biometric Company, Digital Persona, Inc., Harris Corporation, Identicator, Inc., Identix Incorporated, Siemens AG, ST Microelectronics N.V., Thomson-CSF and Veridicom, Inc., will compete directly with the Company. The Company will face additional competition from other established and emerging companies in each market in which the Company intends to compete. The Company believes that it has developed technology that has cost and technological advantages over the technologies employed by its competition and that these differences will allow the Company to successfully differentiate its products in the market.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

GOVERNMENTAL REGULATION


     The Company's products are subject to restrictions on their export to and reexport from many foreign countries. These restrictions require the Company to obtain a validated export license prior to the sale of its products to purchasers in such countries, thereby making many of the Company's sales to foreign countries subject to the approval of the U.S. Department of Commerce. Such requirements are not expected to have a material adverse effect on the Company. In addition, states may enact legislation which restrict the use and dissemination of data derived from biometric products, which could have a material adverse effect on the Company's ability to commercialize its products in such markets.


EMPLOYEES


     As of September 30, 1998, the Company employed a total of 43 persons, including 28 persons in product development and engineering, four persons in marketing and sales, and 11 persons in administration. The Company is not subject to any collective bargaining agreements and the Company believes that its relationship with its employees is good.


FACILITIES

     The Company's corporate facilities located in Lake Forest, California occupy approximately 21,000 square feet. The lease has a five year term with monthly base rent of approximately $20,000 and additional provisions for allocations of direct expense charges for building upkeep, maintenance and property taxes. This lease expires on May 17, 2003 at which time the Company has an option to renew the lease for an additional five-year term. The Company believes that this space is adequate to support its needs for the foreseeable future.

                                   MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES



     The executive officers, directors and key employees of the Company are as follows:



NAME                                              AGE                    POSITION
----                                              ---                    --------
Alexander G. Dickinson, Ph.D.(1)(2).............  36    Chief Executive Officer and Director

James W. Kerrigan(1)............................  62    Chief Financial Officer

John S. Scott, Ph.D.(2).........................  47    Chairman of the Board of Directors

Edward Anderson(3)(4)...........................  51    Director

Walter W. Buckley, III(2)(3)....................  38    Director

Alex W. Hart....................................  58    Director

James Ionson, Ph.D.(4)..........................  47    Director

Christopher Moller, Ph.D........................  44    Director

Charles A. Root(2)(3)...........................  65    Director

Brian D. Berger.................................  37    Vice President, Operations

                                                        Executive Vice President, Business
Robert L. Miller................................  44    Development

Linda Starr.....................................  40    Senior Vice President, Sales and Marketing


------------------

(1) Executive officer



(2) Member of the Executive Committee



(3) Member of the Audit Committee



(4) Member of the Compensation Committee


     Alexander G. Dickinson, Ph.D. has been Chief Executive Officer of the Company since May 1997 and a Director of the Company since July 1997. From February 1996 until joining the Company, Dr. Dickinson held the position of Director of Strategy and Business Development at Lucent Technologies, Inc. where he developed new ventures based on AT&T Bell Labs technologies, including fingerprint sensing and single-chip cameras. From January 1988 until February 1996, Dr. Dickinson led a digital imaging research and development group within Bell Labs. Before joining Bell Labs, Dr. Dickinson co-founded and managed two Australian high technology start-up companies. Dr. Dickinson holds a Ph.D. in Electrical Engineering from the University of Adelaide, Australia and an M.B.A. from Columbia University. Dr. Dickinson holds 16 patents relating to various aspects of chip design and imaging.

     James W. Kerrigan has been Chief Financial Officer of the Company since March 1998. From March 1997 through March 1998, Mr. Kerrigan was a self-employed securities trader. From April 1995 to March 1997, Mr. Kerrigan was Chief Financial Officer of Artios Corporation, a company that develops enterprise and computer-aided design software and manufactures peripheral devices for prototyping in the packaging industry. From October 1994 to January 1995, Mr. Kerrigan served as Chief Financial Officer of Pinnacle Micro Inc., a computer peripheral manufacturer. From 1988 to 1994, Mr. Kerrigan was Chief Financial Officer of PDA Engineering Inc., a computer-aided engineering software company. He holds a B.S. in engineering and an M.B.A. from Northwestern University.



     John S. Scott, Ph.D. has been Chairman of the Board of the Company since July 1997. Since May 1993, he has also been Chairman of the Board and Chief Executive Officer of XL Vision. From 1991 until July 1993, Dr. Scott was the President of Lenzar Electro-Optics, Inc., a manufacturer of imaging devices. Dr. Scott has a Ph.D. in both physics (turbulence and particle acceleration, associated space-borne instrumentation, plasma physics and electro-optical sensor system development) and astrophysics from the University of Arizona. He has designed and developed scanners for a wide range of media types including intelligence imagery, microfiche, microfilm, fingerprint cards, aerial photos, voter registration cards and medical x-rays. Dr. Scott is also Chairman of the Board of ChromaVision Medical Systems, Inc., a Safeguard partnership company.

     Edward Anderson has been a Director of the Company since November 1997. Mr. Anderson has served since January 1994 as President and Chief Executive Officer of CompuCom Systems, Inc., a Safeguard partnership company. CompuCom is a leading provider of distributed desktop computer products and network integration services with annual revenues in excess of $2 billion. Mr. Anderson joined CompuCom in August 1993 as Chief Operating Officer and has been a Director of CompuCom since 1993. Prior to joining CompuCom, Mr. Anderson was President and Chief Operating Officer of ComputerLand Corp. from 1989 until 1993. Mr. Anderson is a director of Diamond Technology Partners, a Safeguard partnership company, and M/A/R/C Inc.

     Walter W. Buckley, III has been a Director of the Company since November 1997. Mr. Buckley has been the President and Chief Executive Officer of Internet Capital Group, a Safeguard partnership company which invests primarily in Internet companies, since March 1996. Prior to that, Mr. Buckley worked for Safeguard since 1987, most recently as Vice President. Prior to joining Safeguard, Mr. Buckley was President and co-founder of Centralized Management Systems, Inc., a medical supply company, which he sold in 1987. Mr. Buckley is a member of the Board of Directors of Internet Capital Group, Sky Alland Marketing Inc., MultiGen, Inc., VerticalNet, Inc., and XL Vision.

     Alex W. Hart has been a Director of the Company since April 1998. Mr. Hart has served as the Chief Executive Officer of Advanta Corp. from 1996 to 1998, and as an officer of Advanta Corp. since 1994. Prior to that time, he was President and Chief Executive Officer of Mastercard International Inc., a position he held since 1988. For a period of ten years prior to joining Mastercard, Mr. Hart served as Executive Vice President of First Interstate Bancorp, Los Angeles.

     James Ionson, Ph.D. has been a Director of the Company since November 1997. Dr. Ionson is President and Chief Executive Officer of JDC, Inc., a management consultant firm. Previously, Dr. Ionson worked for Polaroid Corporation from 1991 to 1995 where he served as corporate vice president of ImageNow business development from 1994 to 1995, and corporate vice president of research and technology from 1991 to 1994. Dr. Ionson held the Harvard Smithsonian Astrophysical Observatory Award from 1981 to 1984 and was the Maryland Academy of Sciences Scientist of the Year in 1983.

     Christopher Moller, Ph.D. has been a Director of the Company since February 1998. Dr. Moller has served as Managing Director of Technology Leaders III and since 1994 Technology Leaders II Management L.P., and in various capacities since 1990 with its predecessors. He holds a Ph.D. in immunology from the University of Pennsylvania. He is a director of five biotechnology companies including ViroPharma, Inc. Dr. Moller serves on the medical advisory board of Lankenau Research Institute. Dr. Moller is a director of ChromaVision Medical Systems, Inc., a Safeguard partnership company.

     Charles A. Root has been a Director of the Company since November 1997. Since 1986, Mr. Root has served as an Executive Vice President of Safeguard. From 1988 until March 1994, Mr. Root served as Chairman and Chief Executive Officer of Coherent Communications Systems Corporation, a Safeguard partnership company which manufactures telecommunications equipment, where he continues to serve as Chairman. Mr. Root is Chairman of Tangram Enterprise Solutions, Inc. and a director of ChromaVision Medical Systems Inc., a Safeguard partnership company.

     Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors; and an Executive Committee. All non-employee directors are reimbursed for travel and other expenses related to their service on the Board of Directors.

KEY EMPLOYEES


     Brian D. Berger has been Vice President, Operations of the Company since April 1998. From May 1988 until joining the Company, Mr. Berger held various marketing and sales positions with NMB Technologies Inc. ("NMB"), one the world's largest computer keyboard manufacturers. Prior to joining the Company, Mr. Berger was Product Sales Manager, Input Devices at NMB. Mr. Berger has related technical experience in fingerprint technologies through his marketing association with the product development process at NMB. Mr. Berger holds a B.A. degree from California State University, Northridge.


     Robert L. Miller has been Executive Vice President, Business Development of the Company since April 1998. From January 1997 to January 1998, Mr. Miller was Executive Vice President for Customer Care, BellSouth Business Systems Inc. From August 1995 to January 1997, Mr. Miller was Vice President and General Manager, Sales and Service for BellSouth Business Systems. From 1976 to 1995, Mr. Miller held various executive and managerial sales and marketing positions with IBM. Mr. Miller holds a B.S. degree in Commerce and Engineering from Drexel University and an M.S. degree from MIT's Sloan School.


     Linda Starr has been Senior Vice President, Sales and Marketing of the Company since July 1998. From June 1997 to November 1997, Ms. Starr was Vice President, Channel Sales, North America for Compaq Computer Corporation. From October 1993 to June 1996, she was Vice President, Worldwide Sales for Visioneer Communications, Inc. From October 1988 to October 1993, Ms. Starr held various sales positions with NEC Technologies, Inc., including Vice President, Sales, Western Operations.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to December 1997, the Company did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions. Recommendations concerning all of the Company's employees were made to the Board of Directors by the Company's Chief Executive Officer. There are currently no compensation committee interlocks with other entities or insider participation on the Compensation Committee.

CERTAIN RELATIONSHIPS

     Technology Leaders Management L.P., a limited partnership, is the sole general partner of Technology Leaders L.P. and a co-general partner of Technology Leaders Offshore C.V. Technology Leaders L.P. and Technology Leaders Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders L.P. and Technology Leaders Offshore C.V. are referred to collectively in this Prospectus as "Technology Leaders I." Technology Leaders Management L.P. has sole responsibility for all investment, voting and disposition decisions for Technology Leaders I. The general partners of Technology Leaders Management L.P. are (i) Technology Leaders Management, Inc., a privately held subsidiary of Safeguard, (ii) TL Partners I, a general partnership among Technology Leaders Management, Inc. and the Managing Directors of Technology Leaders Management, Inc., other than Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by individuals, one of whom serves as a director of Safeguard, and three of whom are not currently otherwise affiliated with Safeguard or the Company. Technology Leaders Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, that consists of seven voting members including (i) Warren V. Musser, Robert E. Keith, Jr. and Gary J. Anderson, M.D., each of whom are designees of Technology Leaders Management, Inc., and (ii) one designee of each of the TLA Corporations. Clayton S. Rose is a non-voting member of that executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders, subject to the control and direction of the executive committee of Technology Leaders Management L.P. Mr. Musser is the chairman and Mr. Keith is president and chief executive officer of Technology Leaders Management, Inc. and Mr. Keith, Dr. Anderson, Mr. DeNino and Christopher Moller, Ph.D., a director of the Company, are the managing directors of Technology Leaders Management, Inc. Mr. Keith and Dr. Anderson are former officers of Safeguard and Mr. Keith is a director of Safeguard.

     Technology Leaders II Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and a co-general partner of Technology Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are referred to in this Prospectus as "Technology Leaders II." Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II. The general partners of Technology Leaders II Management, L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, Jr., Gary J. Anderson, M.D., Mark J. DeNino and Christopher Moller, Ph.D., a director of the Company, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of nine voting members including (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. DeNino, Dr. Moller, individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard.

     Safeguard Scientifics (Delaware), Inc., a privately held subsidiary of Safeguard, is a limited partner in Technology Leaders L.P. and Technology Leaders II, holding 3.3% of the aggregate limited partnership interest in Technology Leaders L.P. and 4.4% of the aggregate limited partnership interest in Technology Leaders II L.P. Technology Leaders Management, Inc. holds directly or indirectly 31% of the general partnership interests in Technology Leaders Management L.P. and 39% of the general partnership interests in Technology Leaders II Management L.P.

     Internet Capital Group L.L.C. ("Internet Capital") is a limited liability company organized to invest in and provide strategic management and financial support to Internet companies. Walter Buckley, a Director of the Company, is the chief executive officer and a director of Internet Capital Group, Inc., the management company for Internet Capital. Mr. Buckley is a former officer of Safeguard. Robert Keith and Warren Musser are also members of Internet Capital's Board. Safeguard and Technology Leaders II collectively own approximately 37% of Internet Capital's ownership interests.

     Safeguard, Technology Leaders I and Technology Leaders II collectively beneficially own approximately 41% of the voting common stock of XL Vision and approximately 97% of the non-voting convertible preferred stock of XL Vision and have the right to designate two of the nine members of XL Vision's Board of Directors. In February 1998, the Company raised its initial equity capital through a private offering of its Series A Preferred Stock primarily to XL Vision's stockholders. In May 1998 and June 1998, the Company sold an aggregate of 300,000 shares of its Series B Preferred Stock to Technology Leaders I, Technology Leaders II and Internet Capital.

     Integrated Visions is a privately held subsidiary of XL Vision. XL Vision controls 100% of the voting rights of Integrated Visions and approximately 36% of its issued and outstanding common stock. Integrated Visions is engaged in the business of providing integrated security solutions incorporating biometric technology to its clients in vertical markets such as healthcare and financial services. In July 1998, the Company entered into a VAR agreement with Integrated Visions pursuant to which Integrated Visions was granted the right to market and sell the TactileSense fingerprint device on a non-exclusive basis as a component of and in conjunction with the sale of computer hardware, software and/or systems integration services to non-retail end users and to other third party resellers in vertical markets. See -- "Strategic Alliances." Dr. Scott, a director of the Company, owns approximately 13% of the issued and outstanding common stock of Integrated Visions. Dr. Scott's shares of Integrated Visions are restricted shares granted pursuant to XL Vision's Long Term Incentive Plan and as such, the voting rights related to his shares are controlled by XL Vision. Dr. Scott is the Chairman of the Board of Integrated Visions and the Chairman of the Board and Chief Executive Officer of XL Vision. Dr. Dickinson and Dr. Hsieh received from XL Vision grants of 50,000 and 25,000 shares, respectively, of restricted stock in Integrated Visions.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid or accrued from the inception of the Company through December 31, 1997 with respect to the Company's Chief Executive Officer and its other most highly compensated executive officer who earned total salary and bonus in excess of $100,000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION
                                              ANNUAL         ---------------------------
                                          COMPENSATION(1)     RESTRICTED     SECURITIES
                                         -----------------      STOCK        UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY     BONUS     AWARDS(4)     OPTIONS/SARS   COMPENSATION
-------------------------------   ----   -------   -------   ------------   ------------   ------------
Alexander G. Dickinson,
  Ph.D.(2)
  Chief Executive Officer......   1997   $98,470   $40,000     $31,875            --         $43,532

Tzu-Chiang Hsieh, Ph.D.(3)
  Vice President and Chief
  Operating Officer............   1997    80,000    31,000      13,125            --          23,350

------------------
(1) Except as otherwise noted, the annual compensation described in this table reflects actual salary and bonus paid to such executive officers from the inception of the Company through December 31, 1997. In 1997, Drs. Dickinson and Hsieh were paid based upon an annual salary of $160,000 and $130,000, respectively. The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Officers which do not exceed the lesser of $50,000 or 10% of the aggregate of any such Named Officer's salary and bonus.

(2) Dr. Dickinson joined the Company on May 22, 1997. Included in Dr. Dickinson's All Other Compensation is the reimbursement by the Company of relocation expenses of $42,609 and a Company contribution of $923 to his 401(k) Plan account. Dr. Dickinson earned a bonus of $40,000 for 1997, which was paid in 1998.


(3) Dr. Hsieh joined the Company on May 19, 1997. Included in Dr. Hsieh's All Other Compensation is a Company contribution of $1,050 to his 401(k) Plan account and a $22,300 buyout of XL Vision stock. Dr. Hsieh earned a bonus of $31,000 for 1997, which was paid in 1998. Dr. Hsieh ceased being an employee of the Company as of September 18, 1998.


(4) In November 1997, Drs. Dickinson and Hsieh were granted restricted stock grants in the Company of 531,250 and 218,750 shares, respectively, at a deemed value of $0.06 per share. These amounts were reported as additional paid compensation to these individuals.

     The Named Officers do not hold any options to purchase the Company's Common Stock and no stock options were granted by the Company to the Named Officers in 1997.

EQUITY COMPENSATION PLAN

     The Company has adopted the Who? Vision Systems, Inc. 1997 Equity Compensation Plan (the "Plan") pursuant to which it has awarded, and may in the future award, stock options, restricted stock and equity compensation awards to its employees, non-employee directors and independent contractors.

     The Plan provides for the issuance to employees, non-employee directors and eligible independent contractors of up to 2,400,000 shares of Common Stock pursuant to the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), Stock Appreciation Rights ("SARs") and restricted stock awards. The maximum aggregate number of shares of stock that shall be subject to grants under the Plan to any recipient shall not exceed 625,000. The Plan is administered by a committee of two or more non-employee directors appointed by the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee has the authority to determine to whom stock options and equity compensation awards will be granted and the terms of the awards granted, including the number of shares subject to each award, vesting and exercise provisions and the duration of an award, to amend the terms of any outstanding award and to generally deal with any other matters arising under the Plan.


     As of October 15, 1998, options to purchase a total of 972,425 shares of Common Stock, at a weighted average exercise price per share of $2.08 were outstanding. Options to purchase a total of 38,645 shares were vested and exercisable as of October 15, 1998. As of October 15, 1998, the Company had an additional 596,325 shares of Common Stock available for future grants and other issuances under the Plan. The Company also granted 750,000 shares of restricted stock under the Plan. Options for 81,250 shares have been exercised.


     The option price per share of stock under the Plan shall be determined by the Committee at the time of each grant, provided, however, that the option price per share for any ISO shall not be less than 100% of the fair market value of the stock at the time of the grant. If a 10% stockholder receives an ISO, the exercise price shall not be less than 110% of the fair market value at the time of grant. The term of each stock option shall be fixed by the Committee, but shall not exceed ten years. In the case of a 10% stockholder, the term shall not exceed five years. Stock options shall be exercisable at such time or times as shall be determined by the Committee. Payment for the exercise of an option shall be made by cash, check or other instrument as the Committee may accept, including, in the discretion of the Committee, unrestricted stock of the Company. The Committee may also agree to allow an optionholder to elect to cash out the excess of the fair market value over the option price of all or a portion of a stock option. The Committee may also grant, in its sole discretion, a "cashless exercise" feature for the exercise of stock options.

     The Board of Directors may amend or revise the terms of the Plan in any respect whatsoever, provided, that certain amendments of the Plan are subject to shareholder approval. Unless sooner terminated, the Plan will terminate in 2007.

     Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the options granted under the Plan are intended to meet the requirements of "performance-based compensation."

                              CERTAIN TRANSACTIONS


     The Company's business commenced as an unincorporated business division of XL Vision in May 1997 to develop fingerprint identification technologies. From inception of the business through its incorporation as a separate entity on June 30, 1997, the Company incurred approximately $184,000 in operating costs. As of 1997, the assets and liabilities of the Company's business were transferred to the Company in exchange for the assumption of a liability to XL Vision totaling approximately $126,000. Operations of the Company subsequent to inception have been funded by loans from XL Vision. In November 1997, 4,223,281 shares of Common Stock were issued to XL Vision at a purchase price of $0.06 per share. As of January 14, 1998, the Company issued a promissory note in the principal amount of $10.0 million bearing interest at 7% in consideration for the one-time transfer of the TactileSense technology to the Company. The $10.0 million technology fee paid to XL Vision was based on negotiations between XL Vision and the Company and includes costs incurred by XL Vision over several years as XL Vision developed the basic technical building blocks for the TactileSense technology. XL Vision has agreed to provide funding to the Company as reasonably required for its working capital needs until the first to occur of (i) the initial public offering of the Company and (ii) March 31, 2000. In connection with this commitment, the Company entered into a loan agreement with XL Vision covering all amounts loaned by XL Vision for working capital. The loan bears interest at the prime lending rate plus 1%. Both the note and the loan are due in full upon the earlier of the closing of the Company's initial public offering and March 31, 2000.


     In February 1998, the Company closed a private placement of 8,258,881 shares of Series A Preferred Stock to certain stockholders of XL Vision, including Safeguard, Technology Leaders I, Technology Leaders II, Charles A. Root and Walter W. Buckley, III. All of the shares in the private placement were sold at a purchase price of $1.00 per share. The Company used a portion of the proceeds from the private placement to repay a portion of the debt to XL Vision. In connection with the purchase of shares in the private placement, the purchasers were granted certain registration rights. See "Shares Eligible for Future Sale -- Registration Rights." In addition, the holders of Series A Preferred Stock are entitled to elect two members of the Company's Board of Directors for as long as the Series A Preferred Stock remains outstanding. The holders entered into an agreement to vote their shares of Series A Preferred Stock to elect one designee of Safeguard and one designee of Technology Leaders I and Technology Leaders II, together, to the Company's Board of Directors. Also, in connection with the private placement, the Company agreed with Safeguard to make a rights offering of its Common Stock to holders of Safeguard Common Shares under certain circumstances. Upon consummation of this offering, all shares of Series A Preferred Stock will automatically convert into Common Stock.

     In May and June 1998, the Company closed a private placement of 1,400,000 shares of Series B Preferred Stock, of which 300,000 shares were issued to Safeguard affiliates, including Technology Leaders I, Technology Leaders II, Technology Leaders I Offshore, Technology Leaders II Offshore, and Internet Capital Group. All of the shares in the private placement were sold at a purchase price of $3.00 per share. Upon consummation of this offering, all shares of Series B Preferred Stock will automatically convert into Common Stock.

     The Company has entered into an Administrative Services Agreement with Safeguard and XL Vision. This agreement requires XL Vision and Safeguard to provide certain administrative services for the Company including management consultation, investor relations, financial management, human resources management, legal services, insurance program administration, audit administration, tax planning, income tax return preparation and other services. The Administrative Services Agreement requires the Company to accrue an annual fee payable quarterly to XL Vision and Safeguard based upon an aggregate of 1.5% of gross revenues subject to an annual limit of $300,000 and a minimum amount of $100,000. The fee is only payable upon achievement of positive cash flow from operations. The Administrative Services Agreement extends through May 18, 2003 and continues thereafter unless terminated by any party.

     On September 30, 1998, the Company entered into a strategic alliance with Philips. In connection with this alliance, the Company issued 3.7 million shares of Series C Preferred Stock to Philips. See "Business -- Strategic Alliances -- Philips Alliance."


     The Company also entered into a Direct Charge Administrative Services Agreement with XL Vision. Under this agreement, XL Vision provides administrative services to the Company at the request of the Company as needed. The Company accrues fees payable to XL Vision monthly based on actual hours incurred at individual rates of XL Vision employees who perform the services plus actual costs incurred. The Direct Charge Administrative Services Agreement is on a month-to-month basis and provides for termination by either party with 30 days written notice.

     In July 1998, the Company entered into a VAR agreement with Integrated Visions, which is engaged in the business of providing integrated security solutions incorporating biometric identification to its clients in vertical markets such as healthcare and financial services. Integrated Visions is a subsidiary of XL Vision. See "Management -- Certain Relationships."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as calculated pursuant to Rule 13d-3 of the Exchange Act as of the date of this Prospectus and as adjusted to reflect the sale of the shares offered hereby (i) by each selling stockholder, (ii) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (iii) by each director of the Company, (iv) by each Named Officer and (v) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.


                                              BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                            PRIOR TO THE OFFERING(1)      NUMBER OF       AFTER THIS OFFERING(1)
                                            ------------------------     SHARES TO BE     ----------------------
                                            NUMBER OF                      SOLD IN        NUMBER OF
NAME AND ADDRESS                              SHARES     PERCENTAGE    THIS OFFERING(2)    SHARES     PERCENTAGE
----------------                            ----------   -----------   ----------------   ---------   ----------
Safeguard Scientifics, Inc.(3)............  5,341,989       28.7%          116,667        5,225,322      20.8%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Koninklijke Philips Electronics N.V.......  3,700,000       19.9                --        3,700,000      14.8
  3200 North First Street
  San Jose, CA 95135
XL Vision, Inc.(4)........................  1,769,031        9.5           200,000        1,569,031       6.3
  10305 102nd Terrace
  Sebastian, FL 32958
Technology Leaders II(4)..................  1,204,839        6.5                --        1,204,839       4.8
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Technology Leaders I(4)...................  1,130,592        6.1                --        1,130,592       4.5
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Citicorp Venture Capital, Ltd(5)..........    765,000        4.1                --          765,000       3.1
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043
Alexander G. Dickinson, Ph.D.(6)..........    531,250        2.9                --          531,250       2.1
John S. Scott, Ph.D.(7)...................    501,250        2.7                --          501,250       2.0
Applewood Associates, L.P.(8).............    437,472        2.4             8,333          429,139       1.7
Tzu-Chiang Hsieh, Ph.D.(9)................    234,375        1.3                --          234,375         *
James W. Kerrigan(10).....................     75,000          *                --           75,000         *
Charles A. Root...........................     40,365          *                --           40,365         *
Walter W. Buckley, III....................     32,812          *                --           32,182         *
Alex W. Hart..............................         --         --                --               --        --
Edward Anderson...........................         --         --                --               --        --
James Ionson, Ph.D........................         --         --                --               --        --
Christopher Moller, Ph.D.(11).............         --         --                --               --        --
All executive officers and directors as a
  group (9 persons)(12)...................  1,180,677        6.4                --        1,180,677       4.7


------------------
*  Less than 1% of the outstanding Common Stock.

 (1) Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding prior to the offering (i) assumes 18,581,704 Common Stock outstanding as of the date of this Prospectus, (ii) the conversion of all shares of Preferred Stock outstanding as of the date of this prospectus, (iii) includes additional shares issuable pursuant to options held by such owner which may be exercised within 60 days after the date of this Prospectus ("presently exercisable options"), as set forth below, (iv) includes all restricted stock grants, as set forth below, and (v) includes additional shares to be issued to Phoenix prior to the date of the offering. Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding after the offering (i) assumes 25,081,704 shares of Common Stock will be outstanding upon the successful completion of this offering, (ii) includes shares of Common Stock which are subject to certain vesting conditions, and (iii) includes additional shares to be issued to Phoenix prior to the date of this offering. The beneficial ownership after this offering does not account for the exercise of rights by such stockholders in this offering.

 (2) Represents an aggregate of 325,000 shares of Common Stock being sold to certain persons selected by the Company. Assuming that the underwriters' over allotment option is exercised in full, Safeguard, XL Vision and Applewood Associates, L.P. will sell an additional 233,334 shares, 400,000 shares and 16,666 shares in this offering, respectively.

 (3) The shares of Safeguard are held of record by Safeguard XL Capital, L.P., a limited partnership of which the sole general partner is Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard. The limited partnership interests are held by executives and employees of Safeguard, subject to vesting. Safeguard disclaims beneficial ownership of all but its proportionate interest in the shares held by the partnership. Excludes all shares of Common Stock beneficially owned by Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital, in each of which Safeguard has a beneficial interest. Safeguard owns approximately 55.5% of XL Vision, 3.3% of Technology Leaders I and 4.4% of Technology Leaders II. See "Management -- Certain Relationships" for a description of the relationships between Safeguard, Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital. The largest shareholder of Safeguard is Warren V. Musser, the chairman and chief executive officer of Safeguard, who is the record holder of approximately 9.0% of the total Safeguard Common Shares outstanding.


 (4) See "Management -- Certain Relationships" for a description of the relationships between Safeguard and Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital.


 (5) Citibank owns a controlling interest of Citicorp Venture Capital, Ltd.

 (6) Represents shares of Common Stock subject to certain vesting conditions.

 (7) Includes 501,250 shares held by a family partnership, and excludes 30,000 shares held by certain family members for which Dr. Scott disclaims beneficial ownership. Excludes shares owned by XL Vision, of which Dr. Scott is Chairman and Chief Executive Officer.

 (8) The address of this stockholder is 68 Wheatley Road, Brookville, NY 11545. Applewood Associates, L.P. is a limited partnership. The general partners, Barry Rubenstein, Barry Fingerhut, Irwin Lieber, Jonathan Lieber, Seth Lieber and Applewood Capital Corp, own, in aggregate, approximately 27% of the partnership.

 (9) Includes 218,750 shares of Common Stock subject to certain vesting conditions and 15,625 shares issuable pursuant to stock options exercisable within 60 days after the date of this Prospectus.

(10) Represents 75,000 shares of Common Stock subject to certain vesting conditions.

(11) Excludes shares owned by Technology Leaders I and Technology Leaders II, for each of which Dr. Moller serves as an indirect general partner. Dr. Moller disclaims beneficial ownership of such shares.

(12) Represents shares of Common Stock subject to certain vesting conditions.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.01 par value per share, and 15,000,000 shares of Preferred Stock, $.01 par value per share. As of October 15, 1998, there were 5,147,823 shares of Common Stock, 8,258,881 shares of Series A Preferred Stock, 1,400,000 shares of Series B Preferred Stock and 3,775,000 shares of Series C Preferred Stock issued and outstanding.


COMMON STOCK


     As of October 15, 1998, there would have been 18,581,704 shares of Common Stock outstanding, after giving effect to the conversion of the shares of Preferred Stock. After giving effect to the issuance of the 6,500,000 shares of Common Stock offered by the Company hereby, there will be 25,081,704 shares of Common Stock outstanding.


     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. See "Risk Factors -- Control by Principal Stockholders." Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock which the Company may designate and issue in the future. See " -- Preferred Stock."

PREFERRED STOCK


     The Company, by resolution of the Board of Directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 15,000,000 shares of Preferred Stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. As of the date of this Prospectus, assuming conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock, there will be no shares of Preferred Stock outstanding, and the Company has no plans to issue any shares of Preferred Stock.


RIGHTS

     The Company is granting on the date hereof the rights to the holders of Safeguard common shares. The rights, subject to minimum exercise requirements, are each exercisable for one share of Common Stock at an exercise price of $5.00 per share. Persons may not exercise rights for fewer than 20 shares of Common Stock. For purposes of this offering, a person that holds Safeguard common shares in multiple accounts must meet the 20 share minimum purchase requirement in each account. Accordingly, persons holding fewer than 20 rights in an account should consider the advisability of consolidating their rights in one account, selling rights, or purchasing additional rights to comply with the minimum exercise requirements of this offering. Rights may be transferred, in whole or in part, by endorsing and delivering to ChaseMellon a rights certificate that has been properly endorsed for transfer, with instructions to reissue the rights, in whole or in part, in the name of the transferee. ChaseMellon will reissue certificates for the transferred rights to the transferee, and will reissue a certificate for the balance, if any, to the holder of the rights, in each case to the extent it is able to do so prior to the expiration date of the rights. This offering will terminate and the rights will expire at 5:00 p.m., New York
City time, on the expiration date, which is             , 1998. After the
expiration date of the rights, unexercised rights will be null and void. For more information about the rights and the offering process, reference should be made to "The Offering" and to "Risk Factors -- Cancellation of Rights Offering."

LIMITATION ON LIABILITY

     The Company's Certificate of Incorporation limits or eliminates the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law and
(iv) for any transaction resulting in receipt by such person of an improper personal benefit.

     The Company intends to apply for directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts to be effective contemporaneously with the closing of this offering. See "Business -- Legal Proceedings" for a discussion of pending litigation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The ability of the Company's Board to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as the Company's Board may determine in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors -- Possible Issuance of Preferred Stock," " -- Common Stock" and " -- Preferred Stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL prohibits certain business combinations between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder. See "Risk Factors -- Possible Issuances of Preferred Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 25,081,704 shares of Common Stock outstanding, excluding 972,425 shares of Common Stock subject to stock options outstanding as of October 15, 1998 and any stock options granted by the Company after October 15, 1998. Of these shares, the Common Stock sold by the Company and the selling stockholders in this offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Act. The remaining shares of Common Stock (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon exemption from the registration requirements of the Act and are therefore deemed "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701. See "Risk Factors -- Shares Eligible for Future Sale."



     In general, under Rule 144 as currently in effect, if two years have elapsed since the date of acquisition of restricted securities from the Company or any affiliate and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least three months prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations described below. If one year has elapsed since the date of acquisition of restricted securities from the Company or any affiliate, the acquiror or subsequent holder thereof (including persons who may be deemed affiliates of the Company) is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. Without considering the contractual restrictions described below, approximately (i) 1,250 Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to manner of sale and other resale conditions imposed by Rule 144, and
(ii) 18,255,454 Restricted Shares will be eligible for future sale subject to the holding period and other conditions imposed by Rule 144. Certain restrictions apply to any shares of Common Stock purchased in this offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder. See "Risk Factors -- Shares Eligible for Future Sale."


     Rule 144A under the Act provides a nonexclusive safe harbor exemption from the registration requirements of the Act of specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity, as long as these securities when issued were not of the same class as securities listed on a national securities exchange or quoted on Nasdaq. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

STOCK OPTIONS


     As of October 15, 1998, there were outstanding options to purchase an aggregate of 972,425 shares of Common Stock (38,645 of which were exercisable at October 15, 1998 at a weighted average exercise price of $1.85) at a weighted average exercise price of $2.08 per share. As of October 15, 1998, the Company had an additional 596,325 shares of Common Stock available for future grant under the Plan. The holders of options which are exercisable upon the offering to purchase a total of 8,333 shares are subject to Lock-Up Agreements, which restrict, until after the Lock-Up Expiry Date (without the prior written consent of the underwriters), the holders' ability to sell or otherwise dispose of Common Stock acquired upon the exercise of such options. See "Management -- Equity Compensation Plan."

     The Company issued options and underlying shares of Common Stock to employees of the Company who were not executive officers and directors of the Company pursuant to Rule 701. Under Rule 701, employees of the Company who prior to this offering purchased shares upon the exercise of options granted under the Plan are entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and they may begin making such sales on the 90th day after the date of this Prospectus. Rule 701 also permits the shares subject to unexercised options granted under the Plan to be sold upon exercise without having to comply with the foregoing provisions of Rule 144. As of October 15, 1998, approximately 596,325 shares of Common Stock and shares of Common Stock subject to unexercised options will be eligible for sale under Rule 701 by Company employees (subject to applicable vesting provisions).


     It is anticipated that a Registration Statement on Form S-8 covering the Common Stock that may be issued pursuant to the options granted under the Plan will be filed prior to the Lock-Up Expiry Date and that shares of Common Stock that are so acquired and offered thereafter pursuant to this Registration Statement generally may be resold in the public market without restriction or limitation, except in the case of affiliates of the Company, whom generally may only resell such shares in accordance with each provision of Rule 144, other than the holding period requirement.

LOCK-UP AGREEMENTS


     The Principal Stockholders, who will beneficially own 12,829,784 shares of Common Stock after the completion of this offering, certain other shareholders of the Company and each executive officer and director of the Company have agreed with the underwriters that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriter. In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of Robert W. Baird & Co. Incorporated.


REGISTRATION RIGHTS

     The Company has granted certain piggyback and demand registration rights to holders of Preferred Stock. Holders of a certain number of shares of Preferred Stock have the right to request that the Company effect the registration, under the Act, of the Common Stock issuable upon the conversion of the Preferred Stock, provided that the securities to be registered have a value of at least $5,000,000. These registration rights become exercisable at any time after the earlier of six months after the completion of this offering and January 13, 2002. In addition, the holders of Preferred Stock have the right to include their securities in the offerings of the Company's securities under the Act. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All holders of registration rights have waived their respective rights to participate in this offering.

                                  UNDERWRITING


     The Company, the selling stockholders and the underwriters have entered into the Standby Underwriting Agreement on the date hereof, pursuant to which the underwriters are required, subject to certain terms and conditions (all of which are set forth below), to purchase the shares of Common Stock offered and not purchased in the rights offering (the "Excess Unsubscribed Shares") in accordance with the percentages set forth below. If all of the rights are exercised, there will be no Excess Unsubscribed Shares.


UNDERWRITERS:                                                 % OF UNDERWRITER SHARES
-------------                                                 -----------------------
Robert W. Baird & Co. Incorporated..........................              %
Janney Montgomery Scott Inc.................................              %


     The underwriters have agreed, severally and not jointly, subject to the condition that the Company and the selling stockholders comply with their obligations under the Standby Underwriting Agreement and subject to the underwriters' right to terminate its obligations under the Standby Underwriting Agreement (as specified below), to purchase all of the Excess Unsubscribed Shares. The Company will pay the underwriters the financial advisory fee equal to 3% of the exercise price for each share of Common Stock included in this offering. The financial advisory fee is for services and advice rendered in connection with the structuring of the offering, valuation of the business of the Company and financial advice to the Company before and during the offering. An additional fee of 4% of the exercise price will be paid to the underwriters
(i) for each share of Common Stock purchased by the underwriters pursuant to the Standby Underwriting Agreement and (ii) for each share of Common Stock purchased upon the underwriters' exercise of rights if such rights were purchased by the underwriters at a time when the Common Stock was trading (on a "when-issued" basis) at a per share price of less than 120% of the exercise price or if the underwriters purchase such rights with Safeguard's prior written acknowledgment that they would be entitled to receive the underwriting discount for Common Stock purchased pursuant to the exercise of such rights. In addition, the Company has agreed to pay the underwriters a non-accountable expense allowance in the aggregate amount of $200,000, provided, however, such non-accountable expense allowance shall be reduced to $100,000 or zero if, on the Expiration Date, the closing price for the Common Stock traded on a "when issued" basis is at least $7.25 per share or greater than $8.25 per share, respectively. The selling stockholders have granted to the underwriters a 20-day option commencing on the Expiration Date to purchase a maximum of 650,000 additional shares of Common Stock at a per share price equal to the exercise price less the financial advisory fee and the underwriting discount. The underwriters may exercise such option in whole or in part only to cover over-allotments made in connection with the sale of shares of Common Stock by the underwriters.

     Prior to this Expiration Date, the underwriters may offer shares of Common Stock on a when-issued basis, including shares to be acquired through the purchase and exercise of rights, at prices set from time to time by the underwriters. It is not contemplated that the offering price set on any calendar day will be increased independently by the underwriters more than once during such day. After the Expiration Date, the underwriters may offer shares of Common Stock, whether acquired pursuant to the Standby Underwriting Agreement, the exercise of the rights or the purchase of Common Stock in the market, to the public at a price or prices to be determined. The underwriters may thus realize profits or losses independent of the underwriting discount and the financial advisory fee. Shares of Common Stock subject to the Standby Underwriting Agreement will be offered by the underwriters when, as and if sold to, and accepted by, the underwriters and will be subject to its right to reject orders in whole or in part.

     Prior to this offering, there has been no public market for the Common Stock or the rights. Consequently, the exercise price was determined by negotiations among the Company, the selling stockholders and the underwriters. In determining the exercise price, the underwriters, the selling stockholders and the Board of Directors of the Company considered such factors as the future prospects and historical growth rate in revenues and earnings of the Company; its industry in general and the Company's position in its industry; revenues, earnings and certain other financial and operating information of the Company in recent periods; market valuations of the securities of companies engaged in activities similar to those of the Company; the management of the Company; and, with respect to the Company, the advice of the underwriters.

     The underwriters will be prohibited from engaging in any market making activities with respect to the Company's when-issued Common Stock and Common Stock until the underwriters have completed its participation in the distribution of shares offered hereby. As a result, the underwriters may be unable to provide a market for the Company's when-issued Common Stock and Common Stock should they desire to do so during certain periods while the rights are exercisable.

     In connection with this offering, the underwriters and certain selling group members may engage in stabilizing, syndicate covering transactions or other transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. A "syndicate covering transaction" is the placing of any bid or the effecting of any purchase on the behalf of the underwriters to reduce a short position created in connection with this offering. After the opening of quotations for the Common Stock on the Nasdaq National Market, stabilizing bids for the purpose of preventing or retarding a decline in the market price may be initiated by the underwriters or selling group members in any market at a price no higher than the last independent transaction price for the Common Stock and then maintained, reduced or raised to follow the independent market. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and the selling stockholders have agreed to indemnify the underwriters against certain liabilities arising out of or based upon misstatements or omissions in this Prospectus or the Registration Statement of which this Prospectus is a part and certain other liabilities, including liabilities under the Act, and to contribute to certain payments that the underwriters may be required to make.

     The underwriters may terminate their obligations under the Standby Underwriting Agreement (i) if any calamitous domestic or international event or act or occurrence has disrupted the general securities market in the United States; (ii) if trading in the Common Stock (on a when-issued basis) shall have been suspended by the SEC or Nasdaq; (iii) if trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or in the over-the-counter market shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the NASD or by order of the SEC or any other government authority having jurisdiction; (iv) if the United States shall have become involved in a war or major hostilities which, in the underwriters' opinion, will affect the general securities market in the United States; (v) if a banking moratorium has been declared by a California, New York, Pennsylvania, Wisconsin or federal authority; (vi) if a moratorium in foreign exchange trading (with respect to a foreign exchange on which the Company's securities are traded) has been declared; (vii) if the Company shall have sustained a loss material to the Company by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured, or from any labor dispute or any legal or governmental proceeding; (viii) if there shall be such material adverse market conditions (whether occurring suddenly or gradually between the date of this Prospectus and the closing of the offering) affecting markets generally as in the underwriters' reasonable judgment would make it inadvisable to proceed with the offering, sale or delivery of the shares of Common Stock offered hereby; or (ix) if there shall have been such material adverse change, or any development involving a prospective material adverse change, in the financial condition, net worth or results of operations of the Company since December 31, 1997 or in the business prospects or condition of the Company since the date of this Prospectus, or that materially and adversely impacts the Standby Underwriting Agreement.

     The Company has agreed that, without the prior written consent of the underwriters, it will not offer, sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock (or securities convertible into shares of Common Stock) (collectively, the "Securities") acquired in this offering or held by it as of the date hereof until after the Lock-Up Expiry Date, other than (i) Common

Stock to be sold in this offering, (ii) Company option issuances and sales of Common Stock pursuant to the Plan and (iii) Securities issued as consideration for an acquisition if the party being issued the Securities agrees not to transfer, sell, offer for sale, contract or otherwise dispose of such Securities until after the Lock-Up Expiry Date. The Principal Stockholders, each executive officer and each director of the Company and certain other stockholders, who will in the aggregate own approximately 11,798,351 shares of Common Stock after the completion of this offering and will be deemed to beneficially own an additional 15,625 shares of Common Stock, have agreed with the underwriters that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriters. See "Management -- Equity Compensation Plan" and "Shares Eligible for Future Sale." In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock without the prior written consent of the underwriters. See "Management -- Equity Compensation Plan" and "Shares Eligible for Future Sale."


                                 LEGAL MATTERS


     The validity of the rights and shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) through December 31, 1997 and the period from May 1, 1997 (inception) through December 31, 1997 have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock and Rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock and Rights offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding the Company.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report................................   F-2

Balance Sheets as of December 31, 1997 and September 30,
  1998 (unaudited)..........................................   F-3

Statements of Operations for the period from May 1, 1997
  (inception) through June 29, 1997, the period from June
  30, 1997 (incorporation) through December 31, 1997, the
  period from May 1, 1997 (inception) through December 31,
  1997, the nine months ended September 30, 1998 (unaudited)
  and the period from May 1, 1997 (inception) through
  September 30, 1998 (unaudited)............................   F-4

Statements of Stockholders' Equity (Deficit) for the period
  from May 1, 1997 (inception) through June 29, 1997, the
  period from June 30, 1997 (incorporation) through December
  31, 1997 and the nine months ended September 30, 1998
  (unaudited)...............................................   F-5

Statements of Cash Flows for the period from May 1, 1997
  (inception) through June 29, 1997, the period from June
  30, 1997 (incorporation) through December 31, 1997, the
  period from May 1, 1997 (inception) through December 31,
  1997, the nine months ended September 30, 1998 (unaudited)
  and the period from May 1, 1997 (inception) through
  September 30, 1998 (unaudited)............................   F-6

Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Who? Vision Systems, Inc.:

We have audited the accompanying balance sheet of Who? Vision Systems, Inc. (a development stage enterprise) as of December 31, 1997 and the related statements of operations, stockholders' equity (deficit) and cash flows of Who? Vision Systems (a development stage enterprise), a division of XL Vision, Inc., for the period from May 1, 1997 (inception) through June 29, 1997, and Who? Vision Systems, Inc. (a development stage enterprise) for the period from June 30, 1997 (incorporation) through December 31, 1997, and for the cumulative development stage from May 1, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Who? Vision Systems, Inc. (a development stage enterprise) at December 31, 1997 and the results of operations and cash flows of Who? Vision Systems (a development stage enterprise), a division of XL Vision, Inc., for the period from May 1, 1997 (inception) through June 29, 1997, and Who? Vision Systems, Inc. (a development stage enterprise) for the period from June 30, 1997 (incorporation) through December 31, 1997, and for the cumulative development stage from May 1, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP


Orlando, Florida
April 22, 1998, except for note 10, which is as of July 16, 1998

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS


                                                                                   PRO FORMA
                                                                                 SEPTEMBER 30,
                                                  DECEMBER 31,   SEPTEMBER 30,       1998
                                                      1997           1998         (NOTE 2(C))
                                                  ------------   -------------   -------------
                                                                  (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash..........................................   $      500     $     9,405     $     9,405
  Prepaid expenses..............................        6,734          57,567          57,567
                                                   ----------     -----------     -----------
        Total current assets....................        7,234          66,972          66,972
Property and equipment, net (note 3)............      170,336         789,472         789,472
Capitalized offering costs......................           --         216,356         216,356
Deposits and other..............................       10,136          26,245          26,245
                                                   ----------     -----------     -----------
        Total assets............................   $  187,706     $ 1,099,045     $ 1,099,045
                                                   ==========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............................   $  209,541     $   645,640     $   645,640
  Accrued liabilities:
     Salaries and benefits......................      167,599         559,781         559,781
     Severance costs............................           --          65,000          65,000
     Other......................................       19,776          85,562          85,562
  Due to XL Vision, Inc. (note 7)...............    2,728,448       6,526,383       6,526,383
                                                   ----------     -----------     -----------
        Total current liabilities...............    3,125,364       7,882,366       7,882,366
                                                   ----------     -----------     -----------
Equity purchase option (note 11)................           --       3,000,000              --
                                                   ----------     -----------     -----------
Commitments and contingencies (notes 8, 10 and
  11)
Stockholders' equity (deficit) (notes 4, 6, 8,
  10 and 11):
  Preferred stock, $.01 par value, authorized
     15,000,000 shares:
     Series A preferred stock, (aggregate
        involuntary liquidation preference of
        $-0- and $8,844,922 in 1997 and 1998,
        respectively), designated 8,300,000
        shares, issued and outstanding -0-
        shares in 1997 and 8,258,881 in 1998....           --          82,589              --
     Series B preferred stock, (aggregate
        involuntary liquidation preference of
        $-0- and $4,340,384 in 1997 and 1998,
        respectively), designated 1,400,000
        shares, issued and outstanding -0-
        shares in 1997 and 1,400,000 shares in
        1998....................................           --          14,000              --
     Series C preferred stock, (aggregate
        involuntary liquidation preference of
        $-0- and $18,880,171 in 1997 and 1998,
        respectively), designated 3,800,000
        shares, issued and outstanding -0-
        shares in 1997 and 3,775,000 shares in
        1998....................................           --          37,750              --
  Common stock $.01 par value, authorized
     60,000,000 shares, issued and outstanding
     5,037,031 shares in 1997, 5,147,823 shares
     in 1998 and 18,581,704 shares in pro forma
     as adjusted................................       50,370          51,478         185,817
  Additional paid-in capital....................      251,787      28,649,513      31,649,513
  Accumulated deficit during the development
     stage......................................   (3,239,815)    (38,618,651)    (38,618,651)
                                                   ----------     -----------     -----------
        Total stockholders' equity (deficit)....   (2,937,658)     (9,783,321)     (6,783,321)
                                                   ----------     -----------     -----------
        Total liabilities and stockholders'
           equity (deficit).....................   $  187,706     $ 1,099,045     $ 1,099,045
                                                   ==========     ===========     ===========


                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                 PERIOD FROM     PERIOD FROM     PERIOD FROM                       PERIOD FROM
                                 MAY 1, 1997    JUNE 30, 1997    MAY 1, 1997                       MAY 1, 1997
                                 (INCEPTION)   (INCORPORATION)   (INCEPTION)     NINE MONTHS       (INCEPTION)
                                   THROUGH         THROUGH         THROUGH          ENDED            THROUGH
                                  JUNE 29,      DECEMBER 31,     DECEMBER 31,   SEPTEMBER 30,     SEPTEMBER 30,
                                    1997            1997             1997           1998               1998
                                 -----------   ---------------   ------------   -------------   ------------------
                                 (DIVISIONAL                                     (UNAUDITED)       (UNAUDITED)
                                 OPERATIONS
                                 -- NOTE 1)
Revenue........................   $      --      $        --     $        --    $         --       $         --
Cost of revenue................          --               --              --              --                 --
                                  ---------      -----------     -----------    ------------       ------------
        Gross profit (loss)....          --               --              --              --                 --
                                  ---------      -----------     -----------    ------------       ------------
Operating expenses:
  Selling, general and
     administrative............     123,940        1,440,406       1,564,346       2,803,137          4,367,483
  Research and development
     (notes 8 and 10)..........      58,804        1,540,950       1,599,754       3,209,658          4,809,412
  In-process research and
     development
     (notes 10 and 11).........          --               --              --      29,000,000         29,000,000
                                  ---------      -----------     -----------    ------------       ------------
        Total operating
           expenses............     182,744        2,981,356       3,164,100      35,012,795         38,176,895
                                  ---------      -----------     -----------    ------------       ------------
        Profit (loss) from
           operations..........    (182,744)      (2,981,356)     (3,164,100)    (35,012,795)       (38,176,895)
                                  ---------      -----------     -----------    ------------       ------------
  Interest expense (note 7)....      (1,216)         (74,499)        (75,715)       (366,041)          (441,756)
                                  ---------      -----------     -----------    ------------       ------------
        Profit (loss) before
           income taxes........    (183,960)      (3,055,855)     (3,239,815)    (35,378,836)       (38,618,651)
Income tax expense (benefit)
  (note 5).....................          --               --              --              --                 --
                                  ---------      -----------     -----------    ------------       ------------
        Net profit (loss)......   $(183,960)     $(3,055,855)    $(3,239,815)   $(35,378,836)      $(38,618,651)
                                  =========      ===========     ===========    ============       ============
Net profit (loss) subsequent to
  incorporation (notes 1 and
  2)...........................                  $(3,055,855)                   $(35,378,836)
                                                 ===========                    ============
Net profit (loss) per common
  share subsequent to
  incorporation
  (notes 1 and 2):
     Basic.....................                  $     (2.46)                   $      (6.97)
                                                 ===========                    ============
     Diluted...................                  $     (2.46)                   $      (6.97)
                                                 ===========                    ============
Weighted average number of
  common shares outstanding....                    1,241,467                       5,076,980


                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                     PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK
                                        SERIES A              SERIES B              SERIES C            COMMON STOCK
                                   -------------------   -------------------   -------------------   -------------------
                                    SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                   ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at May 1, 1997
  (inception)....................         --   $    --          --   $    --          --   $    --          --   $    --
Net profit (loss)................         --        --          --        --          --        --          --        --
                                   ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at June 29, 1997........         --        --          --        --          --        --          --        --
Issuance of common stock to XL
  Vision upon incorporation at
  $.008 per share................         --        --          --        --          --        --       1,250        10
Issuance of common stock to XL
  Vision for cash at $.06 per
  share (note 7).................         --        --          --        --          --        --   4,223,281    33,786
Grant of common stock to officers
  as compensation at $.06 per
  share (note 6).................         --        --          --        --          --        --     750,000     6,000
Grant of common stock to The
  Phoenix Group, Inc. at $.06 per
  share (note 8).................         --        --          --        --          --        --      62,500       625
Five for four common stock split
  (note 9).......................         --        --          --        --          --        --          --     9,949
Net profit (loss)................         --        --          --        --          --        --          --        --
                                   ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at December 31, 1997....         --        --          --        --          --        --   5,037,031    50,370
Sale of Series A preferred stock
  for cash at $1.00 per share
  (notes 4 and 10) (unaudited)...  8,258,881    82,589          --        --          --        --          --        --
Sale of Series B preferred stock
  for cash at $3.00 per share
  (notes 4 and 10) (unaudited)...         --        --   1,400,000    14,000          --        --          --        --
Exercise of stock options for
  cash at an average of $1.11 per
  share (unaudited)..............         --        --          --        --          --        --      81,250       812
Grant of common stock to The
  Phoenix Group, Inc. at an
  average of $1.40 per share
  (note 8) (unaudited)...........         --        --          --        --          --        --      29,542       296
Issuance of Series C preferred
  stock at $5.00 per share (note
  11) (unaudited)................         --        --          --        --   3,775,000    37,750          --        --
Reclassification of equity
  purchase option (note 11)
  (unaudited)....................         --        --          --        --          --        --          --        --
Net profit (loss) (unaudited)....         --        --          --        --          --        --          --        --
                                   ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at September 30, 1998
  (unaudited)....................  8,258,881   $82,589   1,400,000   $14,000   3,775,000   $37,750   5,147,823   $51,478
                                   =========   =======   =========   =======   =========   =======   =========   =======

                                                 ACCUMULATED
                                                   DEFICIT
                                   ADDITIONAL     DURING THE
                                     PAID-IN     DEVELOPMENT
                                     CAPITAL        STAGE          TOTAL
                                   -----------   ------------   ------------
Balances at May 1, 1997
  (inception)....................  $        --   $         --   $         --
Net profit (loss)................           --       (183,960)      (183,960)
                                   -----------   ------------   ------------
Balances at June 29, 1997........           --       (183,960)      (183,960)
Issuance of common stock to XL
  Vision upon incorporation at
  $.008 per share................           --             --             10
Issuance of common stock to XL
  Vision for cash at $.06 per
  share (note 7).................      219,611             --        253,397
Grant of common stock to officers
  as compensation at $.06 per
  share (note 6).................       39,000             --         45,000
Grant of common stock to The
  Phoenix Group, Inc. at $.06 per
  share (note 8).................        3,125             --          3,750
Five for four common stock split
  (note 9).......................       (9,949)            --             --
Net profit (loss)................           --     (3,055,855)    (3,055,855)
                                   -----------   ------------   ------------
Balances at December 31, 1997....      251,787     (3,239,815)    (2,937,658)
Sale of Series A preferred stock
  for cash at $1.00 per share
  (notes 4 and 10) (unaudited)...    8,176,292             --      8,258,881
Sale of Series B preferred stock
  for cash at $3.00 per share
  (notes 4 and 10) (unaudited)...    4,186,000             --      4,200,000
Exercise of stock options for
  cash at an average of $1.11 per
  share (unaudited)..............       89,188             --         90,000
Grant of common stock to The
  Phoenix Group, Inc. at an
  average of $1.40 per share
  (note 8) (unaudited)...........      108,996             --        109,292
Issuance of Series C preferred
  stock at $5.00 per share (note
  11) (unaudited)................   18,837,250             --     18,875,000
Reclassification of equity
  purchase option (note 11)
  (unaudited)....................   (3,000,000)            --     (3,000,000)
Net profit (loss) (unaudited)....           --    (35,378,836)   (35,378,836)
                                   -----------   ------------   ------------
Balances at September 30, 1998
  (unaudited)....................  $28,649,513   $(38,618,651)  $ (9,783,321)
                                   ===========   ============   ============


                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS


                                                  PERIOD
                                                   FROM         PERIOD FROM     PERIOD FROM                     PERIOD FROM
                                                MAY 1, 1997    JUNE 30, 1997    MAY 1, 1997                     MAY 1, 1997
                                                (INCEPTION)   (INCORPORATION)   (INCEPTION)     NINE MONTHS     (INCEPTION)
                                                  THROUGH         THROUGH         THROUGH          ENDED          THROUGH
                                                 JUNE 29,      DECEMBER 31,     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1997            1997             1997           1998            1998
                                                -----------   ---------------   ------------   -------------   -------------
                                                (DIVISIONAL                                     (UNAUDITED)     (UNAUDITED)
                                                OPERATIONS
                                                -- NOTE 1)
Cash flows from development stage activities:
  Net profit (loss)...........................   $(183,960)     $(3,055,855)    $(3,239,815)   $(35,378,836)   $(38,618,651)
  Adjustments to reconcile net profit (loss)
    to net cash used in operating activities:
      Depreciation and amortization...........         105           18,777          18,882          89,644         108,526
      Non-cash compensation -- issuance of
         common stock.........................          --           45,000          45,000              --          45,000
      Non-cash consideration for software
         license -- issuance of common
         stock................................          --            3,750           3,750         109,292         113,042
      Non-cash considersation -- issuance of
         preferred stock for in-process
         research and development.............          --               --              --      18,875,000      18,875,000
      Changes in operating assets and
         liabilities:
         Prepaid expenses.....................          --           (6,734)         (6,734)        (50,833)        (57,567)
         Deposits.............................          --          (10,136)        (10,136)        (16,109)        (26,245)
         Accounts payable.....................      71,102          138,439         209,541         436,099         645,640
         Accrued liabilities..................      38,391          148,984         187,375         522,968         710,343
                                                 ---------      -----------     -----------    ------------    ------------
         Net cash used in operating
           activities.........................     (74,362)      (2,717,775)     (2,792,137)    (15,412,775)    (18,204,912)
                                                 ---------      -----------     -----------    ------------    ------------
Cash flows from investing activities:
  Purchases of property and equipment.........     (51,336)        (137,882)       (189,218)       (708,780)       (897,998)
                                                 ---------      -----------     -----------    ------------    ------------
Cash flows from financing activities:
  Net borrowings from XL Vision, Inc..........     125,698        2,602,750       2,728,448       3,797,935       6,526,383
  Sale of common stock........................          --          253,407         253,407          90,000         343,407
  Sale of preferred stock.....................          --               --              --      12,458,881      12,458,881
  Capitalized offering costs..................          --               --              --        (216,356)       (216,356)
                                                 ---------      -----------     -----------    ------------    ------------
         Net cash provided by financing
           activities.........................     125,698        2,856,157       2,981,855      16,130,460      19,112,315
                                                 ---------      -----------     -----------    ------------    ------------
         Net increase in cash.................          --              500             500           8,905           9,405
Cash -- beginning of period...................          --               --              --             500              --
                                                 ---------      -----------     -----------    ------------    ------------
Cash -- end of period.........................   $      --      $       500     $       500    $      9,405    $      9,405
                                                 =========      ===========     ===========    ============    ============


                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED



(1) ORGANIZATION

     Who? Vision Systems, Inc. (a development stage enterprise) ("Who? Vision" or the "Company") is a Delaware corporation. Prior to the incorporation of the Company on June 30, 1997, the Company's business was conducted as the Who? Vision Systems Division (the "Division") of XL Vision, Inc. ("XL Vision").

     On June 30, 1997, the assets and liabilities of the Division were contributed to the Company, which was a wholly-owned subsidiary of XL Vision. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the assets and liabilities were recorded at their historical book value. As of the date of incorporation, the Division had assets of $51,231, assumed liabilities of $235,191 and had an accumulated deficit of $183,960. The Company assumed a liability to XL Vision totaling $125,688 after $10 in consideration for the issuance of 1,250 shares of common stock. Operations of the Company subsequent to incorporation have been funded by loans from XL Vision (see note 7).


     On January 14, 1998, the Company entered into an agreement with XL Vision for the transfer of certain technology that will be used by the Company in the sale of its products for $10.0 million (see note 10). In February 1998, the Company raised $8,258,881 from a private equity placement. The proceeds were used to fund the repayment of amounts due to XL Vision.


     The accompanying financial statements for the period from May 1, 1997 (inception) through June 29, 1997 reflect operations within XL Vision. Significant management assumptions were made in allocating indirect costs from XL Vision in order to present the balance sheet and statement of operations for that period. The Company was allocated all incremental costs and certain indirect or common costs based upon the proportional value of all expenses incurred by XL Vision. Management of the Company believes the allocated costs reasonably reflect the costs of the entity as if it were on a stand alone basis.

     From inception on May 1, 1997, the Company has devoted substantially all of its resources to developing its TactileSense(Trademark) fingerprint identification technology which it intends to manufacture and distribute to various markets through strategic partners. In order to fulfill its manufacturing and distribution requirements, the Company has selected original equipment manufacturing partners which provide existing global sales, manufacturing and distribution infrastructures in the Company's target markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) DEVELOPMENT STAGE

     From the inception of the Company on May 1, 1997, the Company was considered to be in the development stage as defined by the Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." Until the Company begins to realize significant revenue associated with its planned operations, the Company will be considered in the development stage.

  (b) MANAGEMENT'S PLANS


     At September 30, 1998, the Company had a working capital deficiency of $7,815,394 and a stockholders' deficit of $6,783,321. Management expects additional working capital requirements as the Company continues its marketing and development efforts leading to initial revenues from its products. The Company's business plans anticipate reliance on manufacturing and distribution of its products through two or more companies. In addition, to support the Company's future cash needs, it may consider additional debt or equity financing. XL Vision has agreed to fund the Company's operations for at least eighteen months from March 31, 1998 or until the successful completion of the

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Company's initial public offering ("IPO"). Although management believes that its IPO will be successful, there can be no assurances that it will be achieved or that the Company will be successful in raising other financing. The Company anticipates that net proceeds from its planned IPO of common stock (see note 10) will be sufficient to satisfy its operating cash needs for at least eighteen months following the IPO. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its marketing and development activities.

  (c) INTERIM FINANCIAL INFORMATION


     The financial statements for the period ended September 30, 1998 are unaudited but reflect adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

     The pro forma balance sheet as of September 30, 1998 reflects the conversion of preferred stock, to common stock, including the equity purchase option on Series C preferred stock.


  (d) REVENUE RECOGNITION

     The Company will recognize revenue in accordance with the terms of the sale, generally as products are shipped by the Company to its customers.

  (e) DEPRECIATION AND AMORTIZATION

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets which are generally 5 years for engineering and manufacturing equipment and 3-7 years for all other assets.


  (f) CAPITALIZED OFFERING COSTS

     Capitalized offering costs consist of legal and accounting fees and other related expenses in connection with the Company's proposed IPO (see note 10). Should the IPO prove unsuccessful, these costs, as well as any additional expenses to be incurred, will be charged to operations.

  (g) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. In-process research and development costs in 1998 includes a one-time technology fee payable to XL Vision in the amount of $10.0 million and purchased technology licenses acquired in the amount of $19.0 million (see note 11).

  (h) INCOME TAXES


     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prior to June 30, 1997, the Company operated as a division of XL Vision.


  (i) STOCK-BASED COMPENSATION


     SFAS No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


  (j) USE OF ESTIMATES


     The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates. In particular, as further described in note 1, significant assumptions were made to allocate indirect costs from XL Vision to Who? Vision for the period prior to incorporation.


  (k) NET PROFIT (LOSS) PER SHARE

     Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders by the weighted average number of shares of common stock outstanding. As of December 31, 1997 and September 30, 1998, the Company's options (286,250 at December 31, 1997 and 901,425 at September 30, 1998) and convertible preferred stock (8,258,881 at December 31, 1997 and 18,581,704 at September 30, 1998) (see notes 4 and 6), have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal. Calculation of net profit (loss) per share is based upon operations subsequent to the initial capitalization (incorporation) of the Company on June 30, 1997.

     Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock and common stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

  (l) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying value of cash, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments.

(3) PROPERTY AND EQUIPMENT


     The following is a summary of property and equipment:

                                                         DECEMBER 31,      SEPTEMBER 30,
                                                             1997              1998
                                                         ------------      -------------
                                                                            (UNAUDITED)
Office and computer equipment......................        $119,732          $323,895
Furniture and fixtures.............................          12,169           409,298
Engineering and manufacturing equipment............          57,317           109,572
Leasehold improvements.............................              --            48,229
                                                           --------          --------
                                                            189,218           890,994
Less: accumulated depreciation and amortization....         (18,882)         (101,522)
                                                           --------          --------
Property and equipment, net........................        $170,336          $789,472
                                                           ========          ========

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(4) PREFERRED STOCK

     As of December 31, 1997, the Company had authorized the issuance of 10,000,000 shares of preferred stock and had designated 8,300,000 as Series A shares (see note 10).

     SERIES A -- Each share of Series A preferred stock is convertible into one share of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series A preferred stock outstanding. The Series A preferred stock is automatically converted into common stock upon a qualified initial public offering of at least $10,000,000 with a Company valuation of at least $35,000,000 or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc. ("Safeguard") (see note 10). The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company. The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial year) from January 14, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation.

     SERIES B -- Each share of Series B preferred stock is convertible into one share of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series B preferred stock outstanding. The Series B preferred stock is required to be converted upon a qualified initial public offering of at least $10,000,000 with a Company valuation of at least $35,000,000 or a public rights offering of the Company to shareholders of Safeguard (see note 10). The Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $3.00 per share plus an additional $.30 for each year per year from May 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation. Series B shares are on parity with Series A shares.


     SERIES C -- Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series C preferred stock outstanding. The Series C preferred stock is required to be converted upon a qualified initial public offering of at least $10 million with a Company valuation of at least $35 million or a public rights offering of the Company to shareholders of Safeguard (see note 11). The Series C shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $5.00 per share plus an additional $.50 for each year from September 30, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation. Series C shares are on parity with Series A shares.


(5) INCOME TAXES


     Prior to June 30, 1997 (incorporation), the Company operated as a division of XL Vision and as such was not directly subject to income taxes. The results of the Company's operations are included in the consolidated income tax return of XL Vision for the period from May 1, 1997 through June 29, 1997. The Company's net operating loss carryforward of approximately $2,824,000 was generated for losses incurred only during the period from June 30, 1997 (incorporation) through December 31, 1997. This tax carryforward is available to offset future taxable income through 2012. Because the Company is a development stage enterprise, deferred tax benefits generated by deferred tax assets are offset by a corresponding valuation allowance.


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(5) INCOME TAXES -- (CONTINUED)

     Significant components of the Company's deferred income tax assets and liability are as follows:

                                                             DECEMBER 31,
                                                                 1997
                                                             ------------
Deferred tax assets:
  Net operating loss carryforward......................       $  960,161
  Intangible assets....................................           69,275
  Accrued liabilities..................................           12,889
                                                              ----------
     Deferred tax assets...............................        1,042,325
Deferred tax liability:
  Depreciation.........................................           (5,950)
                                                              ----------
     Total.............................................        1,036,375
Less valuation allowance for deferred tax assets.......       (1,036,375)
                                                              ----------
     Deferred tax asset (liability), net...............       $       --
                                                              ==========

     The difference between the "expected" tax benefit (computed by applying the federal corporate income rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(6) STOCK PLAN


     In September 1997, the Company adopted an equity compensation plan (the "Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 2,400,000 shares of authorized but unissued common stock. Stock options granted have a maximum term of ten years and have vesting schedules which are at the discretion of the Compensation Committee of the Board of Directors and determined on the effective date of the grant. The Plan allows the Compensation Committee to change a vesting schedule after the date of grant and allows for the exercise prior to vesting.


     A total of 750,000 shares were granted to officers as compensation out of the Plan in 1997.

     A summary of option transactions follows:


                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                            RANGE OF    WEIGHTED    REMAINING
                                                            EXERCISE    AVERAGE    CONTRACTUAL
                                                             PRICES     EXERCISE      LIFE
                                                 SHARES    PER SHARE     PRICE     (IN YEARS)
                                                --------   ----------   --------   -----------
Balance outstanding June 30, 1997
  (incorporation).............................        --   $       --    $  --
  Granted.....................................   286,250          .80      .80
                                                --------
Balance outstanding December 31, 1997.........   286,250   $      .80    $ .80        9.92
                                                ========   ==========    =====        ====
  Granted.....................................   854,175   $1.00-5.00    $1.93
  Exercised...................................   (81,250)    .80-2.00     1.11
  Canceled....................................  (157,750)    .80-1.00      .81
                                                --------
Balance outstanding September 30, 1998........   901,425   $ .80-5.00    $1.85        9.60
                                                ========   ==========    =====        ====

     At December 31, 1997 and September 30, 1998, there were -0- and 34,333 shares exercisable, respectively. The weighted average exercise price for shares exercisable at September 30, 1998 was $1.99.

                            WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(6) STOCK PLAN -- (CONTINUED)

     At December 31, 1997 and September 30, 1998, 588,750 and 667,325 shares were available for grant under the Plan, respectively.


     The per share weighted-average fair value of stock options granted during 1997 was $-0- on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 5.94%, and an expected life of 6.75 years. No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company prior to becoming a public entity as prescribed by SFAS No. 123.


     All stock options granted through December 31, 1997 have been granted to directors or employees. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the 1997 financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would not have increased since the exercise price of the options was significantly greater than the fair market values on the dates of the grants.


(7) RELATED PARTY TRANSACTIONS


     Prior to January 1998, personnel and other administrative services were provided by XL Vision and allocated to Who? Vision. Effective January 1, 1998, the Company entered into an administrative services agreement with XL Vision which allows for cost-based administrative charges based upon actual hours incurred. Administrative service fees incurred between May 1, 1997 (inception) and December 31, 1997 and for the nine months ended September 30, 1998 were approximately $420,000 and $432,000, respectively.

     As of December 31, 1997 and September 30, 1998, the Company owed XL Vision $2,728,448 and $6,526,383, respectively. The advances from XL Vision as of December 31, 1997 were made pursuant to a loan agreement entered into in November 1997 and as of September 30, 1998 were made pursuant to such loan agreement and a note payable issued on January 14, 1998. The loan agreement bears interest at prime plus 1% (9.5% at December 31, 1997 and 9.25% at September 30, 1998). The note payable bears interest at 7%. Intercompany interest charges for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) through December 31, 1997 and the nine months ended September 30, 1998 were $1,216, $74,499 and $366,041, respectively.

     The average outstanding balance due to XL Vision for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) to December 31, 1997 and the

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(7) RELATED PARTY TRANSACTIONS -- (CONTINUED)


nine months ended September 30, 1998 was $51,980, $1,563,845 and $6,280,573,
respectively. An analysis of amounts due to XL Vision is summarized as follows:



Amounts due to XL Vision at May 1, 1997.....................      $        --
  Allocation of costs and funding of working capital to the
     Company................................................          125,698
  Consideration for 1,250 shares of common stock at June 30,
     1997...................................................              (10)
                                                                  -----------
Amount due to XL Vision at June 30, 1997 (incorporation)....          125,688
  Allocation of costs and funding of working capital to the
     Company................................................        2,856,157
  Consideration for 4,223,281 shares of common stock issued
     to XL Vision...........................................         (253,397)
                                                                  -----------
Amounts due to XL Vision at December 31, 1997...............        2,728,448
  Allocation of costs and funding of working capital to the
     Company................................................        6,346,816
  Transfer of technology (note 10)..........................       10,000,000
  Cash transferred to XL Vision.............................      (12,548,881)
                                                                  -----------
Amounts due to XL Vision at September 30, 1998..............      $ 6,526,383
                                                                  ===========


(8) COMMITMENTS AND CONTINGENCIES

     Agreement with The Phoenix Group, Inc. On November 5, 1997, the Company entered into a software license agreement with The Phoenix Group, Inc. The agreement provides for the Company to buy up to a total of 55.1 million licenses through December 31, 2002 with one year renewal terms thereafter. The agreement includes an upfront payment of $200,000 and issuance of 62,500 shares (at $.06 per common share) of the Company's common stock. As a result of this agreement, the Company recognized $203,750 of research and development expenses for the period from June 30, 1997 (incorporation) through December 31, 1997.


     The agreement also contains a provision which requires the Company to issue additional common stock to The Phoenix Group, Inc. equal to one-half of one percent (0.5%) of the number of issued and outstanding shares of the Company's combined common and preferred stock that exceeds 12,500,000 shares. During the nine months ended September 30, 1998, there were 29,542 additional shares issuable to The Phoenix Group, Inc. based upon this provision. The Company recognized expense of $109,292 related to the issuance of these shares as additional research and development expense.


     Voluntary Employee Savings 401(k) Plan. The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full-time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were approximately $14,000 for the period from May 1, 1997 (inception) through December 31, 1997.

(9) STOCK SPLIT

     On January 14, 1998, the Company authorized a five-for-four common stock split. Stock options outstanding and common shares outstanding have been adjusted to retroactively reflect the effect of this stock split.

(10) SUBSEQUENT EVENTS


     Lease Commitment. On January 8, 1998, the Company entered into a five year lease for office space beginning May 18, 1998. The lease provides for a monthly base rent of approximately $22,000 and for allocations of direct expense charges for building upkeep, maintenance and property taxes.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED


(10) SUBSEQUENT EVENTS -- (CONTINUED)


     Technology Fee. On January 14, 1998, the Company entered into an agreement with XL Vision for the transfer of certain technology that will be used by the Company in the sale of its products for $10,000,000. The Company expensed the cost of this technology as in-process research and development expense during the nine months ended September 30, 1998.


     Initial Public Offering. On April 21, 1998, the Company's Board of Directors authorized the filing of a registration statement on Form S-1. The IPO will be conducted as a rights offering primarily to Safeguard's stockholders and will result in the expected sale of 6,500,000 new shares of common stock.

     Equity. The Company sold 8,258,881 shares of convertible Series A preferred stock in an offering based upon a private placement memorandum dated January 14, 1998 for $1.00 per share.


     On May 21, 1998, the Company authorized an additional 5,000,000 shares of preferred and an additional 20,000,000 shares of common stock.

     On May 21, 1998 and June 16, 1998, the Company authorized an increase in the Company's equity compensation plan of 300,000 and 475,000 shares, respectively, bringing the aggregate number of shares authorized under the plan to 2,400,000 (note 6).

     In May 1998, the Compensation Committee of the board of directors of the Company approved the exercise of outstanding stock options for certain executives of the Company prior to their scheduled vesting date. Any shares issued pursuant to an exercise prior to the scheduled vesting date are subject to restrictions on transfer until such shares are vested, and in the event the executive ceases to be employed by the Company prior to vesting of the shares obtained upon exercise, the Company may repurchase any unvested shares at the lesser of the exercise price and the then fair value of the common shares.

     Between May 21 and June 3, 1998, the Company designated 1,400,000 shares of preferred stock as Series B and sold those shares for $3.00 per share.

     Management Services Fee. Effective May 18, 1998, the Company entered into an agreement which requires accrual of a management services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the majority shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues subject to an annual minimum of $100,000 and an annual limit of $300,000. The fee is accrued monthly but is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through May 18, 2003 and continues thereafter unless terminated by any party.


     Major Suppliers and Distributors. On July 1, 1998 and July 16, 1998, the Company finalized agreements with two Taiwanese companies, Silitek Corporation and SPOT Technology, Inc., respectively, to serve as contract manufacturers of the Company's products.


     On July 1, 1998, July 16, 1998 and July 9, 1998, respectively, the Company finalized separate distribution agreements with two Taiwanese companies, Silitek Corporation and SPOT, Inc., a subsidiary of Mag Technology Co., Ltd., and a related party, Integrated Visions, Inc. Pursuant to these agreements, these companies will purchase products from the Company and integrate them into other products to be sold through various channels.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED



(11) TECHNOLOGY LICENSES -- (UNAUDITED)

     On September 15, 1998, the Company designated 3,800,000 shares of preferred stock as Series C and issued those shares for technology licenses and related fees as discussed below.

     Effective September 30, 1998, the Company reached agreements with Koninklijke Philips Electronics N.V. ("Philips") for the transfer and license from Philips of certain technology, valued at $18,500,000 and in exchange issued 3,700,000 shares of Series C preferred stock. The sale of Series C preferred stock, included a buyback provision to repurchase 600,000 preferred shares at $5.00 per share which is triggered if the Company's IPO is not declared effective on or before March 31, 1999. The value of the buyback provision of $3,000,000 is reflected in the accompanying balance sheet outside of stockholders' equity as "equity purchase option." The Company, as an alternative to this buyback provision, may at its discretion choose to lose its exclusivity under the technology transfer agreement. Also under these agreements the Company has entered into long-term development arrangements for commercialization of the technology and a purchase agreement to supply components. In addition, the Company is obligated to pay Philips a quarterly royalty of 5% of net sales of the Company's products to Philips.

     The Company also incurred fees related to this transaction which totaled $500,000. The Company issued 75,000 shares of Series C preferred stock to satisfy $375,000 of this obligation. The remaining $125,000 of the obligation is included in accounts payable in the accompanying balance sheets as of September 30, 1998.

     The Company has expensed the costs related to these technology licenses and related fees as in-process research and development expense for the nine months ended September 30, 1998 as the technology is under development and has no alternative future uses.

                                  THE FUTURE OF
                             PERSONAL AUTHENTICATION


                                    [ARTWORK]



                                     [LOGO]



          Our lives are becoming increasingly entwined with the machines that serve us. As telephones communicate with personal digital assistants, personal digital assistants link to the Internet/e-mail, and the Internet/e-mail connects to personal bank accounts and corporate enterprises, the need for a higher level of security arises at each juncture. Who? Vision believes that its TactileSense technology will in the future enable machines such as computers, cellular phones, home security systems, automobiles, television remote controls, point of sale devices and personal digital assistants to recognize us by our unique physical characteristics, thus adding security and convenience for the emerging digital world.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary..................      3
Risk Factors........................      8
The Offering........................     18
Federal Income Tax Consequences.....     22
Use of Proceeds.....................     23
Dividend Policy.....................     23
Capitalization......................     24
Dilution............................     25
Selected Financial Data.............     26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     27
Business............................     32
Management..........................     46
Certain Transactions................     52
Principal and Selling
  Stockholders......................     54
Description of Capital Stock........     56
Shares Eligible for Future Sale.....     58
Underwriting........................     60
Legal Matters.......................     62
Experts.............................     62
Additional Information..............     62
Index to Financial Statements.......    F-1

                         ------------------------------

     UNTIL                , 1998 (25 DAYS AFTER THE EXPIRATION DATE), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



================================================================================


                                6,825,000 SHARES

                             (AND RIGHTS TO ACQUIRE
                        UP TO 6,500,000 OF SUCH SHARES)



                                  WHO? VISION
                                 SYSTEMS, INC.


                                  COMMON STOCK



                             ---------------------
                                   PROSPECTUS
                             ---------------------




                             ROBERT W. BAIRD & CO.
                                  INCORPORATED


                          JANNEY MONTGOMERY SCOTT INC.


                                          , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution


     The expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:



Securities and Exchange Commission registration fee.........  $ 11,026
NASD filing fee.............................................     4,237
Nasdaq filing fee...........................................   100,000
Printing and engraving expenses.............................   175,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................   200,000
Blue Sky fees and expenses (including legal fees)...........    25,000
Transfer agent and rights agent and registrar fees and
  expenses..................................................    25,000
Miscellaneous...............................................   209,737
                                                              --------
        Total...............................................  $950,000





     All expenses are estimated except for the SEC fee and the NASD fee.

ITEM 14.  Indemnification of Directors and Officers

     The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's By-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

     The Standby Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of Standby Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15.  Recent Sales of Unregistered Securities

     In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

     Since its inception, the Company has issued to employees and certain other persons (i) an aggregate of 5,122,698, shares of Common Stock, including 825,000 shares issued pursuant to the Company's 1997 Equity Compensation Plan, (ii) an aggregate of 8,258,881 shares of Series A Preferred Stock, at a price of $1.00 per share and (iii) an aggregate of 1,400,000 shares of Series B Preferred Stock, at a price of $3.00 per share. All of such sales were made under the exemption from registration provided under Section 4(2) of the Act.

     Pursuant to the Company's 1997 Equity Compensation Plan, the Company has granted since inception (i) options to purchase a total of 706,425 shares of Common Stock at a weighted average exercise price of $1.50 per share and (ii) 750,000 shares of restricted Common Stock to its employees and certain other persons. Options for 75,000 shares have been exercised. For a more detailed description of the Company's Equity Compensation Plan, see "Management -- Equity Compensation Plan" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Act.


     On September 30, 1998 the Company issued an aggregate of 3,775,000 shares of Series C Preferred Stock to third party entities in consideration of the transfer of technology and certain other obligations. Such shares were valued at $5.00 per share. The issuance of such shares was made under the exemption from registration provided under Section 4(2) of the Act.

ITEM 16.  Exhibits and Financial Statement Schedules

(A) EXHIBITS:


EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------
      1.1       Form of Standby Underwriting Agreement.*
      3.1       Amended and Restated Certificate of Incorporation of the
                Company.**
      3.2       Amended and Restated By-laws of the Company.**
      5.1       Opinion of Morgan, Lewis & Bockius LLP.***
      8.1       Opinion of Morgan, Lewis & Bockius LLP regarding tax
                matters.***
     10.1       1997 Equity Compensation Plan of the Company.**
     10.2       Lease Agreement, dated as of January 8, 1998, between the
                Company and Olen Properties Corp.**
     10.3       Manufacturing Agreement, dated as of July 16, 1998, between the Company and SPOT Technology, Inc.*+
     10.4       Distribution Agreement, dated as of July 16, 1998, between the Company and SPOT, Inc.*+
     10.5       Manufacturing Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.*+
     10.6       Distribution Agreement, dated as of July 1, 1998, between
                the Company and Silitek Corporation.*+
     10.7       Administrative Services Agreement, dated as of May 21, 1998, among the Company, XL Vision, and Safeguard.**
     10.8       Direct Charge Administrative Services Agreement, dated as of
                December 9, 1997, between the Company and XL Vision.**
     10.9       Value Added Reseller Agreement, dated as of July 9, 1998,
                between the Company and Integrated Visions.*+
     10.10      Purchase Agreement, dated as of September 30, 1998, between the Company and Philips Electronics North America
                Corporation.*+
     10.11      Supply Agreement, dated as of September 29, 1998, between
                the Company and Philips Flat Panel Display Co. B.V.*+
     10.12      Technology Transfer Agreement, dated as of September 30,
                1998, between the Company and Philips Flat Panel Display Co.
                B.V.*+
     10.13      Technology Services Agreement, dated as of September 30,
                1998, between the Company and Philips Flat Panel Display Co.
                B.V.*+
     10.14      License Agreement, dated as of September 30, 1998 between
                the Company and Koninklijke Philips Electronics N.V.*+
     10.15      Professional Services Framework Agreement, dated as of
                September 30, 1998, among the Company, Cadence Design
                Systems Limited and Philips Flat Panel Display Co. B.V.*+

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------
     10.16      Investment Agreement, dated as of September 30, 1998,
                between the Company and Koninklijke Philips Electronics
                N.V.*
     10.17      Services and Stock Purchase Agreement, dated as of September
                30, 1998, among the Company, Philips Flat Panel Display Co.
                B.V. and A3 Ventures Incorporated.*
     21.1       Subsidiaries of the Registrant.**
     23.1       Consent of KPMG Peat Marwick LLP*
     23.2       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 5.1).***
     23.3       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 8.1).***
     24.1       Power of Attorney (included on signature page).**
     27.1       Financial Data Schedule.*


------------------


  * Filed herewith.
 ** Previously filed.
*** To be filed by amendment.
  + Confidential Treatment requested. The entire agreement will be filed separately with the Securities and Exchange Commission.


     (B) FINANCIAL STATEMENT SCHEDULES

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, California on October 30, 1998.



                                          WHO? VISION SYSTEMS, INC.

                                          By: /s /  ALEXANDER G. DICKINSON
                                             -----------------------------------
                                             Alexander G. Dickinson, Ph.D.
                                             Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                               TITLE                          DATE
          ---------                               -----                          ----
/s/   ALEXANDER G. DICKINSON     Chief Executive Officer and Director       October 30, 1998
-----------------------------    (Principal Executive Officer)
Alexander G. Dickinson, Ph.D.

/s/   JAMES W. KERRIGAN          Chief Financial Officer (Principal         October 30, 1998
-----------------------------    Financial and Accounting Officer)
James W. Kerrigan

                *                Chairman of the Board                      October 30, 1998
-----------------------------
John S. Scott, Ph.D.

                *                Director                                   October 30, 1998
-----------------------------
Edward Anderson

                *                Director                                   October 30, 1998
-----------------------------
Charles A. Root

                *                Director                                   October 30, 1998
-----------------------------
Walter W. Buckley, III

                *                Director                                   October 30, 1998
-----------------------------
James Ionson

                *                Director                                   October 30, 1998
-----------------------------
Alex W. Hart

                *                Director                                   October 30, 1998
-----------------------------
Christopher Moller

*By: /s/  JAMES W. KERRIGAN
     -----------------------
      James W. Kerrigan
      as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                          DESCRIPTION                           PAGE NO.
--------------                          -----------                           --------
      1.1       Form of Standby Underwriting Agreement.*

      3.1       Amended and Restated Certificate of Incorporation of the
                Company.**

      3.2       Amended and Restated By-laws of the Company.**

      5.1        Opinion of Morgan, Lewis & Bockius LLP.***

      8.1 Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.***

     10.1       1997 Equity Compensation Plan of the Company.**

     10.2       Lease Agreement, dated as of January 8, 1998, between the
                Company and Olen Properties Corp.**

     10.3 Manufacturing Agreement, dated as of July 16, 1998, between the Company and SPOT Technology, Inc.*+

     10.4 Distribution Agreement, dated as of July 16, 1998, between the Company and SPOT, Inc.*+

     10.5 Manufacturing Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.*+

     10.6 Distribution Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.*+

     10.7 Administrative Services Agreement, dated as of May 21, 1998, among the Company, XL Vision, and Safeguard.**

     10.8       Direct Charge Administrative Services Agreement, dated as of
                December 9, 1997, between the Company and XL Vision.**

     10.9 Value Added Reseller Agreement, dated as of July 9, 1998, between the Company and Integrated Visions.*+

    10.10 Purchase Agreement, dated as of September 30, 1998, between the Company and Philips Electronics North America
                Corporation.*+

    10.11 Supply Agreement, dated as of September 29, 1998, between the Company and Philips Flat Panel Display Co. B.V.*+

    10.12       Technology Transfer Agreement, dated as of September 30,
                1998, between the Company and Philips Flat Panel Display Co.
                B.V.*+

    10.13       Technology Services Agreement, dated as of September 30,
                1998, between the Company and Philips Flat Panel Display Co.
                B.V.*+

    10.14 License Agreement, dated as of September 30, 1998, between the Company and Koninklijke Philips Electronics N.V.*+

    10.15       Professional Services Framework Agreement, dated as of
                September 30, 1998, among the Company, Cadence Design
                Systems Limited and Philips Flat Panel Display Co. B.V.*+

    10.16 Investment Agreement, dated as of September 30, 1998, between the Company and Koninklijke Philips Electronics
                N.V.*

EXHIBIT NUMBER                          DESCRIPTION                           PAGE NO.
--------------                          -----------                           --------
    10.17       Services and Stock Purchase Agreement, dated as of September
                30, 1998, among the Company, Philips Flat Panel Display Co.
                B.V. and A3 Ventures Incorporated.*

     21.1       Subsidiaries of the Registrant.**

     23.1       Consent of KPMG Peat Marwick LLP*

     23.2       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 5.1).***

     23.3       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 8.1).***

     24.1       Power of Attorney (included on signature page).**

     27.1       Financial Data Schedule.*
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
  *  Filed herewith.
 **  Previously filed.
***  To be filed by amendment.
  + Confidential treatment requested. The entire agreement will be filed separately with the Securities and Exchange
     Commission.
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